 As filed with the Securities and Exchange Commission on October 10, 2000
                                                     Registration No. 333-42146
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                              -------------------

                             AMENDMENT NO. 3
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                              -------------------
                               SYNPLICITY, INC.
            (Exact name of Registrant as specified in its charter)
                              -------------------

           California                             7372                            77-0368779
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                               935 Stewart Drive
                              Sunnyvale, CA 94086
                                (408) 215-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              -------------------
                               Douglas S. Miller
             Vice President of Finance and Chief Financial Officer
                               935 Stewart Drive
                              Sunnyvale, CA 94086
                                (408) 215-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------
                 Please send copies of all communications to:

              Robert P. Latta, Esq.                               Peter T. Healy, Esq.
                Julia Reigel, Esq.                             Steven L. Pickering, Esq.
             Katherine Stephens, Esq.                            O'Melveny & Myers LLP
                Jenny C. Yeh, Esq.                              Embarcadero Center West
         Wilson Sonsini Goodrich & Rosati                          275 Battery Street
             Professional Corporation                         San Francisco, CA 94111-3305
                650 Page Mill Road                                   (415) 984-8700
               Palo Alto, CA 94304
                  (650) 493-9300

                              -------------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
    Title of Each Class of Securities to be            Proposed Maximum       Amount of Registration Fee
                   Registered                    Aggregate Offering Price (1)            (2)
--------------------------------------------------------------------------------------------------------
Common stock, no par value.....................          $59,340,000                  $15,665.76
--------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2) Previously paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus front cover page: (a) one to be used in connection with an offering in the United States and Canada and (b) one to be used in connection with a concurrent offering outside of the United States and Canada. The United States and Canadian prospectus and the international prospectus are otherwise identical in all respects. The international version of the front cover page is included immediately before Part II of this registration statement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer of sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED OCTOBER 10, 2000.

                    [LOGO OF SYNPLICITY, INC. APPEARS HERE]

                                4,300,000 Shares

                                  Common Stock

   Synplicity, Inc. is offering 4,300,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. Our shares have been approved for quotation on the Nasdaq National Market under the symbol SYNP. We anticipate that the initial public offering price will be between $10 and $12 per share.

                                ---------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 8.

                                ---------------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Public Offering Price.............................................. $     $
Underwriting Discounts and Commissions............................. $     $
Proceeds to Synplicity, Inc. ...................................... $     $

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   We and our majority shareholders have granted the underwriters a 30 day option to purchase up to an additional 645,000 shares of common stock to cover over-allotments.

                                ---------------

Robertson Stephens

                               Dain Rauscher Wessels

                                                                        SG Cowen

                  The date of this Prospectus is       , 2000

                            [Description of Artwork]


First page:    Text reads "Synplicity's synthesis and verification products enable the design of internet infrastructure equipment." Pictures of computer screens showing use of Synplify, Synplify Pro, HDL
               Analyst, Amplify Physical Optimizer and Certify, a field programmable gate array integrated circuit and the following products: network switch, mobile phone, router and DSL access multiplexor. Bottom of page shows Synplicity logo and "Simply
               Better Results."

Second Page and Third page from top left in a counterclock-wise manner:

1.   Picture of computer screen showing Synplify in use
     Text reads: "Synplify and Synplify Pro.

     .   robust, comprehensive synthesis products

     . developed for high density programmable gate arrays, or FPGAs, which are semiconductors that are electrically configured to perform a user specific function after manufacture

     .   easy to learn and use

     .   short run times

     .   feature high Quality of Results

     Powerful synthesis Solutions for today's high density
     FPGAs."


2. Diagram of semiconductor design flow with the caption "Synthesis delivering high Quality of Results" and showing the design steps in which Synplify, Synplify Pro and Amplify Physical Optimizer are used.

3. Picture of computer screen showing HDL Analyst in use. Text reads: "HDL Analyst.

     .   intuitive interface enables rapid design optimization

     . provides FPGA designers with high level graphical representations of designs

     . graphical representations automatically link directly back to designer's textual description.


     An easier and faster way to debug and optimize high density FPGA designs"

4.   Photo showing computer screen with Certify in use.  Text reads:
     "Certify.

     . prototyping and verification solution for application specific integrated circuits, or ASICs, which are semicondutors that are configured to perform a user specific function during manufacture

     .   rapidly partitions and synthesizes complex ASICs designs

     . simultaneously synthesizes multiple FPGAs for prototypes early in the design cycle

     .   improves prototype performance

     .   accelerates time to market

     Rapid verification for large, complex ASICs

5.   Text reades: "ASIC prototyping shortens time to market"

6.   Diagram of ASIC design flow with Certify

7.   Diagram of ASIC design flow without Certify

8. Photo showing computer screen with Amplify Physical Optimizer in use. Text reads: "Amplify Physical Optimizer

     . proprietary method for using and improving physical design information during synthesis

     .   improves design productivity

     .   enhances performance of high capacity FPGAs

     .   eliminates weeks from production schedules

     Enables designers to meet or exceed their performance goals"

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    Until         , 2000, which is the 25th day after the final prospectus
related to this offering, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Forward Looking Statements...............................................  20
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Consolidated Financial Data.....................................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  38
Management...............................................................  52
Related Party Transactions...............................................  62
Principal Shareholders...................................................  65
Description of Capital Stock.............................................  67
Shares Eligible for Future Sale..........................................  70
United States Tax Consequences to Non-U.S. Holders.......................  72
Underwriting.............................................................  75
Legal Matters............................................................  79
Experts..................................................................  79
Where You Can Find Additional Information................................  79
Index to Consolidated Financial Statements............................... F-1

                             ---------------------

    Synplicity, the Synplicity "S" logo, Synplify, Simply Better Synthesis and HDL Analyst are our registered trademarks. Behavior Extracting Synthesis Technology, B.E.S.T., Embedded Synthesis, SCOPE, Synthesis Constraints Optimization Environment, Partition-Driven Synthesis, DST, Simply Better Results, Certify, Amplify and Physical Optimizer are our unregistered trademarks and service marks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    You should read the following summary, together with the more detailed information regarding our company, especially the "Risk Factors" section, and our financial statements and notes to those statements appearing elsewhere in this prospectus, before deciding to invest in shares of our common stock.

                                  Our Business

    We are a leading provider of software products that enable the rapid and effective design and verification of semiconductors for internet infrastructure, including next generation networking and communications equipment, as well as various electronic devices. We benefit both from the rapid growth of the internet, which creates strong demand for new networking and communications equipment, and from continual innovation in these markets, which produces ever shorter product life cycles and an expanded number of new design starts.

    Manufacturers of networking and communications equipment increasingly respond to competitive pressures by using large, complex semiconductors such as field programmable gate arrays, or FPGAs, to deliver new product features and shorten the time between design and full production, known as time to market. FPGAs are semiconductors that are electrically configured to perform user specific functions after the component has been manufactured. Our software products perform essential steps in the process of designing and verifying complex semiconductors, including application specific integrated circuits, known as ASICs, which are semiconductors that are configured during the manufacturing process to perform a user specific function, system on a chip ASICs that include microprocessors, known as SoCs, and, in particular, high-end FPGAs. We employ proprietary logic synthesis and physical synthesis technology to simplify, improve and accelerate the design and verification of these complex semiconductors. Logic synthesis is a semiconductor design process in which a textual description of a semiconductor's function is transformed into a network of logic and memory elements. Physical synthesis is an alternative semiconductor design process in which logic synthesis is performed while simultaneously assigning logic and memory elements to specific locations in the semiconductor. We have sold our software products to over 1,300 corporations, governmental agencies and other organizations including leading internet infrastructure and next generation networking customers, such as Alcatel Business Systems, Ascend Communications Inc., Cisco Systems Inc., LM Ericsson, Lucent Technologies Inc., Motorola Inc., Nortel Networks Corporation, Siemens AG and Tellabs Inc.

    The growth in internet traffic and increased demand for bandwidth have resulted in the rapid deployment of high speed communications equipment, known as next generation networking equipment. Intense competition and the constant evolution of standards by which networking and communications equipment manufactured by different vendors can communicate increase pressure on equipment providers to design next generation products quickly. Their need for improved performance and interoperability is accelerating the design cycle for a variety of networking and communications equipment including fiber optic backbone equipment, broadband access equipment, routers, switches, satellite devices and wireless base stations.

    Our software solutions enable customers to design and verify large, complex, high performance semiconductors quickly and intuitively. Our Synplify and Synplify Pro FPGA logic synthesis products use our proprietary Behavior Extracting Synthesis Technology to quickly transform high-level semiconductor design specifications into a format ready for implementation in a high performance semiconductor. Our HDL Analyst product enables designers to visualize and identify design bottlenecks and potential improvements using an intuitive graphical interface. Our Amplify Physical Optimizer product uses and improves physical implementation information for large, complex FPGAs to create faster semiconductors in a shorter period of time. In addition, our Certify ASIC and SoC verification product facilitates design verification at or near real-time speeds -- a distinct advantage when designing semiconductors for data intensive applications such as data networking or streaming media. We believe our software products, coupled with our expert customer support, enable our customers to meet performance goals and decrease the time to market of their products.

    We intend to enhance and expand our semiconductor logic synthesis, physical synthesis and verification product offerings by continuing to invest in research, development and product innovation. Specifically, we intend to focus our research and development efforts on our industry leading FPGA design software as larger and more complex programmable semiconductors are increasingly used in next generation networking and communications equipment. In addition, we plan to continue expanding our strategic relationships with leading manufacturers and suppliers of FPGAs to enhance the full value, flexibility and depth of our product offerings. By doing so, we plan to strengthen our position as a leading provider of software solutions for manufacturers of internet infrastructure and next generation networking and communications equipment.

                             Corporate Information

    We incorporated in California on February 1, 1994 under the name Elemental Logic, Inc. We changed our name to Synplicity, Inc. on February 22, 1994 to represent the functionality of our products as simple to use synthesis solutions. Our principal executive offices are located at 935 Stewart Drive, Sunnyvale, California 94086. Our telephone number is (408) 215-6000. You can access our web site at www.synplicity.com. Information contained on our web site is not a part of this prospectus.

                                  The Offering

 Common stock offered............................... 4,300,000 shares

 Common stock to be outstanding after the offering.. 23,494,582 shares

 Use of proceeds.................................... General corporate purposes, including
                                                     funding our operations,
                                                     working capital, repayment
                                                     of a term loan, capital
                                                     expenditures and potential
                                                     acquisitions of
                                                     complementary businesses,
                                                     products and technologies.

 Proposed Nasdaq National Market symbol............. SYNP

    The above information is based on 19,194,582 shares outstanding as of June 30, 2000 and excludes 4,129,412 shares issuable upon exercise of options and warrants outstanding as of June 30, 2000 and 4,475,433 shares available for future issuance under our various stock plans. See "Capitalization" and "Management--Incentive Plans" for further information about these options, warrants and stock plans.

    Subsequent to June 30, 2000, we have granted additional options to purchase shares of our common stock and have issued new shares pursuant to the exercise of options.

                               Other Information

    Unless otherwise noted, this prospectus assumes:

  .   the completion of our two-for-three reverse stock split in July 2000;

  . the automatic conversion of our outstanding preferred stock into 4,304,083 shares of common stock upon the closing of this offering;

  . the filing of our amended and restated articles of incorporation authorizing a class of 10,000,000 shares of undesignated preferred stock upon the closing of this offering; and

  . no exercise by the underwriters of their option to purchase 645,000 additional shares of our common stock in this offering, of which we are selling 445,000 shares and our majority shareholders, Kenneth S. McElvain and Alisa Yaffa, are selling an aggregate of 200,000 shares.

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

    The following table sets forth a summary of our consolidated statement of operations data for the periods presented. We incurred $175,000 of expense related to amortization of stock compensation in 1999, $4,000 in the six months ended June 30, 1999 and $386,000 in the six months ended June 30, 2000. The pro forma basic and diluted net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 gives effect to the conversion of our convertible preferred stock, using the if-converted method, from the original date of issuance.

                                                                       Six Months
                                 Year Ended December 31,             Ended June 30,
                          -----------------------------------------  ----------------
                           1995    1996    1997     1998     1999     1999     2000
                          ------  ------  -------  -------  -------  -------  -------
                                                                       (unaudited)
Consolidated Statement
 of Operations Data:
Total revenue...........  $  365  $1,798  $ 5,454  $11,028  $18,175  $ 8,082  $13,860
Gross profit............     347   1,755    5,293   10,349   16,749    7,438   13,087
Loss from operations....     (17)    (22)    (519)  (3,619)  (6,933)  (3,501)  (2,904)
Net loss................     (16)    (13)    (472)  (3,638)  (6,940)  (3,548)  (2,827)
Basic and diluted net
 loss per common share..  $(0.01) $  --   $ (0.04) $ (0.29) $ (0.52) $ (0.27) $ (0.20)
                          ======  ======  =======  =======  =======  =======  =======
Shares used in per share
 calculation............   2,171   6,667   11,954   12,451   13,227   13,054   13,820
                          ======  ======  =======  =======  =======  =======  =======
Pro forma basic and
 diluted net loss per
 common share
 (unaudited)............                                    $ (0.42)          $ (0.16)
                                                            =======           =======
Shares used in pro forma
 per share calculation
 (unaudited)............                                     16,432            17,742
                                                            =======           =======

    The following table sets forth a summary of our consolidated balance sheet data as of June 30, 2000:

  .   on an actual basis; and

  . on a pro forma basis to reflect the automatic conversion of our outstanding preferred stock upon the closing of this offering and our receipt of the estimated net proceeds from the sale of 4,300,000 shares of common stock by us in this offering at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting commissions and discounts and estimated offering expenses.

                                                           As of June 30, 2000
                                                           ---------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                           --------  -----------
                                                               (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents................................. $  8,248    $50,637
Working capital...........................................    1,496     43,885
Total assets..............................................   14,011     56,400
Total current liabilities.................................   10,082     10,082
Long-term obligations, less current portion...............      584        584
Accumulated deficit.......................................  (13,990)   (13,990)
Total shareholders' equity................................    3,345     45,734

                                  RISK FACTORS

    Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. References to "partners," "channel partners" or "corporate partners" do not necessarily imply the existence of a legal partnership or that the party or parties have any equity investment in our company.

Risks Related to our Operations

We have a history of losses and may experience losses in the future, which could result in the market price of our common stock declining

    Since our inception, we have incurred significant net losses, including net losses of $3.6 million in 1998, $6.9 million in 1999 and $2.8 million in the six months ended June 30, 2000. In addition, we had an accumulated deficit of $14.0 million as of June 30, 2000. We expect to continue to incur significant research and development, sales and marketing and general and administrative expenses. As a result, we will need to generate significant revenue to achieve profitability. We do not expect to show an operating profit in 2000 or the first half of 2001. We may not achieve profitability thereafter or, if we achieve profitability, sustain it. If we do not achieve and maintain profitability, the market price of our common stock may decline, perhaps substantially.

    We anticipate that our expenses will increase substantially in the next 12 months as we:

  . continue to invest in research and development to enhance our existing products and technologies;

  . develop additional logic synthesis, physical synthesis and verification products;

  . increase our sales and marketing activities, particularly by expanding our direct sales force outside North America;

  . continue to increase the size and number of locations of our customer support organization and begin to provide consulting services; and

  . implement additional internal systems, develop additional infrastructure and hire additional management to keep pace with our growth.

    Any failure to significantly increase our revenue as we implement our product and distribution strategies would also harm our ability to achieve and maintain profitability and could negatively impact the market price of our common stock.

We may not be able to increase our revenue at rates that meet the expectations of investment analysts and others, which could cause our stock price to decline

    Our annual rate of revenue growth declined from 102% in 1998 to 65% in 1999. We may not be able to exceed or maintain our historical rates of revenue growth in 2000 or in the future. As our revenue base grows larger, it will be difficult to maintain high percentage increases over time. If we fail to introduce new products or enhanced versions of existing products when expected, the rate of our revenue growth could decline. In addition, growing competition and our inexperience in selling our products to customers that use ASICs and SoCs could also adversely affect our revenue growth. Our revenue could decline as a result of technological changes that negatively affect the demand for FPGAs, ASICs and SOCs. Any significant decrease in our rate of revenue growth after this offering would likely result in a decrease in our stock price, because our revenue may fail to meet the expectations of investment analysts and others.

Our quarterly operating results and stock price may fluctuate, because our ability to accurately forecast our quarterly sales is limited, our costs are relatively fixed in the short term and we expect our business to be affected by seasonality

    Because of the rapidly evolving market for FPGAs, ASICs and SoCs, our ability to accurately forecast our quarterly sales is limited, which makes it difficult to predict the quarterly revenue that we will recognize. In addition, the time to initiate and complete a sale for our products is relatively short, and our ability to foresee and react to changes in customer demand for our products may be limited and, therefore, be inaccurate. Most of our costs are for personnel and facilities, which are relatively fixed in the short term. If we have a shortfall in revenue in relation to our expectations, we may be unable to reduce our expenses quickly to avoid lower quarterly operating results. We also do not know whether our business will grow rapidly enough to absorb the costs of our personnel and facilities. As a result, our quarterly operating results could fluctuate, and the fluctuations could adversely affect the market price of our common stock.

    In addition, we expect to experience fluctuations in the sale of licenses for our products due to seasonality. For example, we expect that sales may decline during the summer months, particularly in European markets. We have experienced and anticipate we will continue to experience relatively lower sales in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers and the economic incentives for our sales force. These factors may lead to fluctuations in our quarterly operating results. It is difficult for us to evaluate the degree to which these capital budgeting and customer purchasing cycle variations and sales incentives may reduce our sales because our recent revenue growth may have largely overshadowed these factors in recent periods.

We have relied and expect to continue to rely on sales of our Synplify, Synplify Pro and HDL Analyst products for a substantial majority of our license revenue, and a decline in sales of these products could cause our license revenue to decline

    Historically, we have derived substantially all of our revenue from sales of our Synplify, Synplify Pro and HDL Analyst products. License revenue for our Synplify, Synplify Pro and HDL Analyst products accounted for 100% of our license revenue in 1998, approximately 93% of our license revenue in 1999 and approximately 86% of our license revenue in the six months ended June 30, 2000. We expect that the revenue from these products will continue to account for a majority of our license revenue for at least the next two fiscal years. Any factors adversely affecting the pricing of our licenses or demand for our Synplify, Synplify Pro and HDL Analyst products, including competition or technological change, could cause our license revenue to decline and our business to suffer. Factors that may affect sales of our Synplify, Synplify Pro and HDL Analyst products, some of which are beyond our control, include the following:

  . the growth and changing requirements of the programmable semiconductor market, particularly with respect to FPGAs;

  . the performance, quality, price and total cost of ownership of our software products relative to other logic synthesis products for FPGAs; and

  . maintaining and enhancing our existing relationships with leading manufacturers of FPGAs, which may provide us advance information or detailed data about those vendors' FPGAs and software.

We may not succeed in developing and marketing new logic synthesis, physical synthesis and verification products, and our operating results may decline as a result

    We intend to develop additional logic synthesis, physical synthesis and verification products. Developing new products that meet the needs of electronic product designers requires significant investments in research and development. If we fail to successfully develop and market new products, our operating results will decline.

    We introduced our Certify product in 1999, our Amplify Physical Optimizer product in March 2000 and our Synplify Pro product in May 2000. To date, these products have accounted for only a limited portion of our revenue. However, our future growth and profitability will depend on our ability to increase sales of these verification, physical and logic synthesis products. If customers do not accept and widely adopt these products our operating results will decline.

    We intend to develop a new logic synthesis product for ASIC design and intend to develop other products that leverage our core capabilities. Developing these products and other required features for the release of new products will require significant investments in research and development. We cannot be certain that our entry into the ASIC logic synthesis product market or other new markets will be successful or that our customers will accept and widely adopt these products.

Our revenue could decline substantially if our existing customers do not continue to purchase additional licenses or maintenance from us

    We rely on sales of additional licenses to our existing customers, as well as annual maintenance renewals for our products. Additional license sales to our existing customers represented approximately 45% of our license revenue in 1999 and approximately 61% in the six months ended June 30, 2000. If we fail to sell additional licenses for our products to our existing customers or if they fail to renew their annual maintenance, we would experience a material decline in revenue. Even if we are successful in selling our products to new customers, the rate of growth of our revenue could be harmed if our existing customers do not continue to purchase a substantial number of additional licenses from us or fail to renew their maintenance.

If we experience any increase in the length of our sales cycle, our quarterly operating results could become more unpredictable and our stock price may decline as a result

    We experience sales cycles, the time between an initial customer contact and completing a sale, generally ranging from two weeks to four months, depending on the product. If we experience any increase in the length of our sales cycle, our quarterly operating results could suffer and our stock price could decline as a result. In addition, for all of our products, a typical customer may purchase a small number of licenses and then incrementally increase the number of licenses over time. If customers were to implement enterprise-wide evaluation programs or purchase products for the entire organization at once, our sales cycle could lengthen and our revenue could be more unpredictable from quarter to quarter. We do not have enough historical experience selling our Amplify Physical Optimizer product to determine how the sales cycle for this product will affect our revenue; however, the sales cycle could be longer and could result in unpredictability in our revenue from quarter to quarter.

Risks Related to Market Growth

Our business depends on continued demand for next generation networking equipment and other complex electronic equipment that incorporate FPGAs, ASICs or SoCs, and our revenue may suffer if demand for FPGAs, ASICs and SoCs does not continue

    Demand for next generation networking equipment may decrease if internet use declines, the build-out of internet infrastructure or communications networks slows or surplus capacity in existing communications and internet infrastructure develops. Potential consumers of next generation networking equipment, such as communications companies, may use or modify existing types of equipment and never adopt next generation networking equipment. If the business of next generation networking equipment manufacturers does not continue at its current level of growth, our revenue and business will suffer, because our products are used to design the FPGAs, ASICs and SoCs that are an integral part of next generation networking equipment.

The markets for FPGAs, ASICs and SoCs are evolving rapidly and if these markets do not develop and expand as we anticipate, our revenue may not grow, because our products may not be needed

    We expect that substantially all of our revenue will continue to come from sales of our logic synthesis, physical synthesis and verification products. We depend on the growing use of logic synthesis products to design FPGAs for use in next generation networking equipment and other applications. If the role of FPGAs in communications infrastructure equipment and computer networking equipment does not increase as we anticipate, or decreases, our revenue would decline. The FPGA market may not grow if customers choose to use other semiconductors that might be more affordable or available with shorter time to market schedules. This could cause electronic equipment manufacturers to limit the number of new FPGAs they design and would reduce their need for our products. We also depend on the continued adoption of ASICs and SoCs in order for our revenue to increase. If demand for our software products were to decline, we may choose to lower the prices of our products or we may sell fewer licenses and have lower maintenance renewal rates. In addition, if equipment manufacturers do not widely adopt the use of FPGAs, or if there is a wide acceptance of alternative semiconductors that provide enhanced capabilities, the market price of our stock could decline due to our lower operating results or investors' assessment that the growth potential for sales of our licenses is limited.

    The markets for FPGAs, ASICs and SoCs are evolving rapidly and we cannot predict their potential sizes or future growth rates. Our success in generating revenue in these evolving markets will depend on, among other things, our ability to:

  . educate potential designers, next generation networking equipment and other electronics companies about the benefits of FPGAs, ASICs and SoCs and the use of logic synthesis, physical synthesis and verification products to design them;

  . establish and maintain relationships with leading FPGA manufacturers, electronic equipment designers and next generation networking equipment and other electronics companies and maintain and enhance our relationships with our other customers; and

  . predict and base our products on technology that ultimately becomes industry standard.

We depend on our marketing, product development and sales relationships with leading FPGA manufacturers, and if these relationships suffer, we may have difficulty introducing and selling our products and our revenue would decline

    We believe that our success in penetrating our target markets depends in part on our ability to maintain or further develop our strategic marketing, product development and sales relationships with leading FPGA manufacturers, including Altera Corporation and Xilinx, Inc. We believe our relationships with leading FPGA manufacturers are important in order to validate our technology, facilitate broad market acceptance of our products and enhance our sales, marketing and distribution capabilities. For example, we attempt to coordinate our product offerings with the future releases of Altera's and Xilinx's FPGA components and software. If we are unable to maintain and enhance our existing relationships with Altera and Xilinx and develop a similar relationship with other major FPGA vendors, we may have difficulty selling our products or we may not be able to introduce products on a timely basis that capitalize on new FPGA component characteristics or software feature enhancements. These manufacturers may also compete in the FPGA product market by developing their own synthesis products. For example, Xilinx has recently begun selling a synthesis product that could be competitive with our Synplify product. These manufacturers may adversely impact the price of our products through the expansion of their distribution of our competitors' products. Either of these developments could harm our business and financial prospects.

Sales of FPGA components may be harmed due to natural disasters or political unrest and as a result, sales of our products may decline, if events occur that limit the ability of FPGA manufacturers to manufacture and ship their products

    We believe that a majority of all FPGA components is produced in Taiwan by foundry partners of leading FPGA manufacturers. These foundry and manufacturing activities are located in areas that have been seismically active, as demonstrated by the earthquakes that occurred in Taiwan during the fall of 1999. If a major earthquake affecting key FPGA manufacturing locations occurs in the future, leading FPGA manufacturers' operations may be disrupted. In addition, tensions between the governments of Taiwan and the People's Republic of China could disrupt operations of FPGA manufacturers' foundry partners if military conflict were to occur between the People's Republic of China and Taiwan, a state of emergency were declared in Taiwan or civil unrest were to erupt in Taiwan. These types of disruptions could result in FPGA manufacturers' inability to ship products in a timely manner, and, as a result, demand for our products may be reduced and our business would suffer.

Our success depends on the continued growth of the internet, which could be impeded by, among other things, declining use or increased government regulation

    Our success depends on the internet infrastructure semiconductor industry, which in turn depends on increased use of the internet for e-commerce and other commercial and personal activities. Consumers and businesses may choose not to use the internet for a number of reasons, including: internet access costs; inconsistent service quality; unavailability of cost-effective, high-speed service; perceived security risks, such as a lack of confidence in encryption technology; and privacy concerns. In addition, governmental agencies and legislators may respond to these concerns or others about the internet with laws and regulations covering issues such as user privacy or security, obscenity, freedom of expression, pricing, content and quality of products and services, copyright and other intellectual property issues and taxation. Such legislation or rule making could dampen the growth in internet use generally and decrease the acceptance of the internet as a commercial medium. If use of the internet decreases, some of our customers may experience slower or negative growth in demand for their products, which could impact their purchases of our software products and reduce our operating results.

Risks Related to our Marketing and Sales Efforts

If we do not continue to expand our sales force substantially to increase sales of our products, our revenue may not grow

    Our products require a sophisticated sales effort that depends on experienced and knowledgeable sales personnel. Competition for these individuals is intense due to the limited number of people available with the necessary sales experience and technical understanding of our products. If we are unable to continue to identify, hire, train and retain these individuals, our revenue may not grow.

Because we rely on channel partners to sell a portion of our products, our revenue could decline if our existing channel partners do not continue to purchase products from us

    We rely on semiconductor distributors Insight Electronics LLC and Wyle Electronics to refer customers to us, which result in a portion of our license sales in North America. A majority of our sales outside North America are conducted through our channel partners, and we rely on Pacific Design Inc., one of our distributors, to sell our products in Japan. We have opened a direct sales office in Japan and have notified our Japanese distributor of our intent to terminate their services as our local distributor as of December 31, 2000. Sales to our channel partners accounted for approximately 28% of our total revenue in 1999 and approximately 23% of our total revenue in the six months ended June 30, 2000. If we fail to sell our products through our existing channel partners or directly, we would experience a material decline in revenue. We cannot be certain that we will be able to attract channel partners that market our products effectively or provide timely and cost-effective customer support and service. Even if we are successful in selling our products through new channel partners, the rate of growth of our total revenue could be harmed if our existing channel partners do not continue to sell our products. In the past, we have terminated our relationships with certain channel partners for poor performance. None of our existing channel partners is obligated to continue selling our products. We face the risk that one or more of our channel partners will not continue to represent our products or that our channel partners will not devote a sufficient amount of effort and resources to selling our products in their territories.

Our expansion to international markets will result in higher personnel costs and could reduce our operating margins due to the higher costs of international sales

    In order to significantly penetrate international markets, we plan to increase our direct international sales presence. We may also expand the number of channel partners who sell our products. To date, we have relied primarily on international channel partners and have only recently begun to significantly employ direct sales personnel outside of the United States. As we increase our direct international sales presence, we will incur higher personnel costs that may not result in additional revenue. If we rely on channel partners, our exposure to the risks described above may increase. If we expand our direct and indirect international selling efforts successfully, our efforts may not create or increase international market demand for our products. Even if we increase our international sales, we may not realize corresponding growth in operating margins, due to the higher costs of these sales. Our revenue outside North America represented approximately 20% of our total revenue in 1999 and approximately 20% of our total revenue in the six months ended June 30, 2000.

If we are unable to continue to expand our customer service and support organization, we may not be able to retain our existing customers or attract new customers, and our revenues could decline as a result

    We will need to continue to increase our customer service and support staff to support new customers and the expanding needs of our existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the design of FPGAs, ASICs and SoCs and, accordingly, we may not succeed in doing so. If we are unable to expand our customer service and support organization, we may not be able to retain our existing customers, customers may not renew their maintenance or we may not be able to attract new customers.

Risks Related to Competition within our Industry

We may not be able to effectively compete against other providers of products that design FPGAs, ASICs and SoCs, as a result of their greater financial resources and distribution channels, which could cause our sales to decline

    We face significant competition from larger companies that market suites of semiconductor design software products that address all or almost all steps of semiconductor design or that incorporate intellectual property components for semiconductors. These competitors have greater financial resources and name recognition than we do. We believe that Mentor Graphics Corporation and Synopsys, Inc., each of which is also currently competing with us by marketing logic synthesis or verification products, could also introduce new suites of products or individual products that include the functionality that we currently provide in our products and at lower prices or they may otherwise have more favorable relationships with customers. If these or other vendors provide lower cost logic synthesis, physical synthesis or verification products that outperform our products in addition to having broader applications of their existing product lines, our products could become unsaleable. Even if our competitors' standard products offer functionality equivalent to ours, we face a substantial risk that a significant number of customers would elect to pay a premium for similar functionality rather than purchase products from a less well-known vendor.

    We may face competition in the future from established FPGA manufacturers that compete in the design software market, such as Altera or Xilinx, or from emerging software companies. Increased competition may negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

Our products are subject to rapid technological change and could be rendered obsolete and unsaleable

    The semiconductor design software market is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if design products based on new technologies are introduced or new industry standards emerge. For example, if customers widely adopt new engineering languages to describe their semiconductor designs and our products fail to support those languages adequately, our business will suffer.

We may not be able to compete effectively if our products are delayed or do not incorporate new specifications, and if we cannot compete effectively, our business could be damaged

    Our future success depends on our ability to enhance existing products, develop and introduce new products, satisfy customer requirements, meet industry standards and achieve market acceptance. We may not successfully identify new product opportunities or develop and bring new products to market in a timely and cost-effective manner. Significant delays in new product releases or significant problems or delays in enhancing existing products or implementing new products to keep pace with new FPGA specifications could seriously damage our business. We have, from time to time, experienced delays in the scheduled introduction of new and enhanced products and we may experience similar delays in the future.

We may sell fewer products and our revenue may decline if other vendors' products are no longer compatible with ours or other vendors bundle their products with those of our competitors and sell them at lower prices

    Our ability to sell our products depends in part on the compatibility of our products with other vendors' semiconductor design software and verification hardware products. These vendors may change their products so that they will no longer be compatible with our products. Some vendors already bundle their products with other logic synthesis, physical synthesis or verification products and sell the bundle at lower prices, and more vendors may do so in the future. As a result, this may negatively affect our ability to offer commercially viable or competitive products.

Our revenue could be reduced if large semiconductor design software companies make acquisitions in order to join their extensive distribution capabilities with our competitors' products

    Large semiconductor design software vendors, such as Cadence Design Systems, Inc., Mentor Graphics or Synopsys, may also acquire or establish cooperative relationships with our other current competitors, including private companies. Because large semiconductor design software vendors have significant financial and organizational resources available, they may be able to further penetrate the logic synthesis, physical synthesis or verification markets by leveraging the technology and expertise of smaller companies and utilizing their own extensive distribution channels. We expect that the semiconductor design software product industry will continue to consolidate. For example, Cadence acquired Ambit Design Systems, Inc., an ASIC logic synthesis company, in 1998. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share, which would harm our business and financial prospects.

Risks Related to our Products' Dependence on Intellectual Property Rights

We may not be able to preserve the value of our products' intellectual property rights because we do not have any patents and other vendors could challenge our intellectual property rights

    Our products are differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we fail to protect our intellectual property rights, other vendors could sell logic synthesis, physical synthesis or verification products with features similar to ours, and this could reduce demand for our products. We protect our intellectual property rights through a combination of copyright, trade secret and trademark laws. We have only recently commenced a patent program and to date have filed only six patent applications, none of which has been issued as of this date. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally seek to control access to our intellectual property rights and the distribution of our logic synthesis, physical synthesis and verification products, documentation and other proprietary information. However, we believe that these measures afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets we own. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise improperly obtain and use our products or technology. Policing unauthorized use of our products is difficult and expensive, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as those in the United States. For example, with respect to our sales and support operations in India, the laws in India do not protect proprietary rights to the same extent as the United States, and Indian statutory law does not protect service marks. Our means of protecting our proprietary rights may be inadequate.

Our operating results would suffer if we were subject to a protracted infringement claim or a significant damage award

    Substantial litigation and threats of litigation regarding intellectual property rights exist in our industry. We expect that logic synthesis, physical synthesis and verification products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We are not aware that our products employ technology that infringes any valid proprietary rights of third parties. However, third parties may claim that we infringe their intellectual property rights. Any claims, with or without merit, could:

  .   be time consuming to defend;

  .   result in costly litigation and/or damage awards;

  .   divert our management's attention and resources;

  .   cause product shipment delays; or

  .   require us to seek to enter into royalty or licensing agreements.

    These royalty or licensing agreements may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the impacted product without exposing ourselves to litigation risk and damages. Furthermore, redevelopment of the product so as to avoid infringement would cause us to incur significant additional expense. Although we maintain business insurance, it would not cover an infringement claim, and we would be required to pay any damages and legal expenses from a successful claim ourselves.

Other Risks Related to our Business

Our recent growth has placed a significant strain on our management systems and resources, and we may be unable to effectively control our costs and implement our business strategies as a result

    As we continue to increase the scope of our operations, our headcount has grown substantially. Our total number of employees increased from 101 as of December 31, 1998 to 156 as of June 30, 2000. Our productivity and the quality of our products may be adversely affected if we do not integrate, train and motivate our new employees quickly and effectively. We also cannot be sure that our revenue will continue to grow at a sufficient rate to absorb the costs associated with a larger overall headcount, as well as training and recruiting expenses.

    We may be unable to attract, assimilate or retain highly qualified software engineers and other research and development employees. There is a severe shortage of qualified personnel in the San Francisco Bay area where our headquarters are located. The scarcity of these persons in the current market may cause us to incur higher salary costs, require us to provide larger stock option grants or require us to establish additional costly development locations outside the San Francisco Bay area. If we fail to attract, motivate and retain these engineers, we may be unable to complete development of our products or meet the demands of our customers in a timely manner and our business would suffer.

    We expect that any future growth we experience will continue to place a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we may be required to:

  . hire, train, manage and retain additional qualified personnel, especially software engineers;

  . improve existing and implement new operational, financial and management information controls, reporting systems and procedures; and

  . establish relationships with additional suppliers and corporate partners and maintain our existing relationships.

We rely on the services of our founders and other key personnel, and those persons' knowledge of our business and technical expertise would be difficult to replace

    Our products and technologies are complex and we depend substantially on the continued service of Bernard Aronson, our President and Chief Executive Officer, and our existing engineering personnel, especially Kenneth S. McElvain, our Chief Technology Officer and Vice President and a founder, and Robert Erickson, our Vice President of Engineering. The loss of any of our key employees could adversely affect our business and slow our product development process. Although we maintain key person life insurance on Mr. McElvain, we do not maintain key person life insurance on any of our other employees and the amount of the policy on Mr. McElvain may be inadequate to compensate us for his loss.

Because our strategy to expand our international operations is subject to uncertainties, we may not be able to enter new international markets or generate a significant level of revenue from those foreign markets

    Customers outside North America accounted for $3.6 million of our total revenue in 1999 and $2.7 million of our total revenue in the six months ended June 30, 2000. Although international sales represented 20% of our total revenue in the six months ended June 30, 2000, the absolute dollar amount of our international sales was relatively small and must grow substantially in order for us to achieve and maintain profitability. We plan to increase our international sales activities, but we have limited experience marketing and directly selling our products internationally.

    We have sales offices in France, Germany, India, Israel, Japan and the United Kingdom. We also rely on indirect sales in Asia, Europe and elsewhere. Although our sales contracts provide for payment for our products in United States dollars, our expenses incurred in foreign locations are generally denominated in the respective local currency. To date we have not undertaken any foreign currency hedging transactions, and as a result, our future expense levels from international operations may be unpredictable due to exchange rate fluctuations. Our international operations are subject to other risks, including:

  . the impact of economic conditions, such as interest rate increases or inflation, which may lead to higher cost of capital and slower demand for capital equipment used to build next generation networks;

  . greater difficulty in accounts receivable collection and longer collection periods;

  . unexpected changes in regulatory requirements, including government ownership of communications systems, laws relating to use of and sales over the internet or tariffs;

  .   difficulties and costs of staffing and managing foreign operations;

  .   reduced protection for intellectual property rights in some countries;

  . potentially adverse tax consequences, including the impact of expiry of tax holidays;

  .   foreign currency fluctuations; and

  . political instability, which may limit production of FPGAs in Asia or reduce government or private sector spending on next generation networking equipment.

Significant errors in our products or the failure of our products to conform to specifications could result in our customers demanding refunds from us or asserting claims for damages against us

    Because our logic synthesis, physical synthesis and verification products are complex, our products could fail to perform as anticipated or produce semiconductors that contain errors that are undetected at any point in the customers' design cycle. While we continually test our products for errors and work with users through our customer support service organization to identify and correct errors in our software and other product problems, errors in our products may be found in the future. Although a number of these errors may prove to be immaterial, many of these errors could be significant. The detection of any significant errors may result in:

  .   the loss of or delay in market acceptance and sales of our products;

  .   delays in shipping dates for our products;

  . diversion of development resources from new products to fix errors in existing products;

  .   injury to our reputation;

  .   costs of corrective actions or returns of defective products;

  .   reduction in maintenance renewal rates; or

  .   product liability claims or damage awards.

    Occasionally, we have warranted that our products will operate in accordance with specified customer requirements. If our products fail to conform to these specifications, customers could demand a refund for the purchase price or assert and collect on claims for damages. Although we maintain general business insurance, our coverage does not extend to product liability claims, and we cannot assure you that our resources would be sufficient to pay a damages award, if one were to arise.

    Moreover, because our products are used in connection with other vendors' products that are used to design complex FPGAs, ASICs and SoCs, significant liability claims may be asserted against us if our products do not work properly, individually or with other vendors' products for which we also do not maintain insurance. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims and we do not insure against such liabilities. Regardless of their merit, liability claims could require us to spend significant time and money in litigation and divert management's attention from other business pursuits. If successful, a product liability claim could require us to pay significant damages. Any claims, whether or not successful, could seriously damage our reputation and our business.

Risks Related to this Offering

Our common stock will likely be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control, which may prevent our shareholders from reselling our common stock at a profit

    The securities markets have experienced significant price and volume fluctuations in the past and the market prices of the securities of technology companies have been especially volatile. The initial public offering price of our common stock will be determined through our negotiations with the underwriters. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of investment analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs, liabilities and a diversion of management's attention and resources.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively

    Our management could spend most of the net proceeds from this offering in ways which our shareholders may not desire or that do not yield a favorable return. You will not have the opportunity, as part of your investment in our common stock, to assess whether the net proceeds of this offering will be used appropriately. As of the date of this prospectus, we plan to use the net proceeds from this offering primarily for working capital, repayment of a bank line of credit and general corporate purposes. We may also use the net proceeds in future strategic acquisitions, but we do not have any acquisitions planned. Until we need to use the net proceeds of this offering, we plan to invest the net proceeds in investment grade, interest-bearing corporate and government securities, but these investments may not produce income or may lose value.

Our officers and persons affiliated with our directors hold a substantial portion of our stock and could reject mergers or other business combinations that a shareholder may believe are desirable

    Our directors, officers and individuals or entities affiliated with our directors will beneficially own approximately 65.3% of our outstanding common stock as a group immediately after this offering closes. Acting together, these shareholders would be able to significantly influence all matters that our shareholders vote upon, including the election of directors or the rejection of a merger or other business combination that other shareholders may believe is desirable.

The provisions of our charter documents may inhibit potential acquisition bids that a shareholder may believe are desirable, and the market price of our common stock may be lower as a result

    Upon the closing of this offering, our board of directors will have the authority to issue up to 10,000,000 shares of preferred stock. Our board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our shareholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our shareholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other shareholders. We have no current plans to issue any shares of preferred stock.

    This provision could discourage potential acquisition proposals and could delay or prevent a change in control transaction. It could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. This provision may also prevent changes in our management.

Investors who purchase shares in this offering will incur immediate dilution and may experience further dilution in the future

    If you purchase shares in this offering, you will experience immediate and substantial dilution of $9.05 in pro forma net tangible book value per share based on our book value as of June 30, 2000. Pro forma net tangible book value per share represents the amount of our total assets less our total liabilities, divided by the number of shares of our common stock that will be outstanding immediately after this offering. Our existing shareholders paid an average price per share of $0.90 as of June 30, 2000 and will have an average unrealized gain of $10.10 per share based on the assumed initial public offering price of $11.00. We also have outstanding a large number of stock options with exercise prices significantly below the assumed initial public offering price. To the extent these options are exercised, investors who purchase shares in this offering will experience further dilution. We intend to continue to grant stock options to our employees as part of our general compensation practices, and the exercise prices of those options, generally the fair market value on the date of grant, may be lower than the assumed initial public offering price and result in further dilution.

A large number of shares, 19,194,582, or 81.7% of our total outstanding common stock may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly

    Our current shareholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

    Immediately after the closing of this offering, we will have outstanding 23,494,582 shares of common stock. This includes 4,300,000 shares that we are selling in this offering, which may be resold immediately in the public market. The remaining 18,994,582 shares will become eligible for resale in the public market as shown in the table below.

          Number of Shares/Percent             Date of Availability for Resale
 Outstanding Immediately After This Offering         into Public Market
 -------------------------------------------   -------------------------------
     18,544,576/78.9%                        The date that is 180 days after
                                             the date of the final prospectus
                                             due to agreements these
                                             shareholders have with Synplicity
                                             and the underwriters. However,
                                             Robertson Stephens, Inc. can waive
                                             this restriction and allow these
                                             shareholders to sell their shares
                                             at any time. Of these shares,
                                             15,052,978 shares will be subject
                                             to sales volume limitations under
                                             the federal securities laws.

       450,006/1.9%                          At various times thereafter upon
                                             the expiration of applicable
                                             holding periods and lapse of
                                             certain rights of repurchase.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform our prior statements to actual results, as a result of new information or otherwise.

    We have obtained the market data and forecasts that we use in this prospectus, including estimates of the size and growth rates of the market for telecommunications equipment and the demand for semiconductor components for internet-specific applications, from independent industry sources. We have not independently verified their data.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the shares of common stock that we are selling in this offering will be approximately $42.4 million or $46.9 million if the underwriters exercise their over-allotment option in full, based on an estimated initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the $2.0 million of net proceeds of the 200,000 shares that will be sold by our majority shareholders, Kenneth S. McElvain and Alisa Yaffa, if the underwriters exercise their over-allotment option in full.

    The principal purposes of this offering are to:

  .   fund our operations;

  .   increase our working capital;

  .   repay a term loan of approximately $817,000;

  .   fund our capital expenditures; and

  . fund any potential acquisitions of complementary products, technologies or businesses.

    The amounts and timing of our actual expenditures for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and competitive and technological developments. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering. In addition, we may use a portion of the net proceeds for further development of our product lines and for acquisitions of or investments in products, technologies and businesses. However, we currently have no present plans, commitments or agreements with respect to any acquisitions or investments. We have not yet determined the manner in which we will allocate the net proceeds with any certainty. Pending these uses, we intend to invest the net proceeds in interest-bearing, investment-grade corporate and government securities.

                                DIVIDEND POLICY

    Since August, 1996 when we converted our company from an "S" corporation to a "C" corporation for tax purposes, we have not declared or paid any dividends on our capital stock. We currently expect to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends. In addition, our bank line of credit generally prohibits us from paying cash dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000. Our capitalization is presented:

  .   on an actual basis;

  . on a pro forma basis to give effect to the automatic conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the automatic conversion of our preferred stock upon the closing of this offering and our receipt of the estimated net proceeds from the sale of 4,300,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

                                                    As of June 30, 2000
                                               --------------------------------
                                                                     Pro Forma
                                                Actual   Pro Forma  as Adjusted
                                               --------  ---------  -----------
                                                (in thousands, except share
                                                           data)
   Long-term obligations, less current
     portion.................................  $    584  $    584    $    584
                                               --------  --------    --------
   Shareholders' equity:
     Convertible preferred stock, no par
       value, 5,222,806 shares authorized;
       3,415,198 shares issued and
       outstanding, actual; 10,000,000
       shares authorized, no shares issued
       or outstanding pro forma and
       pro forma as adjusted.................    14,858        --          --
     Common stock, no par value, 110,000,000
       shares authorized; 14,890,499 shares
       issued and outstanding, actual;
       19,194,582 shares issued and
       outstanding, pro forma; 23,494,582
       shares issued and outstanding,
       pro forma as adjusted.................     2,330    17,188      59,577
     Additional paid-in capital..............     3,485     3,485       3,485
     Notes receivable from shareholders......      (468)     (468)       (468)
     Deferred stock-based compensation.......    (2,870)   (2,870)     (2,870)
     Accumulated deficit.....................   (13,990)  (13,990)    (13,990)
                                               --------  --------    --------
        Total shareholders' equity...........     3,345     3,345      45,734
                                               --------  --------    --------
          Total capitalization...............  $  3,929  $  3,929    $ 46,318
                                               ========  ========    ========

    In addition to the shares of common stock to be outstanding immediately after the closing of this offering, we may issue additional shares of common stock under the following plans and arrangements, which are excluded from the table above:

  . 4,115,377 shares of our common stock issuable upon exercise of options outstanding at a weighted average exercise price of $2.87 per share as of June 30, 2000;

  . 14,035 shares of our common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $4.28 per share as of June 30, 2000; and

  . a total of 4,475,433 shares of our common stock available for future grant under our 2000 and 1995 stock option plans, 2000 employee stock purchase plan and 2000 director option plan as of June 30, 2000, excluding the annual increases in the number of shares authorized under each of those plans beginning January 1, 2001. See "Management-- Incentive Plans" for a description of how these annual increases are determined.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 2000 was $3.3 million or $0.17 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding after giving effect to the automatic conversion of all of our series A, series B and series C preferred stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the closing of this offering. After giving effect to the sale of the 4,300,000 shares of our common stock offered by us at an assumed initial public offering price of $11.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2000 would have been approximately $45.7 million or $1.95 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.78 per share to existing shareholders and an immediate dilution of $9.05 per share to new investors in our common stock. The following table illustrates this dilution on a per share basis:

   Estimated initial public offering price per share............        $11.00
     Pro forma net tangible book value per share as of June 30,
       2000.....................................................  $0.17
     Increase in net tangible book value per share attributable
       to new investors.........................................   1.78
                                                                  -----
   Pro forma net tangible book value per share after this
     offering...................................................          1.95
                                                                        ------
   Pro forma dilution per share to new investors................        $ 9.05
                                                                        ======

    The following table summarizes on a pro forma basis after giving effect to this offering, based on an assumed initial public offering price of $11.00 per share, as of June 30, 2000, the differences between the existing shareholders and new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid by the existing shareholders and new investors and the average price paid per share:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
   Existing shareholders......  19,194,582   81.7% $17,330,000   26.8%  $ 0.90
   New investors..............   4,300,000   18.3   47,300,000   73.2    11.00
                                ----------  -----  -----------  -----
     Total....................  23,494,582  100.0% $64,630,000  100.0%
                                ==========  =====  ===========  =====

    The foregoing discussion and tables are based upon the number of shares of our common stock issued and outstanding on June 30, 2000. If the underwriters exercise their over-allotment option in full, our majority shareholders will sell 200,000 of shares they own to new investors. As a result, existing shareholders would hold 18,994,582 shares and new investors would hold 4,945,000 shares of our common stock. The table above excludes shares of our common stock issuable upon exercise of options or warrants outstanding as of June 30, 2000. As of that date, there were:

  . 4,115,377 shares of our common stock issuable upon exercise of options outstanding at a weighted average exercise price of $2.87 per share; and

  . 14,035 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $4.28 per share.

    Assuming the exercise in full of all of the outstanding options and warrants, our pro forma as adjusted net tangible book value as of June 30, 2000 would be $2.09 per share, representing an immediate increase in net tangible book value of $1.92 per share to our existing shareholders and an immediate decrease in the net tangible book value of $8.91 to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes. The selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected consolidated balance sheet data as of December 31, 1998 and 1999, are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 and the selected consolidated statement of operations data for the years ended December 31, 1995 and 1996 are derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statement of operations data for the six months ended June 30, 1999 and 2000 and the selected consolidated balance sheet data as of June 30, 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. We prepared the unaudited selected consolidated financial statements on substantially the same basis as the audited consolidated financial statements and, in our opinion, they include all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair presentation of our financial position and results of operations for these periods. The historical results presented below are not necessarily indicative of future results.

    The outstanding shares of our convertible series A preferred stock will convert into shares of our common stock on a one for two basis and our series B preferred stock and series C preferred stock will each convert into shares of our common stock on a one for one basis in connection with the closing of this offering. We will not pay any dividends or convert dividends into common stock when our preferred stock is converted upon the closing of this offering. The pro forma basic and diluted net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 reflect the conversion of our preferred stock (using the if-converted method from the original date of issue).

                                                                      Six Months
                                Year Ended December 31,             Ended June 30,
                          ----------------------------------------  ----------------
                           1995    1996    1997    1998     1999     1999     2000
                          ------  ------  ------  -------  -------  -------  -------
                                                                      (unaudited)
                                 (in thousands, except per share data)
Consolidated Statement
  of Operations Data:
Revenue:
 License................  $  272  $1,594  $4,679  $ 8,373  $13,019  $ 5,898  $ 9,754
 Maintenance............      93     204     775    2,655    5,156    2,184    4,106
                          ------  ------  ------  -------  -------  -------  -------
  Total revenue.........     365   1,798   5,454   11,028   18,175    8,082   13,860
Cost of revenue:
 Cost of license........      18      43      97      148      239      126       82
 Cost of maintenance....     --      --       64      531    1,187      518      691
                          ------  ------  ------  -------  -------  -------  -------
  Total cost of
    revenue.............      18      43     161      679    1,426      644      773
                          ------  ------  ------  -------  -------  -------  -------
Gross profit............     347   1,755   5,293   10,349   16,749    7,438   13,087
Operating expenses:
 Research and
   development..........     202     323   1,054    4,031    8,018    3,459    5,724
 Sales and marketing....     116   1,167   3,970    8,317   12,903    6,259    8,340
 General and
   administrative.......      46     287     788    1,620    2,586    1,217    1,541
 Stock-based
   compensation.........     --      --      --       --       175        4      386
                          ------  ------  ------  -------  -------  -------  -------
  Total operating
    expenses............     364   1,777   5,812   13,968   23,682   10,939   15,991
                          ------  ------  ------  -------  -------  -------  -------
Loss from operations....     (17)    (22)   (519)  (3,619)  (6,933)  (3,501)  (2,904)
Other income (expense),
  net...................       1       9      47      (19)      (7)     (47)      77
                          ------  ------  ------  -------  -------  -------  -------
Net loss................  $  (16) $  (13) $ (472) $(3,638) $(6,940) $(3,548) $(2,827)
                          ======  ======  ======  =======  =======  =======  =======
Basic and diluted net
  loss per common
  share.................  $(0.01) $  --   $(0.04) $ (0.29) $ (0.52) $ (0.27) $ (0.20)
                          ======  ======  ======  =======  =======  =======  =======
Basic and diluted
  weighted average
  shares used in per
  share calculation.....   2,171   6,667  11,954   12,451   13,227   13,054   13,820
                          ======  ======  ======  =======  =======  =======  =======
Pro forma basic and
  diluted net loss per
  common share
  (unaudited)...........                                   $ (0.42)          $ (0.16)
                                                           =======           =======
Shares used in pro forma
  per share calculation
  (unaudited)...........                                    16,432            17,742
                                                           =======           =======

                                         December 31,
                              -----------------------------------   June 30,
                              1995  1996   1997   1998     1999       2000
                              ---- ------ ------ -------  -------  -----------
                                                                   (unaudited)
                                              (in thousands)
Consolidated Balance Sheet
  Data:
Cash and cash equivalents.... $276 $2,093 $2,314 $ 1,193  $ 2,633    $ 8,248
Working capital (deficit)....  179  2,042  1,619  (1,273)  (2,363)     1,496
Total assets.................  365  2,570  4,434   6,509    9,119     14,011
Long term obligations, less
  current portion............  125    125    403   2,343      720        584
Total shareholders' equity
  (deficit)..................  114  2,065  1,939  (1,660)    (734)     3,345

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

    We were founded in February 1994, and we released our first product, Synplify, our FPGA logic synthesis software solution in 1995. Prior to the release of Synplify, our activities primarily consisted of product development. In the second quarter of 1997, we launched HDL Analyst, a complementary product to Synplify that provides graphical representation and design analysis. In the first quarter of 1999, we released Certify, our ASIC and SoC verification product. We released Amplify Physical Optimizer, which we believe is the only physical synthesis product for FPGAs, in March 2000 and Synplify Pro, an advanced FPGA logic synthesis product, in May 2000. We began recognizing revenue from Amplify Physical Optimizer and Synplify Pro in the second quarter of 2000.

    Our revenue, which consists of license and maintenance revenue, was $11.0 million in 1998, $18.2 million in 1999 and $13.9 million in the six months ended June 30, 2000. Historically, we have generated the majority of our total revenue from licenses. However, as a result of our growing installed customer base maintenance revenue has increased as a percent of total revenue. We currently derive substantially all of our total revenue from sales of a small number of products. Sales of our Synplify, Synplify Pro and HDL Analyst products were 100% of our license revenue in 1998, approximately 93% of our license revenue in 1999 and approximately 86% of our license revenue in the six months ended June 30, 2000. We expect that a substantial majority of our total revenue in 2000 will continue to be generated from sales of our Synplify, Synplify Pro and HDL Analyst products.

    We sell our products directly through our sales force and indirectly through channel partners that include international distributors, resellers and FPGA manufacturers. Direct sales provide a majority of our total sales and account for substantially all of our sales in North America. Direct sales were approximately 60% of our total revenue in 1998, approximately 72% of our total revenue in 1999 and approximately 77% of our total revenue in the six months ended June 30, 2000. We have recently invested in expanding our direct sales force in international locations. Revenue attributable to sales outside North America accounted for approximately 19% of our total revenue in 1998, 20% of our total revenue in 1999 and 20% of our total revenue in the six months ended June 30, 2000. Pacific Design, our Japanese distributor, accounted for approximately 9% of total revenue in 1999 and 6% of total revenue in the six months ended June 30, 2000. No end customer accounted for over 10% of our total revenue in 1999 or in the six months ended June 30, 2000. While we continue to seek to diversify our customer base and expand the portion of our total revenue which is derived from direct sales, we anticipate that our operating results will continue to depend to a lesser extent on a relatively high volume of sales to a relatively small number of international distributors and other channel partners. In addition, we plan to continue to expand our international operations significantly, since we believe international markets represent a significant growth opportunity. We anticipate that international revenue will increase as a percent of total revenue in the future.

    We sell perpetual licenses to use our software products and also sell related maintenance services. For each sale, we defer the recognition of revenue until a purchase order is received from the customer, delivery of the product and license key has occurred, the fee is fixed or determinable, collection of the fee is probable based on completed credit review procedures and there are no remaining obligations by us. Once all of the above conditions have been met, we recognize license revenue based upon the residual method after all elements other than maintenance have been delivered as prescribed by Statement of Position 98-9 Modification of SOP No. 97-2 with Respect to Certain Transactions. Sales to international distributors are recognized by us when the international distributor has resold the product to an end user.

    Our products are generally priced based on a perpetual fee per license basis. Our per license list prices generally range from $9,000 to $115,000, depending on the product. Our products do not require customization, modification or on-site implementation services for our customers to install and use them.

    A substantial majority of customers that license our products also purchase maintenance annually, which we price at 20% of the list price of the license. Customers purchasing maintenance receive unspecified product updates and electronic, internet-based technical support and telephone support. We recognize revenue from maintenance ratably over the maintenance period, which is typically one year. In general, customers on maintenance receive product updates that support new FPGA devices when we make these updates available for the licensed product. We believe these product updates are the primary reason a majority of our customers renew maintenance. We have also provided a feature limited version of one of our products to certain FPGA manufacturers for distribution to their customers. As these arrangements do not provide for a renewal fee for the licensed software or maintenance services, we have concluded that we do not have vendor specific objective evidence of fair value of the licensed software or maintenance on these type of arrangements as they are not priced or offered separately. As a result, license and maintenance revenue is recognized ratably over the period of each arrangement.

    Maintenance revenue comprised 24% of our total revenue in 1998, 28% of our total revenue in 1999 and 30% of our total revenue in the six months ended June 30, 2000. We expect maintenance revenue to continue to represent a significant percent of total revenue and to vary as a percent of total revenue based on the growth rate of license revenue and the number of customers renewing annual maintenance. If maintenance revenue increases as a percent of total revenue, our gross margin as a percent of total revenue may decrease due to lower margins on maintenance revenue resulting from incremental maintenance support costs. However, over the next 12 months, we do not expect maintenance revenue as a percent of total revenue to vary significantly.

    Our channel partners include distributors, resellers and FPGA vendors. Although we enter into general sales contracts with our distributors, resellers and FPGA vendors, none of our channel partners are generally obligated to purchase any amount of our products pursuant to these contracts. We rely on our channel partners to submit purchase orders for specific quantities of our products. We do not consider backlog to be a meaningful measure of future revenue because our customers can generally cancel orders without penalty.

    Since our inception in 1994, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our engineering, sales and marketing and customer support departments and to establish an administrative organization. As a result, we had an accumulated deficit of $14.0 million as of June 30, 2000. We anticipate that our operating expenses will increase substantially in the future as we fund additional research and development projects, increase our sales and marketing operations both domestically and internationally, develop new sales channels, increase our customer support capabilities and improve our operational and financial systems. Accordingly, we will need to generate higher revenue in the future to achieve and maintain profitability.

    We apply Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, or SFAS 86, to software technologies we develop internally. We include internal development costs in research and development, and we expense those costs as they are incurred. SFAS 86 requires the capitalization of certain internal development costs once technological feasibility is established, which, based upon our development process, generally occurs upon the completion of a working model. As the time period between the completion of a working model and the general availability of our products has not been significant, we have not capitalized any software development costs to date.

    We recorded unearned stock based compensation on our balance sheet of $3.8 million in connection with stock option grants to our employees that were granted between June 1, 1999 and September 15, 2000. We will amortize this stock-based compensation over the vesting period of the related options, which is generally four years. During 1999 and the six months ended June 30, 2000, we amortized $175,000 and $386,000 of stock compensation, respectively. We expect the remaining deferred stock-based compensation at September 15, 2000 will be amortized as follows: $566,000 for the six months ending December 31, 2000, $1.0 million for the year ending December 31, 2001, $753,000 for year ending December 31, 2002, $541,000 for the year ending December 31, 2003 and the balance thereafter. The amount of stock-based compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

    As of June 30, 2000, we had approximately $9.3 million of federal and $400,000 of state net operating loss carryforwards for tax reporting purposes available to offset future taxable income. These net operating loss carryforwards expire beginning in 2018 and 2002, respectively. We have not recognized any benefit from the future use of loss carryforwards for these periods or for any other period since inception because of uncertainty surrounding their realization. The amount of net operating losses that we can utilize may be limited under tax regulations in circumstances including a cumulative stock ownership change of more than 50% over a three year period.

    In order to increase market share in international locations and better serve our global customers, we plan to further expand our international operations. We expect that this expansion will require a substantial investment in personnel, facilities and operations, which tend to be more costly than similar investments in domestic operations. As a result of these investments in our international operations, we may experience an increase in cost of sales and other operating expenses disproportionate to revenue from those operations.

    Our sales are generally denominated in United States dollars; however, a portion of our operating expenses in international locations is denominated in local currencies. Historically, our exposure to foreign exchange fluctuations has been minimal. As our international sales and operations expand, we anticipate that our exposure to foreign currency fluctuations will increase.

    We had 156 employees as of June 30, 2000, which represents a substantial increase from 101 employees as of December 31, 1998. This rapid growth has placed significant demands on our management and operational resources. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis.

Results of Operations

    The following table sets forth the results of our operations expressed as a percent of total revenue. Our historical operating results are not necessarily indicative of the results for any future period.

                                                                 Six Months
                                            Years Ended             Ended
                                           December 31,           June 30,
                                         ---------------------   -------------
                                         1997    1998    1999    1999    2000
                                         -----   -----   -----   -----   -----
Revenue:
 License...............................   85.8 %  75.9 %  71.6 %  73.0 %  70.4 %
 Maintenance...........................   14.2    24.1    28.4    27.0    29.6
                                         -----   -----   -----   -----   -----
  Total revenue........................  100.0   100.0   100.0   100.0   100.0
Cost of revenue:
 Cost of license.......................    1.8     1.4     1.3     1.6     0.6
 Cost of maintenance...................    1.2     4.8     6.5     6.4     5.0
                                         -----   -----   -----   -----   -----
  Total cost of revenue................    3.0     6.2     7.8     8.0     5.6
Gross margin...........................   97.0    93.8    92.2    92.0    94.4
Operating expenses:
 Research and development..............   19.3    36.5    44.1    42.8    41.3
 Sales and marketing...................   72.8    75.4    71.0    77.4    60.2
 General and administrative............   14.4    14.7    14.3    15.1    11.1
 Stock-based compensation..............     --      --     1.0      --     2.8
                                         -----   -----   -----   -----   -----
  Total operating expenses.............  106.5   126.6   130.4   135.3   115.4
Loss from operations...................   (9.5)  (32.8)  (38.2)  (43.3)  (21.0)
Other income (expense), net............    0.9    (0.2)     --    (0.6)    0.6
                                         -----   -----   -----   -----   -----
Net loss...............................   (8.6)% (33.0)% (38.2)% (43.9)% (20.4)%
                                         =====   =====   =====   =====   =====

Six Months Ended June 30, 1999 and 2000

 Total revenue

    Our total revenue consists of license revenue and maintenance revenue. Our total revenue increased by 71.5% from $8.1 million for the six months ended June 30, 1999 to $13.9 million for the six months ended June 30, 2000. These increases were attributable to an increase in our customer base resulting in substantial growth in license and maintenance revenue, as well as additional sales to our existing customers.

    License revenue. License revenue increased by 65.4% from $5.9 million for the six months ended June 30, 1999 to $9.8 million for the six months ended June 30, 2000. These increases were primarily attributable to an increase in our customer base resulting in substantial growth in license revenue, as well as additional sales to our existing customers. The increase also resulted from a larger and more productive sales force and the introduction of our new Certify, Amplify and Synplify Pro products.

    Maintenance revenue. Our maintenance revenue increased by 88.0% from $2.2 million for the six months ended June 30, 1999 to $4.1 million for the six months ended June 30, 2000. The increase in maintenance revenue was attributable to both the increase in license sales to new and existing customers, in connection with which we generally sell one year of maintenance support services, as well as an increase in revenue from customers renewing maintenance support services.

 Cost of revenue

    Cost of license revenue. Cost of license revenue includes product packaging, software documentation and other costs associated with shipping, as well as royalties due from us to third parties. Our cost of license revenue decreased 34.9% from $126,000 for the six months ended June 30, 1999 to $82,000 for the six months ended June 30, 2000. As a percent of license revenue, the cost of license revenue decreased from 2.1% for the six months ended June 30, 1999 to 0.8% for the six months ended June 30, 2000. The decrease in the cost of license revenue was primarily due to the shipment of a product update to our customer base in the six months ended June 30, 1999. We expect that the absolute dollar amount of the cost of license revenue will continue to increase over the next 12 months and that the cost of license revenue as a percent of license revenue will vary based on the timing of update releases.

    Cost of maintenance revenue. Cost of maintenance revenue consists primarily of personnel and other expenses related to providing maintenance support to our customers. Our cost of maintenance revenue increased 33.4% from $518,000 for the six months ended June 30, 1999 to $691,000 for the six months ended June 30, 2000. The increase in cost of maintenance revenue in absolute dollars was primarily attributable to increased hiring of customer support personnel to provide improved levels of support to a growing installed customer base. As a percent of maintenance revenue, the cost of maintenance revenue decreased from 23.7% for the six months ended June 30, 1999 to 16.8% for the six months ended June 30, 2000. The decrease in the cost of maintenance revenue as a percent of maintenance revenue was primarily due to the increased volume of maintenance renewals in the latter period. We expect that the absolute level of cost of maintenance revenue will grow in the next 12 months to support our growing base of domestic and international customers.

 Operating expenses

    Research and development. Research and development expenses consist of engineering costs to develop new products, enhance existing products and perform quality assurance activities. Our research and development expenses increased 65.5% from $3.5 million for the six months ended June 30, 1999 to $5.7 million for the six months ended June 30, 2000. The increase in research and development expenses in absolute dollars was primarily attributable to the hiring of additional software engineers who are focused on both enhancing the features and performance of existing products as well as developing new products. As a percent of total revenue, research and development expenses decreased from 42.8% for the six months ended June 30, 1999 to 41.3% for the six months ended June 30, 2000. The decrease in research and development expenses as a percent of total revenue was primarily related to the increase in total revenue in the six months ended June 30, 2000. We believe that significant investment in research and development has been and will continue to be required to develop new products and enhance existing products to allow us to further penetrate our target markets. We anticipate that research and development expenses will increase in absolute dollars in the future.

    Sales and marketing. Sales and marketing expenses consist primarily of salaries, commissions, travel and promotional and advertising costs. Our sales and marketing expenses increased 33.2% from $6.3 million for the six months ended June 30, 1999 to $8.3 million for the six months ended June 30, 2000. The absolute dollar increase in sales and marketing expenses was primarily attributable to the hiring of additional sales and marketing personnel, increases in commissions due to increased sales and the expansion of our sales offices, particularly in Europe. As a percent of total revenue, sales and marketing expenses decreased from 77.4% for the six months ended June 30, 1999 to 60.2% for the six months ended June 30, 2000. The decrease in sales and marketing expenses as a percent of revenue was primarily attributable to the increase in total revenue for the six months ended June 30, 2000. We expect that the absolute dollar level of sales and marketing expenses will continue to increase in future periods.

    General and administrative. General and administrative expenses represent corporate, finance, human resource, administrative and legal expenses. Our general and administrative expenses increased 26.6% from $1.2 million for the six months ended June 30, 1999 to $1.5 million for the six months ended June 30, 2000. The absolute dollar level increase in general and administrative expenses was primarily attributable to the hiring of additional finance and operations personnel, as well as increased legal, accounting and other consulting fees. As a percent of total revenue, general and administrative expenses decreased from 15.1% for the six months ended June 30, 1999 to 11.1% for the six months ended June 30, 2000. The decrease in general and administrative expenses as a percent of revenue was primarily attributable to the increase in total revenue for the six months ended June 30, 2000. We expect that the absolute dollar level of general and administrative expenses will continue to increase to support our future operations.

    Stock-based compensation. Stock-based compensation was $4,000 for the six months ended June 30, 1999, and $386,000 for the six months ended June 30, 2000. Of these amounts, employee stock compensation related to the following: research and development expenses of $3,000 for the six months ended June 30, 1999, and $201,000 for the six months ended June 30, 2000; and selling, general and administrative expenses of $1,000 for the six months ended June 30, 1999 and $185,000 for the six months ended June 30, 2000.

 Other income (expense), net

    Other income (expense), net consists of interest income, interest expense and other miscellaneous expenses. Our other income (expense), net increased from other expense of $47,000 for the six months ended June 30, 1999 to other income of $77,000 for the six months ended June 30, 2000. As a percent of total revenue, other expense increased from 0.6% for the six months ended June 30, 1999 to other income of 0.6% for the six months ended June 30, 2000. The increase was primarily due to higher interest income on increased cash levels in the six months ended June 30, 2000.

Years Ended December 31, 1998 and 1999

 Total revenue

    Our total revenue increased by 64.8% from $11.0 million for 1998 to $18.2 million for 1999. These increases were primarily attributable to an increase in our customer base resulting in substantial growth in license and maintenance revenue, as well as additional sales to our existing customers. In 1998, one distributor accounted for approximately 11% of our total revenue and one end customer accounted for approximately 12% of our total revenue. In 1999, no distributor or end customer accounted for over 10% of our total revenue.

    License revenue. License revenue increased by 55.5% from $8.4 million for 1998 to $13.0 million for 1999. The increase in revenue was primarily attributable to increased market acceptance of our Synplify and HDL Analyst products, and to a lesser degree, the introduction of our Certify product in 1999. The increase also reflects the results from a larger and more productive sales force.

    Maintenance revenue. Our maintenance revenue increased by 94.2% from $2.7 million for 1998 to $5.2 million for 1999. The increase in maintenance revenue was primarily attributable to the increase in license sales to new and existing customers, in connection with which we generally sell one year of maintenance support services, as well as an increase in revenue from customers renewing maintenance support services.

 Cost of revenue

    Cost of license revenue. Our cost of license revenue increased 61.5% from $148,000 for 1998 to $239,000 for 1999. The increase in the cost of license revenue in absolute dollars was due primarily to the increased volume of unit shipments during the year. As a percent of license revenue, the cost of license revenue remained unchanged at 1.8% for 1998 and 1999.

    Cost of maintenance revenue. Our cost of maintenance revenue increased 123.5% from $531,000 for 1998 to $1.2 million for 1999. As a percent of maintenance revenue, the cost of maintenance revenue increased from 20.0% for 1998 to 23.0% for 1999. The increase in cost of maintenance revenue was primarily attributable to increased hiring of customer support personnel to provide improved levels of service to our growing customer base.

 Operating expenses

    Research and development. Our research and development expenses increased 99.0% from $4.0 million for 1998 to $8.0 million for 1999. As a percent of total revenue, research and development expenses increased from 36.6% for 1998 to 44.1% for 1999. This increase in research and development expenses was primarily attributable to an increase in the number of software engineers we employed for the enhancement of existing products and the development of new products, including Amplify Physical Optimizer.

    Sales and marketing. Our sales and marketing expenses increased 55.1% from $8.3 million for 1998 to $12.9 million for 1999. The absolute dollar increase in sales and marketing expenses was primarily attributable to the hiring of additional sales and marketing personnel, increases in commissions due to increased sales and the expansion of our sales offices, particularly in Europe. As a percent of total revenue, sales and marketing expenses decreased from 75.4% for 1998 to 71.0% for 1999. The decrease in sales and marketing expenses as a percent of total revenue was primarily attributable to the increase in total revenue for 1999.

    General and administrative. Our general and administrative expenses increased 59.6% from $1.6 million for 1998 to $2.6 million for 1999. The absolute dollar level increase in general and administrative expenses was primarily attributable to the hiring of additional finance and operations personnel, as well as increased legal, accounting and other consulting fees. As a percent of total revenue, general and administrative expenses decreased from 14.7% for 1998 to 14.2% for 1999. The decrease in general and administrative expenses as a percent of total revenue was primarily attributable to the increase in total revenue for 1999.

    Stock-based compensation. We did not incur any stock-based compensation expense for the year ended December 31, 1998. Stock-based compensation expense was $175,000 for the year ending December 31, 1999. This compensation related to the following: research and development expenses of $118,000, sales and marketing and general and administrative expenses of $57,000.

 Other income (expense), net

    Our other expense, net decreased from $19,000 for 1998 to $7,000 for 1999, as a result of increased interest income on a higher level of cash balances offset by higher interest expense from a higher level of borrowing.

Years Ended December 31, 1997 and 1998

 Total revenue

    Our total revenue increased by 102.2% from $5.5 million for 1997 to $11.0 million for 1998. This increase was primarily attributable to an increase in our customer base resulting in substantial growth in license and maintenance revenue, as well as additional sales to our existing customers. Two distributors and one end customer accounted for approximately 29% of our total revenue in the aggregate in 1997 and 30% in 1998.

    License revenue. Our license revenue increased by 78.9% from $4.7 million for 1997 to $8.4 million for 1998. The increase in license revenue was primarily attributable to the sale of an increased number of licenses for our Synplify and HDL Analyst products.

    Maintenance revenue. Our maintenance revenue increased by 242.6% from $775,000 for 1997 to $2.7 million for 1998. The increase in maintenance revenue was primarily attributable to the increase in license sales, with which we generally sell one year of maintenance support services, as well as an increase in the revenue from customers renewing maintenance support services.

 Cost of revenue

    Cost of license revenue. Our cost of license revenue increased 52.6% from $97,000 for 1997 to $148,000 for 1998. The absolute dollar increase in the cost of license revenue was due primarily to the increased volume of unit shipments during the year. As a percent of license revenue, the cost of license revenue decreased from 2.1% for 1997 to 1.8% for 1998. The decrease in cost of license revenue as a percent of license revenue was primarily due to efficiencies achieved on the greater volume of product shipments.

    Cost of maintenance revenue. Our cost of maintenance revenue increased 729.7% from $64,000 for 1997 to $531,000 for 1998. As a percent of maintenance revenue, the cost of maintenance revenue increased from 8.3% for 1997 to 20.0% for 1998. The increase in both absolute dollars and as a percent of maintenance revenue was primarily attributable to increased hiring of customer support personnel to provide improved levels of support to a growing customer base.

 Operating expenses

    Research and development. Research and development expenses increased 282.4% from $1.1 million for 1997 to $4.0 million for 1998. As a percent of total revenue, research and development expenses increased from 19.3% for 1997 to 36.6% for 1998. The increase in research and development expenses was primarily attributable to an increase in the number of software engineers we employed for the enhancement of existing products and the development of new products, including Certify.

    Sales and marketing. Sales and marketing expenses increased 109.5% from $4.0 million for 1997 to $8.3 million for 1998. As a percent of total revenue, sales and marketing expenses increased from 72.8% for 1997 to 75.4% for 1998. This increase in both absolute dollars and as a percent of total revenue was primarily attributable to increased hiring in both the marketing and sales departments, increased trade show and travel costs, and to a lesser extent, the expansion of our sales and marketing activities in Europe.

    General and administrative. Our general and administrative expenses increased 105.6% from $788,000 for 1997 to $1.6 million for 1998. As a percent of total revenue, general and administrative expenses increased from 14.4% for 1997 to 14.7% for 1998. The absolute dollar level increase of general and administrative expenses was primarily attributable to hiring of additional finance and operations personnel, as well as other related costs.

 Other income (expense), net

    Our other income (expense), net decreased from other income of $47,000 for 1997 to other expense of $19,000 for 1998. The decrease in other income (expense), net was primarily due to increased interest expense in 1998 as a result of borrowings under our credit facilities and lower interest earnings on available cash balances.

Quarterly Results of Operations

    The following table presents our consolidated operating results for each of the six quarters in the period from January 1, 1999 through June 30, 2000. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of our management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                                             Quarter Ended
                         ---------------------------------------------------------------
                         Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,
                           1999       1999       1999       1999       2000       2000
                         --------   --------   ---------  --------   --------   --------
                                         (dollars in thousands)
Consolidated Statement
 of Operations Data:
Revenue:
 License................ $ 2,842    $ 3,056     $ 3,351   $ 3,770    $ 3,947     $5,807
 Maintenance............   1,008      1,176       1,396     1,576      1,875      2,231
                         -------    -------     -------   -------    -------     ------
  Total revenue.........   3,850      4,232       4,747     5,346      5,822      8,038
Cost of revenue:
 Cost of license........      33         93          35        78         48         34
 Cost of maintenance....     220        298         320       349        367        324
                         -------    -------     -------   -------    -------     ------
  Total cost of
   revenue..............     253        391         355       427        415        358
                         -------    -------     -------   -------    -------     ------
Gross profit............   3,597      3,841       4,392     4,919      5,407      7,680
Operating expenses:
 Research and
  development...........   1,648      1,811       2,082     2,477      2,687      3,037
 Sales and marketing....   2,866      3,393       3,131     3,513      3,603      4,737
 General and
  administrative........     622        595         691       678        766        775
 Stock-based
  compensation..........     --           4          41       130        189        197
                         -------    -------     -------   -------    -------     ------
  Total operating
   expenses.............   5,136      5,803       5,945     6,798      7,245      8,746
                         -------    -------     -------   -------    -------     ------
Loss from operations....  (1,539)    (1,962)     (1,553)   (1,879)    (1,838)    (1,066)
Other income (expense),
 net....................     (52)         5          34         6         (9)        86
                         -------    -------     -------   -------    -------     ------
Net loss................ $(1,591)   $(1,957)    $(1,519)  $(1,873)   $(1,847)    $ (980)
                         =======    =======     =======   =======    =======     ======
As a Percent of Total
 Revenue:
Revenue:
 License................    73.8 %     72.2 %      70.6 %    70.5 %     67.8 %     72.2 %
 Maintenance............    26.2       27.8        29.4      29.5       32.2       27.8
                         -------    -------     -------   -------    -------     ------
  Total revenue.........   100.0      100.0       100.0     100.0      100.0      100.0
Cost of revenue:
 Cost of license........     0.9        2.2         0.7       1.5        0.8        0.5
 Cost of maintenance....     5.7        7.0         6.8       6.5        6.3        4.0
                         -------    -------     -------   -------    -------     ------
  Total cost of
   revenue..............     6.6        9.2         7.5       8.0        7.1        4.5
                         -------    -------     -------   -------    -------     ------
Gross profit............    93.4       90.8        92.5      92.0       92.9       95.5
Operating expenses:
 Research and
  development...........    42.8       42.8        43.9      46.3       46.2       37.8
 Sales and marketing....    74.4       80.2        65.9      65.7       61.9       58.9
 General and
  administrative........    16.2       14.0        14.5      12.7       13.1        9.6
 Stock-based
  compensation..........     --         0.1         0.9       2.4        3.2        2.5
                         -------    -------     -------   -------    -------     ------
  Total operating
   expenses.............   133.4      137.1       125.2     127.1      124.4      108.8
                         -------    -------     -------   -------    -------     ------
Loss from operations....   (40.0)     (46.3)      (32.7)    (35.1)     (31.5)     (13.3)
Other income (expense),
 net....................    (1.3)       0.1         0.7       0.1       (0.2)       1.1
                         -------    -------     -------   -------    -------     ------
Net loss................   (41.3)%    (46.2)%     (32.0)%   (35.0)%    (31.7)%    (12.2)%
                         =======    =======     =======   =======    =======     ======

    License revenue has increased each quarter due to a larger number of product licenses sold to our customers reflecting increased market acceptance of our products, as well as from increases in the size and productivity of our sales force. Maintenance revenue has increased each quarter due to increases in license sales to new and existing customers in connection with which we generally sell one year of maintenance support, as well as from an increase in revenue from customers renewing maintenance. While we have increased revenue from both licenses and maintenance in each of our recent quarters, we believe seasonal factors in our business may cause revenue in the quarter ended March 31 to decrease from the revenue of the immediately preceding quarter. These seasonal factors include patterns in the capital budgeting and purchasing cycles of our current and prospective customers and the economic incentives to our sales force that generally occur in the last quarter of the calendar year.

    Our operating results have varied significantly from quarter to quarter in the past and may continue to fluctuate in the future. The quarterly fluctuations are caused by a number of factors, including demand for our products and services, size and timing of specific sales, level of product and price competition, timing and market acceptance of new product introductions and product enhancements by us and our competitors, the length of our sales cycle, personnel changes, budgeting cycles of our customers, the impact of our revenue recognition policies, changes in technology and changes caused by the rapidly evolving market for FPGAs, ASICs and SoCs. Many of these factors are beyond our control. Therefore, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected or achieved in any future period.

Liquidity and Capital Resources

    Since inception, we have financed our operations primarily through private sales of preferred stock including:

                                                            Per Share Aggregate
   Series                                          Date       Price    Proceeds
   ------                                          ----     --------- ----------
   Series A preferred......................... October 1996   $2.25   $1,999,998
   Series B preferred.........................  March 1999     4.28    7,500,000
   Series C preferred.........................  March 2000     7.13    5,500,001

    We have also financed our operations through the sale of common stock, equipment financing and cash generated from product sales. As of June 30, 2000, we had cash and cash equivalents of $8.2 million, an accumulated deficit of $14.0 million and working capital of $1.5 million.

    Net cash used in operating activities was $1.9 million for the year ended December 31, 1998 and $3.4 million for the year ended December 31, 1999. Net cash used in operating activities was $294,000 for the six months ended June 30, 2000. Cash used in operating activities for each period resulted primarily from net losses in those periods, and to a lesser extent, increases in accounts receivable. These uses of cash were partially offset by increases in accrued liabilities and deferred revenue.

    Net cash used in investing activities was $1.5 million for the year ended December 31, 1998 and $1.3 million for the year ended December 31, 1999. Net cash used in investing activities was $542,000 for the six months ended June 30, 2000. Net cash used was primarily for purchases of new computers, equipment and furniture as we expanded operations. We expect to use approximately $2.0 million of cash to purchase property and equipment over the next 12 months.

    Net cash provided by financing activities was $2.3 million for the year ended December 31, 1998 and $6.1 million for the year ended December 31, 1999. Net cash provided by financing activities was $6.5 million for the six months ended June 30, 2000. For 1998, net cash provided by financing activities was primarily due to equipment loans and borrowings under a bank line of credit. For 1999, net cash provided by financing activities was primarily due to the sale of $7.4 million of series B preferred stock in March 1999. For the six months ended June 30, 2000, net cash provided by financing activities was primarily due to the sale of $5.5 million of series C preferred stock and the proceeds from the exercise of employee stock options.

    We also have a $3.0 million line of credit with Silicon Valley Bank. The line of credit expires in September 2000 and has an interest rate of prime plus 0.25%. Advances under the line of credit are limited to a specified percent of eligible accounts receivable as defined in the line of credit agreement. As of June 30, 2000, we had no borrowings outstanding under this line of credit and had available borrowings under the line of approximately $1.9 million. We are subject to financial ratio and other covenants in connection with this line of credit and were in compliance with the covenants as of June 30, 2000. As of June 30, 2000, we had $981,000 in fixed term obligations of which we intend to repay approximately $817,000 from the proceeds of this offering. In addition, as of June 30, 2000, we had approximately $900,000 available under an equipment lease line with Comdisco, Inc., on which availability expires on December 31, 2000.

    Our future liquidity and capital requirements will depend on numerous factors, including:

  .   the amount and timing of license revenue;

  . the extent to which our existing and new products gain market acceptance;

  .   the extent to which customers continue to renew annual maintenance;

  . the cost and timing of expansion of product development efforts and the success of these development efforts;

  .   the cost and timing of expansion of sales and marketing activities;
      and

  .   available borrowings under line of credit arrangements.

    We believe that the net proceeds from this offering, together with our current cash and investment balances and any cash generated from operations and from current credit facilities, will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, it is possible that we may require additional financing within this period. We have no current plans, and we are not currently negotiating, to obtain additional financing following the closing of this offering. We intend to continue to invest heavily in the development of new products and enhancements to our existing products. The factors described above will affect our future capital requirements and the adequacy of our available funds. In addition, even if we raise sufficient funds to meet our anticipated cash needs during the next 12 months, we may need to raise additional funds beyond this time. We may be required to raise those funds through public or private financings, strategic relationships or other arrangements. We cannot assure you that such funding, if needed, will be available on terms attractive to us, or at all. Furthermore, any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. If we fail to raise capital when needed, our failure could have a negative impact on our ability to pursue our business strategy and achieve and maintain profitability.

Qualitative and Quantitative Disclosures About Market Risk

    We develop products in the United States and sell those products primarily in North America, Europe and Japan. Our revenue for sales outside North America was approximately 20% of our total revenue in 1999 and in the six months ended June 30, 2000. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all of our sales are currently made in U.S. dollars, a strengthening of the U.S. dollar could make our products less competitive in foreign markets. Our sales are generally denominated in U.S. dollars. Our expenses incurred in foreign locations are generally denominated in the respective local currency and translated to United States dollars using the average exchange rate during the period. Balance sheet accounts are translated using the current exchange rate in effect at the balance sheet date. The effects of translation are included in the results of operations and to date have not been material. Historically, our exposure to foreign exchange fluctuations has been minimal; however, as our international sales and operations expand, we anticipate that our exposure to foreign currency fluctuations will increase. We have not undertaken any hedging actions to reduce our exposure to changes in foreign currency exchange rates.

    Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we have concluded that we do not have material market risk exposure.

    Our investment policy requires us to invest funds in excess of current operating requirements in:

  .   obligations of the U.S. government and its agencies;

  .   investment grade state and local government obligations;

  . securities of U.S. corporations rated A1 or P1 by Standard & Poors' or the Moody's equivalents; and/or

  . money market funds, deposits or notes issued or guaranteed by U.S. and non-U.S. commercial banks meeting certain credit rating and net worth requirements with maturities of less than two years.

    As of June 30, 2000, our cash and cash equivalents consisted primarily of demand deposits and money market funds held by large institutions in the U.S.

Recent Accounting Pronouncements

    In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, Revenue Recognition, or SAB 101, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. We are required to adopt this pronouncement for our company beginning in the fourth quarter of 2000. We believe that our adoption of SAB 101 will not have a material impact on our financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We will be subject to SFAS 133 commencing in 2001. We have not yet determined what the impact of SFAS 133 will be on our financial position or results of operations.

    In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, or FIN 44. FIN 44 clarifies the definition of an employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. We are currently evaluating the impact FIN 44 will have on our financial position and results of operations.

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

                                    BUSINESS

Overview

    We are a leading provider of software products that enable the rapid and effective design and verification of large, complex semiconductors used in internet infrastructure hardware, including next generation networking and communications equipment, as well as various electronic devices. Our synthesis software performs essential steps in the process of designing FPGAs, ASICs and SoCs. We employ proprietary logic synthesis and physical synthesis technology to simplify, improve and accelerate the design and verification of large complex semiconductors, in particular, high-end FPGAs. We believe our software products, coupled with our expert customer support, enable our customers to meet performance goals and decrease the time to market of their products.

Industry Background

 Internet infrastructure, next generation networking and communications equipment

    The internet continues to expand rapidly as a global medium for communications, entertainment and commerce, redefining the way many businesses and consumers interact and exchange information. The growth in internet use has led to increased demand for high speed wireline and wireless networks, known as next generation networks. Communications carriers, cable operators, internet service providers, corporations and other entities are deploying next generation networking equipment, which facilitates the transmission of growing volumes of network traffic. This equipment includes fiber optic backbone equipment, broadband access equipment, routers, switches, satellite devices, base station equipment for wireless data and other infrastructure equipment. In its publication "U.S. Industry and Trade Outlook 2000," the United States Department of Commerce estimates that the projected worldwide market size for telecommunications equipment in 2001 will be over $400 billion.

    Intense competition and rapid technological advances have increased the pressure on next generation networking equipment manufacturers to design and produce equipment with higher performance, greater reliability and more sophisticated features. Equipment providers must meet a challenging set of requirements to be successful. Shorter product life cycles and competitive markets require vendors to reduce the period from design to sale, known as time to market. Networking and communications markets are complex and rapidly changing. The constant evolution of standards by which networking equipment manufactured by different vendors can communicate also increases pressure on next generation networking equipment providers when designing new products.

    In response to these competitive dynamics on the internet infrastructure and next generation networks, networking equipment vendors are demanding enhanced functionality from the semiconductors used in their products. inSearch Research, a market research firm, projects that the value of semiconductors in selected communications-related applications will grow at a compound annual growth rate of 26% from 1998 to 2003 and that spending for semiconductor components of communications-related applications will reach $70.6 billion per annum by 2003.

 Use of FPGAs, ASICs and SoCs for internet infrastructure, next generation networking and communications equipment

    Manufacturers of next generation networking equipment employ a wide variety of advanced semiconductors, including application specific integrated circuits, known as ASICs, system on a chip ASICs that also include a microprocessor, known as SoCs, and increasingly, programmable semiconductors. Unlike standard, off the shelf semiconductors, ASICs, SoCs and programmable semiconductors, such as field programmable gate arrays, called FPGAs, are tailored to perform specific functions defined by electronic product designers. ASICs and SoCs are semiconductors that are customized prior to manufacture to perform a specific function, whereas FPGAs are customized, or programmed, after the semiconductors are manufactured. ASICs, SoCs and FPGAs are used to implement proprietary intellectual property and to provide the equipment manufacturer's products with enhanced performance, flexibility and differentiation from those of competitors.

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

ASICs and SoCs can achieve higher performance, lower power consumption and lower unit cost when produced in volume than FPGAs. However, ASICs and SoCs have longer development cycles as well as lengthy and expensive custom fabrication processes prior to shipment to the equipment manufacturer. FPGAs provide next generation networking equipment manufacturers with the ability to create and modify semiconductor designs quickly and easily and make changes even after the product is used by the customer. This ease of creation and modification helps electronics manufacturers meet time to market requirements by shortening development times. In this respect, FPGAs provide equipment manufacturers with the ability to get to market quickly and the flexibility to update their products to address rapidly changing industry and interoperability standards. To take advantage of their relative strengths, several vendors have announced plans to create semiconductors that combine an ASIC with a FPGA on a single chip.

    We believe that the expanded capacity and performance of ASICs and SoCs and the relative ease of use and design flexibility of FPGAs will continue to fuel growth in the use of these semiconductors in next generation networking equipment. The capacity of FPGAs, ASICs and SoCs has increased in accordance with Moore's law, which predicts that the functional capacity of semiconductors will double approximately every 18 months. The advanced manufacturing processes that facilitate these capacity increases also improve performance and further expand the breadth of applications for which the semiconductors can be used. According to the Semiconductor Industry Association's June 2000 estimates, the total market size for ASICs is forecasted to grow from $9.8 billion in 1999 to $22.6 billion in 2003, while the market for FPGAs and other programmable semiconductors is estimated to grow from $2.9 billion in 1999 to $9.7 billion in 2003. This represents a compound growth rate of 23% for ASICs and 35% for FPGAs.

 Challenges of designing FPGAs, ASICs and SoCs for internet infrastructure, next generation networking and communications equipment

    While higher capacity, more complex FPGAs, ASICs and SoCs are used in the design of next generation networking equipment, they often require significant resources to design and test their functionality. Large semiconductor designs require more time to develop and test, which may limit the network equipment manufacturer's ability to get to market quickly. While state of the art semiconductors are designed to achieve high performance standards, reaching these performance goals can require time consuming design processes. Electronic product designers seek design solutions that increase productivity, are easy to learn and use and result in high performance designs. To achieve these objectives, electronic product designers, including equipment manufacturers using FPGAs, ASICs and SoCs, have recognized the advantages of software solutions, which can address critical needs.

    To date, these software solutions have focused on several functions including:

  . Logic synthesis. Logic synthesis software compiles a high level textual description of the desired function of a semiconductor into an optimized network of elements, each of which is known as a logic or memory element. Because the logic and memory elements must interact and exhibit high performance, logic synthesis is critical to reduce the number of required components and improve the frequency at which the semiconductor can be operated.

  . Physical synthesis. Physical synthesis software combines the function of logic synthesis software with some of the functions of placement and routing software. Placement and routing software processes the optimized description of the semiconductor created by logic synthesis to place the logic and memory elements in locations on the semiconductor and to assign routes for wires between those placed elements. The goal is to keep wires short in order to maximize performance. Because a physical synthesis system controls the locations of elements, it can more easily identify performance limitations and fix them with a combination of placement changes and logic synthesis optimizations.

  . Verification. Verification software uses the information about the functions of the semiconductor to test whether it will perform as intended. For example, with ASICs, the designer must verify whether the semiconductor will perform as intended and whether the proposed design works with other components of the resulting product, such as software or a communication module. Mistakes not identified prior to chip manufacture are costly and require weeks or months for correction. We believe that the nonrecurring cost for processing of a typical 0.18 micron ASIC is $500,000.

    A number of software companies have attempted to provide products that address these semiconductor design challenges, but we believe these products fail to meet fully the needs of next generation networking equipment and other high performance electronics manufacturers. Products in these categories have exhibited a variety of shortcomings in addressing FPGA, ASIC and SoC design requirements. They have proven to be too narrow in scope, limited in terms of functionality by not being able to process a variety of FPGA components or large designs, difficult and costly to use or some combination of the above.

    Many existing logic synthesis software products do not meet users' needs, because they:

  . fail to achieve the user's performance and capacity requirements or to do so within the allotted design time;

  . were originally intended for ASICs and have been adapted for FPGAs, and, as a result, they cannot exploit fully the features of a particular FPGA;

  . have lengthy processing times that either impair the electronic product designers' ability to meet short time to market requirements or limit the analysis of alternative designs such that performance goals may suffer due to these constraints;

  . require a lengthy training period before a designer can use them productively, and therefore, equipment manufacturers must allocate a substantial portion of their design budgets to training for skills which are not otherwise valuable to their businesses;

  . fail to incorporate features that support collaborative design of complex, large FPGAs, which results in designers being unable to exploit the benefits of those FPGAs; or

  . need responsive and skilled after purchase user support, without which a design may fall behind schedule or be rejected due to the risk that the semiconductor will not function as required.

    Many existing ASIC and SoC verification software products do not meet the users' needs, because they:

  . suffer from weaknesses, such as the inability to test large designs at once due to size and operating speed limitations, that may lead equipment manufacturers to avoid large and complex semiconductor designs due to the risk that the finished product will not meet functional or performance specifications; or

  . require lengthy processing times that impair rapid time to market and do not permit comprehensive software verification prior to the availability of the ASIC, either of which increases the likelihood that the ASIC will have to be redesigned before it can be produced in volume.

    Many existing ASIC and SoC emulation and prototyping products used for verification do not meet users' needs because they:

  . operate at reduced speeds necessitating the development of complex connections to other system components;

  . require a lengthy training period before a designer can use them productively because the designer must have a detailed and extensive understanding of the underlying equipment, which is irrelevant to the specific design being tested, in order to configure the verification equipment for a specific design;

  . do not result in prototypes that could be duplicated and distributed to geographically dispersed design team members, who are each focusing on different aspects of the end product;

  . require substantial responsive and skilled after purchase user support, without which a design may fall behind schedule or be rejected due to the risk that the semiconductor will not function as required; or

  . prevent timely design completion due to lack of available upgrades and maintenance releases.

    Equipment manufacturers and electronic product designers increasingly seek semiconductor design solutions that provide rapid productivity and highly optimized results. High productivity and highly optimized results enable the electronic product designer to exploit fully the capacity of the semiconductor. They also seek vendors that provide responsive customer support that will not stall the design process. These semiconductor design products should not require next generation networking and other equipment manufacturers to train their electronic product designers to be qualified as experienced semiconductor device designers as well, unless those skills are otherwise useful to the equipment manufacturer. A verification product should enable the designer to test the semiconductor under realistic conditions by prototyping the entire design at once and enabling the prototype to run at the actual speed required for the finished semiconductor.

Our Solution

    We are a leading provider of software products that enable the rapid and effective design and verification of FPGAs, ASICs and SoCs for use in next generation networking equipment. Our software solutions are also applied in the design of other communications systems, computers, industrial and medical electronics, as well as consumer products and military and aerospace systems. Our software solutions improve performance and shorten development times for complex FPGAs, ASICs and SoCs by simplifying, improving and automating key logic synthesis, physical synthesis and verification functions. Our products combine a number of sophisticated mathematical algorithms, electrical engineering techniques and advanced software operations.

    A key feature of our products is their ability to generate and display concurrently three views of a semiconductor design--the textual design description, a highly abstract graphical representation of the design description and an optimized, detailed diagram showing the various elements of the semiconductor design. As the designer changes the textual description, the changes are automatically reflected in the other two views. These alternate representations aid the designer to manipulate and optimize the design and diagnose problems. Our software products also provide the following features and benefits to our customers and their electronic product designers:

    Design goal achievement. Our products enable designers to design products quickly and intuitively that meet or exceed their semiconductor performance and capacity utilization goals. Efficient and cost-effective manufacturing of a semiconductor depends on full utilization of the semiconductor's capacity. Users specify design constraints through our graphical user interface and then use our products to automatically process the design to achieve function, performance and capacity goals. The complex optimization operations that our products perform employ the most advanced features of the target semiconductor and result in a highly optimized design that improves performance of the electronic equipment. As a result, our solutions may also enable designers to use less costly semiconductors to achieve the same performance goals, thus reducing costs.

    Accelerated time to market. Electronic product designers require time efficient solutions. Our products optimize small designs in seconds and large designs in hours or even minutes, significantly faster than alternative software. Reduced run time significantly shortens time to market because logic synthesis, physical synthesis and verification are typically performed repeatedly during the design process. In addition, our products allow designers to select an optimal design from various design possibilities in the same amount of time that alternative software would require to evaluate a single solution.

    Ease of use. Our products are designed to be easy to install, learn and use. The user enters only easily acquired and understood information that is specific to the design. Our products employ complex algorithms, but their sophistication makes the designers' work simpler. Both experienced and novice users value our products because they provide highly optimized designs that require a minimum level of effort as compared with conventional approaches. We believe our solutions' ease of use and graphical representations make them accessible to a larger group of designers without sacrificing quality of results or achievement of design goals.

    Capacity for complex designs. We believe our products provide significant advantages for designing FPGAs, ASICs and SoCs that contain large numbers of transistors. Our products can implement designs for the largest available FPGAs by incorporating algorithms that increase run time linearly with design size, as opposed to nonlinearly with alternative software products. Synplify Pro, one of our new products, enhances electronic product designer productivity, as well as the performance for complex designs. Amplify Physical Optimizer, one of our new products, is intended specifically for large FPGA designs and incorporates specialized features for optimizing these designs that can improve performance up to 35% for large FPGAs. Certify, our ASIC and SoC verification product, includes features that enable the designer to validate large designs using high speed prototypes. Without these prototypes, ASIC and SoC designers may elect not to undertake a large design because it cannot be adequately tested.

    Comprehensive customer support. Because of the complex nature of our customers' design activities, support services are an integral part of our solution. We emphasize rapid resolution of customer questions by staffing our customer support operation with knowledgeable engineers. These engineers, who have substantial design experience with the entire design flow, answer incoming support requests from our customers. We have provided our customer service organization with sufficient resources so that our staff can address our goal of responding to customer problems within 24 hours. We also make available through our web site information regarding support solutions, problem submission and problem status.

Our Strategy

    Our objective is to extend our position as a leading software provider of logic synthesis, physical synthesis and verification products for FPGAs, ASICs and SoCs for use by next generation networking equipment manufacturers. To achieve these goals we intend to:

    Continue to invest in research, development and product innovation. We intend to continue to introduce new products addressing different design tasks in the general areas of logic synthesis, physical synthesis and verification while continuing to improve our existing products. We expect to accomplish this through substantial research and development investments while using our core technology platform to drive development. We intend to continue to improve our core optimization algorithms that underlie all of our products and to provide timely support for new FPGA products as they are introduced. We intend to extend our physical synthesis product line to include greater integration with our ASIC verification product line and with design software from FPGA semiconductor vendors and will enhance our ASIC verification product line with more automation, features, options and third party software integration. We also intend to produce ASIC products including an ASIC synthesis product targeted at existing Synplify customers, a large percentage of whom also design ASICs.

    Focus on FPGAs and next generation networking and communications equipment. We believe that expanding functional capacity, increased performance expectations and time to market pressures are accelerating demand for FPGAs. These increasingly sophisticated FPGAs will require innovative design software to cope with more complex designs. We also believe that the FPGAs will increase in importance and breadth for use in next generation networking and communications equipment due to improvements in FPGA performance and time to market pressures. We intend to maintain a strong focus on the next generation networking and communications uses for FPGAs and to provide products that facilitate the rapid design of high quality semiconductors. We have assembled what we believe to be the largest engineering team focused on FPGA synthesis products, and we intend to continue to expand this team to increase our focus and extend our leadership in this area.

    Leverage and expand strategic relationships. We have developed marketing and engineering relationships with Altera, Lucent Technologies Inc. and Xilinx, three leading manufacturers of FPGAs. In addition, we have original equipment manufacturer agreements with Actel Corporation, Lattice Semiconductor

Corporation and QuickLogic Corporation, which also manufacture and supply FPGAs. We have developed an extensive relationship with Cadence that includes reciprocal original equipment manufacturing arrangements and joint marketing and sales efforts. We intend to continue and to expand our strategic relationships to enhance the full value, flexibility and depth of our product offerings.

    Continue to emphasize customer success. We believe that the further growth and quality of our customer support organization will continue to facilitate our customers' success and build brand loyalty. Our skilled user support organization contributed to the high renewal rate of our maintenance services in 1999 and the six months ended June 30, 2000. We believe the strength of our support services and ease of use of our products will continue to generate a high percentage of maintenance revenue from renewals. We intend to establish support centers outside North America that will be staffed by similarly qualified individuals who will provide services to our customers in those areas. As we acquire more customers and they purchase annual maintenance services from us, we intend to continue to recruit persons with substantial engineering experience so as to increase the size of our user support organization. We believe the quality and experience of our user support staff will continue to strengthen our competitive advantage. We intend to continue to encourage prospective customers to evaluate and compare our customer support.

    Increase sales to existing customer base. An increasing portion of our revenue comes from the sale of additional licenses to our current customers for our existing and newly developed products. We intend to continue to target our customers producing next generation networking equipment, which are a majority and growing portion of our customer base. In addition, we will continue to market our products to our other existing customers, which produce many types of electronic equipment including other communications systems, as well as computers, medical and industrial electronics, consumer and military and aerospace applications. Because of our large user base and the diverse nature of their businesses, we believe that selling new products to our current customers represents a significant opportunity for our company.

    Expand global distribution channels. Presently, we sell our products domestically through our direct, outside sales force and our telesales organization. In order to further expand domestic sales coverage, we also have sales and marketing relationships with semiconductor distributors Insight and Wyle. We believe that markets outside North America offer a significant growth opportunity for us as equipment designers in those markets more widely adopt design techniques for semiconductors that include logic synthesis, physical synthesis and verification software products. We also intend to strengthen our direct sales presence and engage distributors in key international markets to maximize sales coverage and user support.

Products and Customer Support

    We develop and market software products for the rapid and effective design and verification of FPGAs, ASICs and SoCs. Our products facilitate the creation of high performance designs and enable the fast time to market required by our customers in the next generation networking and communications equipment market. Our logic synthesis, physical synthesis and verification products enable electronic product designers to reduce overall design time. We have developed and will continue to improve our comprehensive support organization and expect to provide an increasing level of support to our customers.

 Synplify and Synplify Pro

    In 1995, we introduced our first product, Synplify, a logic synthesis product which enables customers to implement their designs in FPGAs quickly and easily. In May 2000, we launched Synplify Pro, an advanced FPGA logic synthesis product incorporating improved productivity features and offering enhanced results. To perform logic synthesis, Synplify and Synplify Pro employ proprietary optimization algorithms, which we call Behavior Extracting Synthesis Technology. Synplify and Synplify Pro take advantage of any specialized features provided by the FPGA manufacturers that improve performance for a particular design. Logic synthesis software products transform a high level design specification into a format comprised of logic elements and wires interconnecting those elements that is ready for implementation in a semiconductor. Logic synthesis is a primary determinant of FPGA, ASIC or SoC design performance. As a result, logic synthesis has a significant impact on the overall performance of the electronic system in which the FPGA, ASIC or SoC resides. We believe that Synplify and Synplify Pro have the industry's highest performance results on the basis of speed and capacity utilization of the resulting FPGA. In addition, Synplify Pro automatically identifies and restructures certain types of control circuits to achieve better performance.

    Because logic synthesis is performed multiple times during the design process, the less time synthesis requires, the more quickly the engineer can complete the design process. We believe that Synplify and Synplify Pro have the industry's fastest synthesis run times. We employ algorithms that scale linearly in run time with the size of the design. Small designs can be synthesized in seconds and designs for the newest, largest FPGAs can be synthesized in hours or even minutes. Synplify and Synplify Pro require only the input of readily available design data. This information is entered via a simple to use graphical user interface, which allows designers to specify all design constraints in a single location quickly and intuitively. We believe that our experienced customers embraced Synplify because it does not sacrifice performance in order to achieve ease of use and short design times.

 HDL Analyst

    In 1997, we introduced HDL Analyst, a software product that is available as an option to Synplify and is incorporated into most of our other products. A key feature of HDL Analyst is its ability to generate and display concurrently three views of a semiconductor design--the textual design description, a highly abstract graphical representation of the design description and an optimized, detailed diagram showing the various elements of the semiconductor design. As the designer changes the textual description, the changes are automatically reflected in the other two views. HDL Analyst enables designers to quickly identify performance bottlenecks and identify other opportunities for improvement.

 Certify

    In 1999, we introduced Certify, a software product for verification of ASICs and SoCs using prototypes consisting of multiple FPGAs. Certify enables design teams to create hardware prototypes early in the design process so that design changes are easier and less costly. It is also important for verifying that the final system will work as specified, will work with system level software and will meet customer requirements. Customers who use Certify to define their prototypes can begin system integration, software verification, chip verification and system verification earlier than other approaches to functional verification. Certify processes multimillion gate designs in a single pass without the complex scripts commonly required by ASIC or SoC synthesis products.

    Certify is the first commercially available verification product incorporating synthesis and that enables the user to create prototypes directly from the user's textual design specification. We believe Certify is easier to use than alternative solutions. Being able to operate the prototype at or near the speed of the final product is very important for ASIC and SoC verification, particularly for next generation networking and multimedia applications. Other available approaches, such as logic simulation software, emulation systems or reconfigurable prototyping systems, cannot run at a sufficient performance level for many applications, such as mobile telephony, optical switching or streaming video in real time. Certify enables designers to create prototypes that operate at or near the speed of the final product and at substantially higher frequencies than other available approaches by using our proprietary embedded synthesis technology that optimizes the final prototype performance. Certify achieves high performance for a multi-FPGA semiconductor prototype by optimizing all FPGAs in the prototype simultaneously.

 Amplify Physical Optimizer

    In March 2000, we introduced Amplify Physical Optimizer, a software product specifically created for designing large, complex FPGAs. The key innovation and differentiating feature of Amplify Physical Optimizer is the method by which it uses and improves physical implementation information provided by the designer during the synthesis process to produce a faster semiconductor. We believe that Amplify Physical Optimizer is the industry's first commercially available physical synthesis product for FPGA design. The user provides this physical implementation information through a graphical interface, and Amplify Physical Optimizer utilizes this information to improve the design performance up to 35%.

    We believe Amplify Physical Optimizer improves time to market. Without physical optimizations, users must undertake numerous time consuming iterations of design, constraint and software option changes in hopes of creating a design that has the desired performance and functionality. Our goal is to enable designers to use Amplify Physical Optimizer to achieve successful design specification in much less time.

    FPGA components are sold in performance grades. An FPGA offering marginally higher performance may cost substantially more than the next lower grade. Amplify Physical Optimizer assists designers to use less expensive components to meet the same design requirements.

    As design sizes increase, there is a trend toward design of FPGAs by groups in which portions of the design are allocated to individual members. When the design is assembled, a performance bottleneck may result if the independently designed portions of the semiconductor do not operate smoothly together. Amplify Physical Optimizer has features that assist a group of designers to collaborate on a single, large FPGA design. We believe these features result in collaborative designs that achieve higher performance than would otherwise be possible.

 Customer support

    Our products are designed to be employed quickly and effectively by our customers and to minimize the level of support from us for the designer to be productive. Our customers use our products along with design software from semiconductor manufacturers and from other third party design software developers. The overall semiconductor design process is complex, and our customers may seek assistance with various aspects of the semiconductor design process from us. We believe that a high level of customer service and support of their activities is critical to the success of our business. We have developed and expect to continue to improve our comprehensive service and support organization to manage customer accounts. We provide support for our products and services primarily from our Sunnyvale, California and Bangalore, India locations. We plan to expand existing and establish additional service and support sites outside of the United States to support customers in those markets.

    We provide technical support to our customers through maintenance and support services. The first year of maintenance and support is generally sold when the customer purchases a product license. Thereafter, customers may annually elect to renew maintenance. In 1999, a substantial majority of our customers that were receiving maintenance elected to renew their maintenance with us. We price our maintenance service on a per license basis of 20% of the list license fee. Maintenance service provides us with a valuable, ongoing revenue stream.

    We believe that customers will continue to renew maintenance because the rate of innovation in the FPGA industry is high, and equipment manufacturers expect us to support the latest components as soon as they are available. Customers paying maintenance receive software updates for new FPGA components when we make these updates available. In the past, we have issued at least two new updates to our products per year. These frequent releases typically include support for new components and enable our customers to optimize their designs or create prototypes using those components. We work closely with leading FPGA manufacturers to incorporate support for new components as quickly as possible.

    Our service and support organization assists customers with product installation and configuration. However, our service and support organization devotes a majority of its efforts to assisting customers to resolve complicated design and software questions that arise from the customers' complex design tasks. We generally respond to customer support requests within 24 hours. Effective execution of these tasks requires highly skilled engineers familiar with our customers' design tasks as well as familiarity with third party products that may be used by the customer in conjunction with our products. Our support staff consists of engineers who have an average of eight years of experience. We generally provide our support via electronic mail, our web site, facsimile and telephone.

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

Customers

    Our software solutions enable the rapid development and effective design of FPGAs, ASICs and SoCs for use in next generation networking and other electronic equipment. We have sold our products to over 1,300 corporations, governmental agencies and other organizations worldwide. The following tables list our top 100 customers based on the dollar value of product orders in the 18 months ended June 30, 2000. These customers accounted for approximately 54% of the dollar value of our product orders other than maintenance renewals over that period:

             Next Generation Networking and Communications Segments


Broadband                      Internet Backbone               Enterprise Networks
---------                      -----------------               -------------------
Alcatel Business Systems       Amber Networks, Inc.            Astral Point Communications, Inc.
Cadant Cable Data Network
  Solutions                    Ascend Communications, Inc.     Cabletron Systems, Inc.
Caspian Networks, Inc.         Cisco Systems, Inc.             CoSine Communications, Inc.
Catena Networks, Inc.          CopperCom, Inc.                 Crescent Networks, Inc.
Centerpoint Broadband
  Technologies, Inc.           Corning, Inc.                   Heidelberg Digital LLC
CIENA Corporation              Foundry Networks, Inc.          Mayan Networks Corp.
Digital Lightwave, Inc.        Lucent Technologies Inc.        Netcom Systems, Inc.
Efficient Networks, Inc.       Luminous Networks, Inc.         Nortel Networks Corporation
Exabyte Corporation            Nokia Corp.                     Siemens AG
Excess Bandwidth Corporation   Pirus Networks                  Sycamore Networks, Inc.
General Instrument Inc.        PMC-Sierra, Inc.
Jasmine Networks               Silicon Access Networks, Inc.   Other Communications
                                                               --------------------
Ocular Networks, Inc.          Texas Instruments, Inc.         Conextant Systems, Inc.
Quantum Bridge
  Communications, Inc.         Vivace Networks, Inc.           Italtel
Redback Networks, Inc.         Yoda Networks, Inc.             Scientific-Atlanta, Inc.
Tellabs, Inc.                                                  Sunrise Telecom, Inc.
Terayon Corporation            Wireless                        Tenor Networks
                               --------
Turin Networks, Inc.           AT&T Wireless Services, Inc.    ViaSat, Inc.
                               LM Ericsson                     Vitesse Semiconductor Corp.
                               Motorola, Inc.                  Wavetek Wandell Gottermann
                               Tachyon, Inc.

                                 Other Segments


Aerospace & Military           Computer                        Consumer
--------------------           --------                        --------
The Boeing Company             Calimetrics, Inc.               Agilent Technologies
Chrysalis-ITS Incorporated     Compaq Computer Corporation     Matsushita Electric
Computer Sciences Corporation  ConnectCom Solutions, Inc.       Industrial Co. Ltd.
Department of Defense          Credence Systems Corporation    Samsung Electronics Co., Ltd.
EMS Technologies Canada, Ltd.  Etec Systems, Inc.              Sony Corporation
Honeywell Inc.                 Fujitsu Microelectronics, Inc.  Xerox Corporation
Lockheed Martin                Hewlett-Packard Company
National Aeronautics and       Interface Corporation           Medical & Industrial
                                                               --------------------
 Space Administration          International Business Machines Lockheed Martin Advanced
Northrop Grumman Corporation    Corporation                     Technology Laboratories
Raytheon Company               Intel Corporation               Teradyne, Inc.
Rockwell Collins, Inc.         KLA-Tencor Corporation
TRW Systems & Information      LG Information &                Other
                                                               -----
 Technology Group               Communications, Ltd.           Cadence Design Systems, Inc.
Xetron Corporation             Micron Technology, Inc.         Hitachi Micro Systems, Inc.
                               Mitsubishi Corporation          iCompression, Inc.
                               NEC Corporation                 LTX Corporation
                               Philips Semiconductor           STMicroelectronics N.V.
                               SAN Valley Systems, Inc.
                               Tektronix, Inc.
                               Toshiba America, Inc.
                               Unisys Corporation

    Our customers often buy licenses for a single location, department or division, and then, based upon the initial success of the products, later expand their use of our products into other parts of their organizations. We believe we can sell our existing products more extensively within our existing customer sites and sell them new products as we expand our product line. We will continue to pursue enterprise wide sales as appropriate. In 1997, Pacific Design, Inc., our Japanese distributor, represented 15% of our revenue, and Insight, a FPGA distributor, represented 10% of our revenue. In 1998, Pacific Design represented 11% of our revenue, and Nortel Networks Corporation represented 12% of our revenue. In 1999 and the six months ended June 30, 2000, no single end customer comprised more than 10% of our revenue.

Marketing and Sales

 Marketing

    We focus our marketing efforts to create awareness for our products and generate leads for our sales organization. Our strategy is to distinguish our products by their high level of design performance, ease of use and time to market advantages. We employ a wide variety of communication channels to inform customers and potential customers about our products. These channels include our web site, print and web advertising, public relations, web based seminars, live seminars, trade shows and electronic mail notification to customers about new product releases.

 Direct sales

    We employ a multi-channel approach to sell our products. We license our software products primarily through our direct sales organization, as well as distributors, resellers and other strategic partners. Our direct sales efforts target customers who design semiconductors for next generation networking equipment.

    As of June 30, 2000, our direct sales staff consisted of 46 employees based in 13 sales offices. Direct sales accounted for approximately 72% of total revenue in 1999 and 77% of total revenue in the six months ended June 30, 2000. Our sales teams generally include a sales manager, applications engineer and telesales representative for each territory. A majority of our direct sales contacts obtain an evaluation trial of our product from our web site. A telesales representative prequalifies the potential customer. Our sales managers target middle management during the sales cycle, while our application engineer focuses on the end user to demonstrate that our products address the customer's specific needs. The direct sales team also relies heavily on distribution and strategic partners for demand creation and leads. Our typical sales cycle varies by product from two weeks to several months.

    We have domestic direct sales offices in or near Sunnyvale, California; San Diego, California; Newport Beach, California; Chicago, Illinois; Andover, Massachusetts; Durham, North Carolina; and Austin, Texas. We also have international direct sales offices in Bracknell, England; Paris, France; Munich, Germany; Bangalore, India; Netanya, Israel; and Tokyo, Japan.

 Indirect sales

    In addition to our direct sales strategy, we have established indirect sales channels through distributors and other resellers. Our relationships with distributors play a critical role in extending our reach to more customers. Distribution is key in either assisting our direct sales staff or by being our sole sales and support representatives in territories that include portions of Europe and Asia. Revenue from distribution was approximately 20% of total revenue in 1999 and 14% of total revenue in the six months ended June 30, 2000.

    Outside North America, we have historically relied heavily on our indirect sales channel. We have established a network of resellers and distributors in Europe and Asia. Our international distributors and other resellers typically perform marketing, sales and technical support functions in their country or region. Each one may distribute directly to the customer, via other resellers or through a mixture of both channels. We actively train our international distributors in both product and sales methods.

Strategic Relationships

    Our strategic partners include FPGA manufacturers, FPGA distributors and semiconductor design software companies, which provide information that assists us with the successful development and distribution of our software solutions.

    FPGA manufacturers. Our FPGA manufacturer partners work closely with us before each product release to ensure that our products perform optimally with their FPGAs. We rely on these FPGA manufacturers to provide us advance information and answer detailed questions about their FPGA components and software. Our FPGA partners currently include Actel, Altera, Atmel Corp., Cypress Semiconductor Corp., Lattice, Lucent, QuickLogic and Xilinx. Actel, Lattice and QuickLogic also resell a limited feature version of Synplify. These reselling relationships provide a strong endorsement of our products, expand our sales channels and serve to introduce our products to a large number of potential customers. These FPGA manufacturers generated approximately 5% of our total revenue in 1999 and 6% of our total revenue in the six months ended June 30, 2000.

    FPGA distributors. Insight and Wyle refer customers to us and we conduct joint marketing activities with them. These distributors are of high strategic value to us because they also distribute the most widely used FPGAs from Xilinx and Altera, respectively.

    Semiconductor design software companies. We work with semiconductor design software company partners to integrate our complementary products with theirs to create a more complete, easier to use set of design solutions for the benefit of our mutual customers. Our semiconductor design software company partners include those whose products perform functions such as design entry, simulation, analysis, hardware prototyping and simulation acceleration hardware. We have three agreements with Cadence, under which Cadence resells our Synplify, HDL Analyst and Certify products in combination with some of its products. We resell versions of Cadence's Affirma simulators bundled with our products. We also have reselling agreements in place with Aldec Corp. and TransLogic Corp. under which we resell their simulation and design entry products, respectively.

Technology and Research and Development

 Technology

    Our products are used to design FPGAs, ASICs and SoCs, and we believe our products are easier to use and produce superior results more rapidly than alternative solutions. In addition, our core technology platform enables us to produce innovative products quickly. These product and development characteristics are made possible by our proprietary technology. Selected features of our technology include:

    Behavior Extracting Synthesis Technology. Our products are designed with our proprietary technology to recognize and locate common circuit building blocks within designs and maintain high level representations of these blocks throughout the synthesis process. Other synthesis products use circuit representations that maintain detailed level representations of the design, but lose important information. By maintaining behavioral information that describes a semiconductor's function throughout synthesis, we believe our synthesis products make better overall optimizations, which result in better circuit performance.

    Physical synthesis innovations. Achieving superior performance in large FPGAs requires solving specialized problems not encountered in smaller FPGAs. We have invented and submitted applications for patents related to algorithms that solve many of these problems. These algorithms involve combining synthesis with processes that are normally applied later in the semiconductor design process. This combination is termed physical synthesis, and we believe that we are the first to offer products based on this technology to FPGA designers.

    Fast, memory efficient algorithms. Long run times are a commonly encountered barrier to processing large designs. Because synthesis is performed repeatedly during the design process, fast run times are an important time to market determinant. All of the algorithms employed in our products were carefully selected and implemented for fast run times and efficient memory utilization. These algorithms' run times increase linearly as design size increases, as opposed to nonlinearly with other software products.

    Embedded electrical engineering knowledge. Synthesis and optimization of complex circuits is accomplished through a large collection of algorithms and heuristics. For any given circuit, the application of these algorithms requires many decisions including, for example, which algorithms to use and in what order to apply them. Implementing a synthesis product is considerably easier if the user is required to make these types of decisions. However, this places the burden of understanding the effects of synthesis algorithms on the user and results in a difficult to use product. Instead, we build products with a level of automation for making these decisions by embedding a high degree of electrical engineering knowledge in the products so that optimization decisions are performed automatically.

 Research and development

    We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing additional applications and increasing the competitiveness of our product offerings. We have invested significant time and resources in creating a structured process for undertaking all product development projects. This process involves key functional groups within our company and is designed to provide a framework for defining and addressing the steps required to bring product concepts and development projects to market successfully. Our product development strategy emphasizes rapid innovation and product releases.

    We have actively recruited key computer engineers and software developers with expertise and degrees in computer science, electrical engineering and other engineering disciplines. As of June 30, 2000, we had 80 employees engaged in research and development activities and related customer support services. Our research and development expenses were $4.0 million in 1998, $8.0 million in 1999 and $5.7 million in the six months ended June 30, 2000.

Intellectual Property

    Our software products rely on our internally developed intellectual property and other proprietary rights. We rely primarily on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property and other proprietary rights. However, we believe that these measures afford only limited protection. We have six patent applications pending before the United States Patent and Trademark Office, none of which has been granted to date. We license our software products primarily under shrink wrap licenses that are included as part of the product packaging. Shrink wrap licenses are not negotiated with or signed by individual customers, and purport to take effect upon the opening of the product package or use of the software license key. The legal enforceability of shrink wrap licenses is uncertain in many jurisdictions. We also generally enter into confidentiality agreements with our employees and technical consultants. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and we are unable to determine the extent to which piracy of our software products exists. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States.

    We are not aware that our products employ technologies that infringe any valid proprietary rights of third parties. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. From time to time third parties have claimed that our products violate their proprietary rights but none of these claims has resulted in litigation or material expense. Any infringement claims, with or without merit, could:

  .   be time consuming to defend;

  .   result in costly litigation or damage awards;

  .   divert management's attention and resources;

  .   cause product shipment delays; or

  .   require us to enter into royalty or licensing agreements.

    These royalty or licensing agreements may not be available on terms acceptable to us, if at all.

Government Regulation

    Our success depends on the internet infrastructure equipment industry, which in turn depends on increased use of the internet for e-commerce and other commercial and personal activities. Laws and regulations have been proposed in the United States and Europe to address privacy and security concerns related to the collection and transmission of information over the internet. In the United States, the Federal Trade Commission, or FTC, is considering regulations that may require companies to:

  . give adequate notice to consumers regarding information collection and disclosure practices;

  . provide consumers with the ability to have personal, identifying information deleted from a company's database;

  . clearly identify affiliations or a lack thereof with third parties which may collect information or sponsor activities on a company's website; and

  . obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

    Under the proposed FTC regulations, businesses that violate the regulations could face monetary fines. At the international level, the European Union, or EU, has adopted a directive that imposes restrictions on the collection and use of personal data from individuals in EU member countries. This EU directive could affect internet businesses elsewhere that have users in one or more EU member countries.

    The proposed FTC regulations, if adopted, or the EU directive, as adopted, could adversely affect the ability of internet businesses to collect demographic and personal information from users, which could have an adverse effect on the ability of internet businesses to target product offering and attract advertisers. Any of these developments could harm the results of operation and financial condition of internet businesses and impair the growth of the internet.

    In addition to government regulations related to internet privacy concerns, it is possible that any number of additional laws and regulations may be adopted with respect to the internet covering issues such as obscenity, freedom of expression, pricing, content and quality of products and services, copyright and other intellectual property issues and taxation. As an example, a number of proposals have been made at the federal and local level and by various foreign governments to impose taxes on the sale of goods and services and other internet activities. Recently, the U.S. Internet Tax Information Act was enacted, which places a three-year moratorium on new state and local taxes on internet commerce. However, the moratorium does not prevent the U.S. federal government or foreign governments from adopting laws that impose taxes on internet commerce. The passage of new laws or changes to existing laws intended to address use of the internet could create uncertainty in the marketplace, increase the cost of doing business on the internet, increase legal liabilities from doing business on the internet or in some other manner have a negative impact on internet commerce and substantially impair its growth. Since our customers supply the semiconductor equipment to build and operate internet networks, if use of the internet decreases, our customers may see a decreased demand for their products. In that event, our customers may purchase fewer licenses for our products, which would cause our license and maintenance revenue to fall.

Competition

    We compete in markets that are intensely competitive and rapidly evolving. We face competition primarily from semiconductor design software companies that provide software suites to perform a variety of design functions for all types of semiconductors. We have experienced and expect to continue to experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources.

    Companies offering competitive products vary in scope and breadth. Our competitors include:

  . providers of single solution products for logic synthesis, simulation and graphic design entry, such as Mentor Graphics, through its Exemplar Logic division;

  . programmable semiconductor manufacturers, such as Altera, Cypress, Lattice and Xilinx;

  . providers of general purpose synthesis and compiler software such as Cadence, Mentor Graphics and Synopsys;

  . providers of software design suites that include synthesis products such as Innoveda, Inc. and Protel International Ltd.; and

  . providers of verification software and hardware products such as Aptix Corp., Cadence, IKOS Systems, Inc., Mentor Graphics and Synopsys.

    While all of these companies compete with us, some also market or sell our products.

    We believe the principal factors that will draw end customers to a semiconductor design software product, including logic synthesis, physical synthesis and verification products, include:

  .   high performance and quality;

  .   short run time;

  .   ease of use;

  .   depth and breadth of product features;

  .   high quality customer support;

  .   frequency of product updates;

  .   conformance to industry standards; and

  .   price.

    We believe that we compete favorably on these factors. However, we expect competition in the semiconductor design software market for FPGAs, ASICs and SoCs to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including greater resources that can be devoted to the development, promotion and sale of their products. In addition, these potential competitors may have more established sales channels, greater software development experience and/or greater name recognition.

Employees

    As of June 30, 2000, we had 156 full time employees, of whom 80 were engaged in research and development and related customer support services, 46 in sales, 10 in marketing and 20 in finance, administration and operations. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Facilities

    Our principal offices are located in a leased 34,200 square foot facility in Sunnyvale, California and house substantially all of our research and development and related customer support services employees, as well as all marketing, administration and finance employees. Our lease for the Sunnyvale facility expires in September 2002. In addition, we lease a 3,900 square foot development and support center in Bangalore, India, a 3,000 square foot sales office in Andover, Massachusetts, a 3,000 square foot facility in Tokyo, Japan and a 1,300 square foot sales office in Austin, Texas. We also maintain leased sales offices, each of 1,000 square feet or less, in or near Newport Beach and San Diego, California; Austin, Texas; Chicago, Illinois; Durham, North Carolina; Redmond, Washington; Bracknell, United Kingdom; Dornach, Germany; Paris, France; and Netanya, Israel. Other than our Andover, Massachusetts and Austin, Texas sales offices, none of the leases for our sales offices is more than 12 months in duration. We expect that our current leased facilities will be sufficient for our needs over the next 12 months.

                                   MANAGEMENT

Executive Officers and Directors

    Our officers and directors, their ages as of June 30, 2000 and positions are as follows:

                   Name                    Age                 Position
 ----------------------------------------  --- ----------------------------------------
 Bernard Aronson.........................  69  Chief Executive Officer, President and
                                                Director
 Kenneth S. McElvain.....................  40  Chief Technology Officer, Vice President
                                                and Director
 Alisa Yaffa.............................  36  Chairman of the Board of Directors, Vice
                                                President of Intellectual Property and
                                                Secretary
 Douglas S. Miller.......................  42  Vice President of Finance and Chief
                                                Financial Officer
 Robert J. Erickson......................  46  Vice President of Engineering
 Andrew Haines...........................  50  Vice President of Marketing
 Gary Meyers.............................  35  Vice President of Worldwide Sales
 Prabhu Goel(/1/,/2/)....................  51  Director
 Kevin G. Hall(/1/,/2/)..................  41  Director

--------
(/1/)Member of the Audit Committee
(/2/)Member of the Compensation Committee

    Bernard Aronson has served as our Chief Executive Officer, President and a Director since July 1997. From February to July, 1997, Mr. Aronson served as senior vice president and co-general manager of the EPIC Technology Group at Synopsys, a semiconductor design software company. From July 1991 to February 1997, Mr. Aronson served as president of EPIC Design Technology, Inc., a semiconductor design software company, and also served as a director of EPIC from March 1992 to February 1997, until its merger with Synopsys. From March 1990 to August 1991, Mr. Aronson served as executive vice president of Zoran Corporation, a semiconductor company. From 1987 to January 1990, he served as president of ICI Array Technology, Inc., a contract assembly company. From 1976 to 1987, Mr. Aronson served as president of Pico Design, Inc., a semiconductor chip design company that he founded and which became a wholly owned subsidiary of Motorola in 1979. Mr. Aronson holds a Bachelor of Science degree in Electrical Engineering from the City University of New York.

    Kenneth S. McElvain, one of our co-founders, has served as our Chief Technology Officer, Vice President and Director since inception. Mr. McElvain also served as our President from our inception to January 1996, and our Chief Executive Officer from January 1996 to July 1997. From March 1990 to January 1994, Mr. McElvain was a manager of the logic and timing optimization group and chief architect of the AutoLogic logic synthesis product at Mentor Graphics. From April 1984 to March 1990, Mr. McElvain was a senior member of technical staff and the originator of the AutoLogic logic synthesis product at Silicon Compilers, Inc., an intellectual property and semiconductor design software company. From July 1980 to April 1984, Mr. McElvain served as a mainframe designer at Hewlett Packard Company. Mr. McElvain holds a Bachelor of Arts degree in Mathematics and a Bachelor of Science degree in Computer Science from Washington State University.

    Alisa Yaffa, one of our co-founders, has served as our Chairman of the Board of Directors, Vice President of Intellectual Property and Secretary since March 1997, October 1998 and our inception, respectively. Ms. Yaffa also served as our Chief Executive Officer from our inception to January 1996 and our President from January 1996 to July 1997. From inception to October 1998, Ms. Yaffa served as Chief Financial Officer of our company. Prior to joining our company, Ms. Yaffa served in various technical and marketing roles at Cadence Design Systems, Inc., a semiconductor design company, Mentor Graphics, EDA Systems, Inc., a design framework software company, and VLSI Technology, Inc., a semiconductor manufacturer that has subsequently been acquired by Philips Semiconductor. Ms. Yaffa holds a Bachelor of Arts degree in Applied Mathematics and Computer Science from University of California at Berkeley.

    Douglas S. Miller has served as our Vice President of Finance and Chief Financial Officer since October 1998. From June 1998 to September 1998, Mr. Miller was a self-employed financial consultant. From April 1997 to May 1998, Mr. Miller served as Vice President and Chief Financial Officer of 3Dlabs, Inc., a graphics semiconductor company. From October 1991 to April 1997, Mr. Miller served as a partner at Ernst & Young LLP, and from July 1985 to September 1991, Mr. Miller served as a manager at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant. He holds a Bachelor of Science degree in Accounting from Santa Clara University.

    Robert J. Erickson, has served as our Vice President of Engineering since April 1998. From June 1997 to April 1998, Mr. Erickson was a principal of Vermilion DA, a semiconductor design software consulting firm. From May 1984 to June 1997, Mr. Erickson served in various positions including a director of engineering at Mentor Graphics. Mr. Erickson holds Bachelor of Arts degrees in Physics and Electrical Engineering from Rice University and a Master of Science degree in Electrical Engineering from Stanford University.

    Andrew Haines has served as our Vice President of Marketing since November 1996. Prior to joining our company, Mr. Haines was active as president and founder of Page Mill Marketing, Inc., a marketing consulting company from February 1995 to November 1996. Previously, Mr. Haines acted as director of marketing for Actel, an FPGA company from 1987 to 1993. Mr. Haines also held a variety of marketing positions at VLSI Technology, Inc. and Intel Corporation. Mr. Haines holds a Bachelor of Science degree in Physics from the University of Wisconsin, Madison.

    Gary Meyers has served as our Vice President of Worldwide Sales since November 1999 and was Vice President of North American Sales from January 1999 to November 1999. Mr. Meyers joined Synplicity in January 1998 where he served as Western Area Sales Manager until January 1999. From 1988 through 1997, Mr. Meyers served in various senior sales and marketing roles at LSI Logic, a semiconductor company, including from 1996 to 1997 as Director of Marketing of the Communications Products Division, and from 1994 to 1996, as Major Account Sales Manager. Mr. Meyers holds a Bachelor of Science degree in Electrical Engineering from the University of Maryland and a Masters of Business Administration degree from the University of California at Los Angeles.

    Prabhu Goel has served as a director of our company since October 1996. Since July 1992, Dr. Goel has served as Chairman of iPolicy Networks, Inc., formerly known as Duet Technologies, Inc., a networking company, and has served as its Chief Executive Officer since October 1998. From July 1993 to June 1996, Dr. Goel served as founder and chairman of Frontline Design Automation, a semiconductor design software company, which merged with Avant! in 1996. From January 1990 to June 1992, Dr. Goel served as a director of a business unit of Cadence and from January 1990 to December 1991, Dr. Goel also served as the President of the Advanced CAE Division of Cadence Design Systems. From July 1982 to December 1989, Dr. Goel served as founder and chief executive officer of Gateway Design Automation, a semiconductor design software company. From 1973 to 1982, Dr. Goel was a member of the research and development team at Wang Laboratories and IBM. Dr. Goel holds Masters of Science and Doctorate degrees in Electrical Engineering from Carnegie Mellon University.

    Kevin G. Hall has served as a director of our company since April 1999. Mr. Hall has served as a general partner of Norwest Venture Partners since August 1993. Prior to that time, he served as a principal at Brentwood Associates, another venture capital firm. Mr. Hall also sits on the board of directors of Continuus Software Corporation, an electronic asset management software company. Mr. Hall holds a Bachelor of Science degree and a Masters of Science degree in Electrical Engineering from Purdue University and a Masters of Business Administration degree from Stanford University.

    Our board of directors currently consists of five members, each of whom is subject to election at our annual meeting of shareholders. Our board of directors can change the number of our directors from four to seven without the approval of our shareholders.

    Executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees except that Mr. McElvain and Ms. Yaffa are married.

Board Committees

    We have established an audit committee and a compensation committee. Messrs. Goel and Hall are members of both the audit and the compensation committees. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The compensation committee reviews and recommends to the board of directors the compensation and benefits of all of our officers and establishes and reviews general policies relating to compensation and benefits of our other employees.

Compensation Committee Interlocks and Insider Participation

    Our board of directors established its compensation committee in April 2000. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. No interlocking relationship exists between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

Director Compensation

    Directors do not currently receive any cash compensation from us for their service as members of our board of directors, except for reimbursement for reasonable travel expenses in connection with attendance at board and committee meetings. Under our 1995 stock option plan and our 2000 stock option plan, nonemployee directors are eligible to receive stock option grants at the discretion of the board of directors, and, after this offering is completed, nonemployee directors, who are not greater than 10% shareholders or who do not represent greater than 10% shareholders, will receive stock options pursuant to the automatic option grant program in effect under the 2000 director option plan. See "--Incentive Stock Plans" for more about the automatic grant program.

Executive Compensation

 Summary compensation information

    The following table sets forth the compensation earned for services rendered to us in all capacities by our Chief Executive Officer and our four most highly compensated executive officers whose total cash compensation exceeded $100,000--collectively, the "Named Executive Officers"--for the year ended December 31, 1999.

                           Summary Compensation Table

                                          Annual       Long-term
                                       Compensation   Compensation
                                     ---------------- ------------
                                                       Securities
                                                       Underlying   All Other
Name and Principal Position           Salary   Bonus    Options    Compensation
---------------------------          -------- ------- ------------ ------------
Bernard Aronson .................... $207,494 $50,000   266,666        $262
 Chief Executive Officer, President
   and Director
Robert J. Erickson .................  190,398     --     83,333         262
 Vice President of Engineering
Kenneth S. McElvain.................  178,429     --        --          262
 Chief Technology Officer, Vice
   President and Director
Gary Meyers.........................  121,365  99,087   166,665         262
 Vice President of Worldwide Sales
Douglas S. Miller ..................  153,240  39,862    83,333         262
 Vice President of Finance and Chief
   Financial Officer

    The amounts in the column titled "Bonus" for Mr. Meyers represents sales commissions.

    The amounts in the column titled "All Other Compensation" represent premiums for life insurance paid by us for Messrs. Aronson, Erickson, McElvain, Meyers and Miller.

 Option grants in last fiscal year

    The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the year ended December 31, 1999. For grants in 2000 to the Named Executive Officers, see "Related Party Transactions--Option Grants to our Directors and Executive Officers." These options were granted under our 1995 stock option plan and as individual grants not subject to the 1995 stock option plan. Options under the 1995 stock option plan generally vest over four years with 25% of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining option shares vesting ratably monthly thereafter. The vesting schedule on the grants not subject to the 1995 stock option plan are described below.

                                       Individual Grants
                         ---------------------------------------------
                                                                       Potential Realizable Value
                                                                         at Assumed Annual Rates
                         Number of   Percent of                              of Stock Price
                         Securities Total Options                           Appreciation for
                         Underlying  Granted to   Exercise                     Option Term
                          Options     Employees   Price per Expiration ---------------------------
Name                      Granted   During Period   Share      Date          5%           10%
----                     ---------- ------------- --------- ---------- ------------- -------------
Bernard Aronson.........  266,666       13.23       $3.75    12/31/09  $   3,778,082 $   6,608,293
Robert J. Erickson......   83,333        4.13        3.75    12/31/09      1,180,649     2,065,089
Kenneth S. McElvain.....      --          --          --          --             --            --
Gary Meyers.............   40,000        1.98        1.88    01/29/09        566,714       991,246
                           43,333        2.15        2.93    11/30/09        613,935     1,073,842
                           83,332        4.13        3.75    12/31/09      1,180,635     2,065,064
Douglas S. Miller.......   83,333        4.13        3.75    12/31/09      1,180,649     2,065,089

    The exercise price per share of each option was equal to the fair market value of the common stock as determined by the board of directors on the date of grant. To determine fair market value, our board of directors considered a number of factors. The potential realizable values assume that the initial public offering price of $11.00 per share was the fair market value of the common stock on the date of grant and that the price of the applicable stock increases from the date of grant until the end of the ten-year option term of the annual rates specified. There is no assurance provided to any holder of our securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level.

    The percents of total options granted to employees during the period above are based on an aggregate of 2,016,041 shares subject to options we granted to employees and consultants in the year ended December 31, 1999.

    With respect to the options set forth above, the 40,000 and 43,333 share grants to Mr. Meyers were made pursuant to the 1995 stock option plan described below and vest as of one-fourth of the shares on the first anniversary of the date of grant and 1/48th of the shares per month thereafter. The remaining grants set forth in the table above for Messrs. Aronson, Erickson, Meyers and Miller are not subject to the terms of the 1995 stock option plan or the 2000 stock option plan described below. The nonplan options are exercisable as to 1/48th of the shares granted each month, and the nonplan options begin to vest on July 22, 2001 for Mr. Aronson, April 28, 2002 for Mr. Erickson, January 30, 2003 for Mr. Meyers and October 14, 2002 for Mr. Miller.

 Aggregate Option Exercises in 1999 and Values at December 31, 1999

    The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at           In-the-Money Options
                           Shares                 December 31, 1999       at December 31, 1999
                         Acquired on  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Bernard Aronson.........      --     $    --       --        266,666        $--       $     --
Robert J. Erickson......      --          --       --         83,333         --             --
Kenneth S. McElvain.....      --          --       --            --          --             --
Gary Meyers.............   62,500     178,125      --        187,498         --       1,529,068
Douglas S. Miller.......   83,332     155,831      --        166,667         --       1,364,170

    The value of in-the-money options represents the positive spread between the exercise price of the stock options and the assumed initial public offering price of $11.00 per share.

Incentive Plans

 1995 Stock Option Plan

    Our 1995 stock option plan was adopted by our board of directors and approved by our shareholders in September 1995. The 1995 stock option plan was amended most recently in December 1999. A total of 7,400,000 shares of common stock have been reserved for issuance under our 1995 stock option plan and we do not intend to grant any additional options from the 1995 plan after the effectiveness of the registration statement of which this prospectus forms a part. In April 2000, our board of directors approved the termination of the 1995 stock option plan as to future grants, effective upon the closing of this offering. However, options outstanding under the 1995 stock option plan will continue and will be governed by the terms of the 1995 stock option plan.

    The 1995 stock option plan provided for grants of incentive stock options to our employees, including officers and employee directors, and nonstatutory stock options to our consultants including nonemployee directors. The purposes of our 1995 stock option plan were to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants to our company and to promote the success of our business. At the request of the board of directors, the compensation committee administers our 1995 stock option plan and determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

    The term of the options granted under the 1995 stock option plan is set forth in the option agreement. However, the term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years. Options granted under the 1995 stock option plan vest and become exercisable as set forth in each option agreement.

    With respect to any optionee who owns more than 10% of our outstanding stock, the exercise price of any stock option granted must be at least 110% of the fair market value on the grant date.

    No incentive stock options may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000.

    As of June 30, 2000, we had issued 2,890,518 shares of common stock upon the exercise of options granted under our 1995 stock option plan, we had outstanding options to purchase 3,467,381 shares of common stock at a weighted average exercise price of $2.70 per share and 1,042,101 shares remain available for future option grants under our 1995 stock option plan until the closing of this offering.

 2000 Stock Option Plan

    Our 2000 stock option plan was adopted by our board of directors and approved by our shareholders in April 2000. A total of 2,666,666 shares of common stock have been reserved for issuance under our 2000 stock option plan, together with an annual increase in the number of shares of common stock reserved thereunder beginning on the first day of our fiscal year, commencing January 1, 2001, in an amount equal to the lowest of:

  .   2,333,333 shares of common stock;

  . 5% of our outstanding shares of common stock on the last day of the prior fiscal year; or

  .   an amount determined by our board of directors.

    As a result of these annual increases, a maximum of 23,666,663 additional shares of common stock could be issued over the ten year life of the 2000 stock option plan.

    The 2000 stock option plan provides for grants of incentive stock options to our employees including officers and employee directors and nonstatutory stock options to our consultants including nonemployee directors. The purposes of our 2000 stock option plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants to our company and to promote the success of our business. At the request of the board of directors, the compensation committee administers our 2000 stock option plan and determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

    The term of the options granted under the 2000 stock option plan is set forth in the option agreement. However, the term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years. Options granted under the 2000 stock option plan vest and become exercisable as set forth in each option agreement.

    With respect to any optionee who owns more than 10% of our outstanding stock, the exercise price of any stock option granted must be at least 110% of the fair market value on the grant date.

    No incentive stock options may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000. In any fiscal year, we may not grant any employee options to purchase more than 1,000,000 shares or 666,666 shares in the case of an employee's initial employment.

    The 2000 stock option plan will terminate in April 2010, unless our board of directors terminates it sooner.

    As of June 30, 2000, we had granted no options or issued any shares of common stock upon the exercise of options granted under our 2000 stock option plan, and 2,666,666 shares remain available for future option grants under our 2000 stock option plan.

 2000 Employee Stock Purchase Plan

    Our 2000 employee stock purchase plan was adopted by our board of directors and our shareholders in April 2000 and will become effective upon the closing of this offering. We have reserved a total of 666,666 shares of common stock for issuance under the 2000 employee stock purchase plan, together with an annual increase in the number of shares of common stock reserved thereunder beginning on the first day of our fiscal year commencing January 1, 2001 in an amount equal to the lowest of:

  .   666,666 shares of common stock;

  . 2% of our outstanding common stock on the last day of the prior fiscal year; or

  .   an amount determined by our board of directors.

    As a result of these annual increases, a maximum of 6,666,660 additional shares of common stock could be sold over the remaining ten year life of the employee stock purchase plan.

    Our employee stock purchase plan is administered by the board of directors and is intended to qualify under Section 423 of the Internal Revenue Code. Our employees, including our officers and employee directors but excluding our 5% or greater shareholders, are eligible to participate if they are customarily employed for at least 30 hours per week and for more than five months in any calendar year. Our 2000 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed the lesser of 12% of an employee's cash compensation, defined as Form W-2 compensation plus contributions to our 401(k) plan, $18,000 per annum or 1,000 shares per purchase period.

    Our 2000 employee stock purchase plan will be implemented in a series of overlapping 24 month offering periods, and each offering period consists of four six month purchase periods. The initial offering period under our employee stock purchase plan will begin on the effective date of this offering, and the subsequent offering periods will begin on the first trading day on or after May 1 and November 1 of each year. Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the date six months later, the end of a purchase period, throughout the offering period. If the fair market value of our common stock on any purchase date is lower than such fair market value on the start date of that offering period, then all participants in that offering period will be automatically withdrawn from such offering period and re-enrolled in the immediately following offering period. The purchase price of our common stock under our 2000 employee stock purchase plan will be 85% of the lesser of the fair market value per share on the start date of the offering period or at the end of the purchase period. Employees may end their participation in an offering period at any time, and their participation ends automatically on termination of employment with our company.

    Our 2000 employee stock purchase plan will terminate in April 2010, unless our board of directors terminates it sooner.

 2000 Director Option Plan

    Our 2000 director option plan was adopted by our board of directors and our shareholders in April 2000 and will become effective upon the effective date of this offering. The 2000 director option plan was amended most recently in October 2000. We have reserved a total of 100,000 shares of common stock for issuance under the 2000 director option plan, together with an annual increase in the number of shares of common stock reserved thereunder beginning on the first day of our fiscal year commencing January 1, 2001 equal to the lowest of:

  .   100,000 shares of common stock;

  . fifteen hundredths of 1% of the outstanding shares of our common stock on the last day of the prior fiscal year; or

  .   an amount determined by the board of directors.

    As a result of these annual increases, a maximum of 900,000 additional shares of common stock could be issued over the remaining ten year life of the 2000 director option plan.

    The option grants under the 2000 director option plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of our common stock on the grant date.

    Nonemployee directors who do not hold or represent the holder of 10% or more of our capital stock are eligible for grants under our 2000 director option plan. The 2000 director option plan provides for an initial grant to a new nonemployee director of an option to purchase 40,000 shares of common stock. Subsequent to the initial grants, each nonemployee director will be granted an option to purchase 10,000 shares of common stock at the next meeting of the board of directors following the annual meeting of shareholders, if on the date of the annual meeting, the director has served on the board of directors for six months.

    The term of the options granted under the 2000 director option plan is ten years, but the options expire three months following the termination of the optionee's status as a director or twelve months if the termination is due to death or disability. The initial 40,000 share grants will become exercisable at a rate of one-fourth of the shares on the first anniversary of the grant date and at a rate of 1/48th of the shares per month thereafter. The subsequent 10,000 share grants will become exercisable at the rate of 1/48th of the shares per month.

    The 2000 director option plan will terminate in April 2010, unless our board of directors terminates it sooner.

 401(k) Plan

    In July 1997, we adopted a Retirement Savings and Investment Plan, the 401(k) Plan, covering our full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us and the investment earnings thereon are not taxable to the employees until withdrawn. If our 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code, our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $10,500 in 2000 and to have those funds contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants. We have made matching contributions to the 401(k) Plan equal to one-half of the employee's contribution of up to four percent of such employee's compensation up to a maximum of $1,000. Our contributions vest ratably over four years. In 1999 and the six months ended June 30, 2000, we contributed $120,000 and $114,000, respectively, of matching funds to the 401(k) Plan.

Employment Agreements and Change in Control Arrangements

    We have entered into the following employment, noncompete and change in control arrangements and agreements with our current officers. For a description of arrangements with our former officers, directors and substantial shareholders, see "Related Party Transactions" on page 61.

    In November 1996, we entered into an employment agreement with Andrew Haines, our Vice President of Marketing. Pursuant to the agreement, Mr. Haines received an initial annual salary of $150,000. In addition, Mr. Haines received options to purchase 226,666 shares of our common stock pursuant to our employee stock plan, 25% of which vest after one year and 1/48th of which vest every month thereafter; except that an additional 12 months of options will vest if Mr. Haines' employment is terminated without cause within six months after a change in control of our company. Furthermore, if Mr. Haines' employment is terminated for any reason independent of a change of control, we will pay Mr. Haines 70% of his salary for three months of continued service. Pursuant to the agreement, continued service is defined as a ten-hour work week.

    In June 1997, we entered into an employment agreement with Bernard Aronson, our Chief Executive Officer and President. Pursuant to the agreement, Mr. Aronson received an initial annual salary of $165,000 and was eligible for an incentive-based performance bonus of $50,000. In 1999, the Board of Directors increased Mr. Aronson's salary and eliminated his incentive-based performance bonus. In addition, upon joining our company in 1997, Mr. Aronson received options to purchase six percent of the fully diluted outstanding shares of our company as calculated on the day before his first day of employment, 25% of which vested after one year and 1/48th of which vest every month thereafter; except that 100% of the option shares will vest if Mr. Aronson's employment is terminated or constructively terminated without cause within six months after a change in control of our company. Pursuant to the terms of the agreement, a change in control is defined as:

  . a sale of all or substantially all of our assets or outstanding shares; or

  . a merger with any other corporation, as a result of which our shareholders do not own more than 50% of the surviving entity.

    Furthermore, Mr. Aronson received options to purchase an additional one and one-half percent of the fully diluted outstanding shares of the company as calculated on the day before Mr. Aronson's first day of employment, 100% of which vest upon the fifth anniversary of his employment; provided, however, that 100% of the option shares will vest upon the earlier of the effective date of our initial public offering or a change in control which values our company at $75,000,000 or more, should either occur prior to the fifth anniversary of Mr. Aronson's employment.

    In April 1998, we entered into an employment agreement with Robert Erickson, our Vice President of Engineering. Pursuant to the agreement, Mr. Erickson received an initial annual salary of $180,000. In addition, Mr. Erickson received options to purchase 173,332 shares of our common stock pursuant to our employee stock plan, 25% of which vest after one year and 1/48th of which vest every month thereafter; except that an additional 12 months of options will vest if Mr. Erickson's employment is terminated or constructively terminated without cause within 12 months after a change in control of our company. Furthermore, if Mr. Erickson's employment is terminated without cause independent of any change in control, we will pay Mr. Erickson a lump sum of six months' additional base salary.

    In October 1998, we entered into an employment agreement with Douglas Miller, our Vice President of Finance and Chief Financial Officer. Pursuant to the agreement, Mr. Miller received an initial annual salary of $150,000. In addition, Mr. Miller received options to purchase 166,666 shares of our common stock pursuant to our employee stock plan, 25% of which vest after one year and 1/48th of which vest every month thereafter; except that an additional twenty-four months of options will vest if Mr. Miller's employment is terminated or constructively terminated without cause within 12 months after a change in control of our company. Furthermore, if Mr. Miller's employment is terminated without cause independent of any change in control, we will pay Mr. Miller a lump sum of six months' additional base salary.

Limitations of Liability and Indemnification Matters

    Our articles of incorporation limit the liability of our directors and executive officers to the maximum extent permitted by California law. California law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    . any breach of their duty of loyalty to our company or our shareholders;

    . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 316(a) of the California
      Corporations Code; or

    . any transaction from which the director derived an improper personal benefit.

    The limits on a director or officer's liability in our articles of incorporation do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our articles of incorporation, together with our bylaws, provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that the indemnification provisions of our articles of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

    Prior to the effective time of this offering, we expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.

    At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company where indemnification will be required or permitted. Nor are we aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

    All future transactions, other than compensation, stock options pursuant to the plans and other benefits available to employees generally, including any loans from us to our officers, directors, principal shareholders or affiliates, will be approved by a majority of our board of directors, including a majority of our independent and disinterested members of our board of directors. If required by law, the future transactions will be approved by a majority of the disinterested shareholders. These future transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

Stock Issuances to our Directors, Officers and Principal Shareholders

    In March 1994, we issued 11,338,800 shares of common stock at the fair market value price of $0.004 per share to our founders, Kenneth S. McElvain and Alisa Yaffa, for aggregate proceeds of $50,000. In September 1995, Mr. McElvain and Ms. Yaffa contributed 5,466 shares of common stock to capital. In November 1995, we issued 666,666 shares of common stock at the fair market value price of $0.15 per share to Andreas Bechtolsheim for $100,000.

    In July 1997, we sold an aggregate of 1,138,311 shares of common stock upon the exercise of an option to Bernard Aronson at the fair market value price of $0.30 per share for aggregate proceeds of $341,492. In January 2000, we sold 53,333 shares of common stock upon the exercise of an option to each of Prabhu Goel and Kevin G. Hall at the per share price of $5.10 per share.

    We have completed the following preferred stock financings:

     Series of Preferred       Date     Number of Shares Sold Per Share Price
     -------------------   ------------ --------------------- ---------------
              A            October 1996         888,885            $2.25
              B            March 1999         1,754,384             4.28
              C            March 2000           771,929             7.13

    Upon closing of this offering, all shares of outstanding preferred stock will be automatically converted into shares of common stock. Listed below are those persons who participated in our preferred stock and common stock financings, who are our executive officers, directors or shareholders who beneficially own 5% or more of our securities.

                                     Series A  Series B  Series C
                            Common   Preferred Preferred Preferred   Aggregate
      Shareholder           Stock      Stock     Stock     Stock   Consideration
------------------------  ---------- --------- --------- --------- -------------
Bernard Aronson.........   1,138,311   22,220        --       --    $  391,492
Andreas Bechtolsheim....     666,666  433,333        --   180,000    2,357,500
Prabhu Goel.............      53,333  433,332    105,730   98,161    2,398,395
Kevin G. Hall...........      53,333      --      58,480   52,838      898,473
Kenneth S. McElvain and
  Alisa Yaffa...........  11,338,800      --         --       --        50,000
Norwest Venture Partners
  entities..............         --       --   1,169,590   70,176    5,500,004

    The entities listed above as Norwest Venture Partners entities include Itasca VC Partners VII, LLP, its general partner, and Norwest Venture Capital Management. Mr. Hall, one of our directors, is a limited partner of Itasca VC Partners VII, LLP. Mr. Hall disclaims beneficial ownership of the shares held by each entity, except to the extent of his pecuniary interest therein.

Option Grants to our Directors and Executive Officers

    Stock option grants to directors and executive officers of our company are described under the captions "Management--Director Compensation" and "-- Executive Compensation." Since our inception, we have granted options to our directors and current executive officers, including the Named Executive Officers as follows:

                                        Number
                                          of
                 Name                   Shares     Grant Date     Exercise Price
--------------------------------------- ------- ----------------- --------------
Bernard Aronson........................ 910,649 July 22, 1997         $0.30
                                        227,662 July 22, 1997          0.30
                                        266,666 December 31, 1999      3.75

Robert J. Erickson..................... 173,332 April 28, 1998         1.80
                                         83,333 December 31, 1999      3.75
                                         33,333 February 18, 2000      5.40

Prabhu Goel............................  53,333 January 31, 2000       5.10

Andrew Haines.......................... 226,666 December 13, 1996      0.15
                                         40,000 January 30, 1998       0.90
                                         83,333 December 31, 1999      3.75

Kevin G. Hall..........................  53,333 January 31, 2000       5.10

Gary Meyers............................  83,333 January 30, 1998       0.90
                                         40,000 January 29, 1999       1.88
                                         43,333 November 30, 1999      2.93
                                         83,332 December 31, 1999      3.75
                                         33,333 February 18, 2000      5.40

Douglas S. Miller...................... 166,666 October 14, 1998       1.88
                                         83,333 December 31, 1999      3.75
                                         19,999 February 18, 2000      5.40

Loans to Executive Officers

    In November 1999, in connection with the purchase of 45,138 shares of our common stock pursuant to a restricted stock purchase agreement, we loaned Mr. Miller $84,635 under a secured, full recourse promissory note with an interest rate of 6.20%, compounded annually. Principal and interest become due and payable on the earlier of five years from the date of the note, the date when the corresponding stock is sold or 90 days after Mr. Miller terminates his employment with us. Additionally, in December 1999, in connection with the purchase of 38,194 shares of our common stock pursuant to a restricted stock purchase agreement, we loaned Mr. Miller $71,615 under a secured, full recourse promissory note with interest at the rate of 6.21%, compounded annually. Principal and interest become due and payable on the earlier of five years from the date of the note, the date when the corresponding stock is sold or 90 days after Mr. Miller terminates his employment with us. To date, Mr. Miller has not paid any principal or interest on his promissory notes.

    In September 1998, in connection with the purchase of 173,332 shares of our common stock pursuant to a restricted stock purchase agreement, we loaned Mr. Erickson $312,000 under two secured, full recourse promissory notes with interest at the rate of 5.54%, compounded annually. Principal and interest become due and payable on the earlier of five years from the date of the note, the date the corresponding stock is sold or 90 days after Mr. Erickson terminates his employment with us. To date, Mr. Erickson has not paid any principal or interest on his promissory notes.

Loans from Executive Officers

    In November 1998, Alisa Yaffa and Kenneth S. McElvain loaned us $125,000 pursuant to a promissory note due upon the earlier of February 28, 1999 or the close of the next equity financing event for our company, which occurred on March 9, 1999. This note accrued interest at the rate of prime plus 0.25% per annum. In January 1999, Ms. Yaffa and Mr. McElvain loaned us an additional $100,000 pursuant to a promissory note due upon the earlier of April 30, 1999 or the close of the next equity financing event for our company, which occurred on March 9, 1999. This note accrued interest at the rate of 15% per annum, compounded annually. Both notes were repaid in full in March 1999.

    In November 1998, Bernard Aronson loaned us $125,000 pursuant to a promissory note due upon the earlier of February 28, 1999 or the close of the next equity financing event for our company, which occurred on March 9, 1999. This note accrued interest at the rate of prime plus 0.25% per annum. In January 1999, Mr. Aronson loaned us an additional $300,000 pursuant to a promissory note due upon the earlier of April 30, 1999 or the close of the next equity financing event for our company, which occurred on March 9, 1999. This note accrued interest at the rate of 15% per annum, compounded annually. Both notes were repaid in full in March 1999.

Other Relationships

    Agreement with iPolicy Networks. We had a Software Development Agreement with iPolicy Networks dated June 26, 1998, pursuant to which iPolicy Networks developed certain software for our company for a total fee of $75,000. iPolicy Networks rendered its services in full, and we paid iPolicy Networks in full for its services. No existing obligations remain under the agreement. Prabhu Goel is the Chief Executive Officer of iPolicy Networks and he currently serves as a member of our board of directors.

    Loan from Andreas Bechtolsheim. In October 1995, one of our shareholders, Andreas Bechtolsheim, loaned us $125,000 pursuant to a promissory note due October 2002. The promissory note bears interest at a rate of 6.11% simple interest and requires us to pay interest annually. We intend to retire the $125,000 loan and accrued and unpaid interest with a portion of the proceeds of this offering.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of June 30, 2000, and as adjusted to reflect the sale of 4,300,000 shares of common stock offered hereby by:

  . each shareholder known by us to own beneficially more than 5% of our common stock;

  .   each of the Named Executive Officers;

  .   each director of our company; and

  .   all directors and executive officers as a group.

                                                             Percent of Shares
                                                               Beneficially
                                                                   Owned
                                         Shares Beneficially -----------------
                                                Owned        Prior to  After
Name                                      Prior to Offering  Offering Offering
----                                     ------------------- -------- --------
Andreas Bechtolsheim...................       1,713,332         8.9%     7.3%
  170 W. Tasman
  San Jose, CA 95134
Norwest Venture Capital entities.......       1,239,766         6.5      5.3
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94306
Bernard Aronson........................       1,068,457         5.6      4.5
Robert J. Erickson.....................         173,332          *        *
Prabhu Goel............................       1,123,888         5.9      4.8
Andrew Haines..........................         233,499         1.2      1.0
Kevin G. Hall..........................       1,404,417         7.3      6.0
Kenneth S. McElvain....................      11,157,998        58.1     47.5
Gary Meyers............................         109,333          *        *
Douglas S. Miller......................          83,332          *        *
Alisa Yaffa............................      11,157,998        58.1     47.5
All executive officers and directors as
  a group (9 persons)..................      15,354,256        79.6     65.3

--------
* Less than 1% of the outstanding shares of common stock.

    Except as otherwise noted above, the address of each person listed on the table is 935 Stewart Drive, Sunnyvale, California 94086.

    As of June 30, 2000, 19,194,582 shares of our common stock were outstanding, assuming that each share of series A preferred stock is converted on a one for two basis to common stock and each share of series B and series C preferred stock is converted on a one for one basis to common stock. The columns regarding beneficial ownership before and after this offering assume that the underwriters' over-allotment option is not exercised. If the over-allotment option is exercised in full, we will sell an aggregate of 4,745,000 shares of new common stock. If the underwriter's over-allotment is exercised in full, Mr. McElvain and Ms. Yaffa will sell an aggregate of 200,000 shares.

    We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, we have included the shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2000, but we have not included those shares for purposes of computing percent ownership of any other person. We have assumed unless otherwise indicated below that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

    The beneficial ownership for Mr. Aronson includes 1,021,052 shares held by Mr. Aronson's family trust and 47,405 shares held in trust for Mr. Aronson's step-son. Within 60 days of June 30, 2000, 436,353 of the shares held by Mr. Aronson, are subject to a right of repurchase at cost in the event Mr. Aronson ceases to be an employee of Synplicity. The right of repurchase lapses at a rate of approximately 18,972 shares per month.

    The beneficial ownership for Mr. Erickson includes 73,554 shares, which within 60 days of June 30, 2000 are subject to a right of repurchase at cost in the event Mr. Erickson ceases to be an employee of Synplicity. The right of repurchase lapses at a rate of approximately 3,611 shares per month.

    The beneficial ownership of Dr. Goel includes 257,224 shares held in Dr. Goel's family trust and 866,664 shares held by Dr. Goel as custodian for his children. The beneficial ownership for Dr. Goel includes 53,333 shares held in Dr. Goel's family trust, which within 60 days of June 30, 2000 are subject to a right of repurchase at cost in the event Dr. Goel ceases to be a member of our board of directors. The repurchase right lapses at a rate of approximately 1,111 shares per month.

    The beneficial ownership reported for Mr. Hall includes 1,239,766 shares held by Norwest Venture Partners VII over which Mr. Hall disclaims beneficial ownership except to the extent of his pecuniary interest, 111,813 shares held by Mr. Hall's family trust and 52,838 shares held by a family limited partnership of which Mr. Hall is the general partner. The entities listed above as Norwest Venture Partners entities include Itasca VC Partners VII, LLP, its general partner, and Norwest Venture Capital Management. Mr. Hall, one of our directors, is a limited partner of Itasca VC Partners VII, LLP. Mr. Hall disclaims beneficial ownership of the shares held by each entity, except to the extent of his pecuniary interest therein. The beneficial ownership for Mr. Hall includes 53,333 shares held by Mr. Hall's family trust, which within 60 days of June 30, 2000 are subject to a right of repurchase at cost in the event
Mr. Hall ceases to be a member of our board of directors. The repurchase right lapses at a rate of approximately 1,111 shares per month.

    Mr. McElvain and Ms. Yaffa are married and hold 10,753,932 shares of our common stock as community property. In addition, the beneficial ownership of Mr. McElvain and Ms. Yaffa includes 404,066 shares held by a family limited liability company of which Mr. McElvain and Ms. Yaffa are the managing members. In the event the underwriters' over-allotment option is exercised in full, Mr. McElvain and Ms. Yaffa jointly will beneficially own 10,957,998 shares of common stock representing 46.6% of the outstanding common stock following this offering.

    The beneficial ownership for Mr. Meyers includes 42,847 shares, which within 60 days of June 30, 2000 are subject to a right of repurchase at cost in the event Mr. Meyers ceases to be an employee of Synplicity. The right of repurchase lapses at a rate of approximately 2,278 shares per month.

    The beneficial ownership for Mr. Miller includes 6,944 shares, which within 60 days of June 30, 2000 are subject to a right of repurchase at cost in the event Mr. Miller ceases to be an employee of Synplicity. The right of repurchase lapses at a rate of approximately 3,472 shares per month.

    The beneficial ownership of the persons set forth in the table above includes the following options or warrants to purchase our common stock that may be exercised by such person within 60 days of June 30, 2000:

              Options Exercisable Within 60 Days of June 30, 2000

                                                                       Number of
                                                                        Shares
                                                                       ---------
   Bernard Aronson....................................................      --
   Robert J. Erickson.................................................      --
   Prabhu Goel........................................................      --
   Andrew Haines......................................................  101,278
   Kevin G. Hall......................................................      --
   Kenneth S. McElvain................................................      --
   Gary Meyers........................................................      --
   Douglas S. Miller..................................................      --
   Alisa Yaffa........................................................      --
   All directors and officers.........................................  101,278

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, we will be authorized to issue 110,000,000 shares of common stock, no par value, and 10,000,000 shares of undesignated preferred stock, no par value.

Common Stock

    As of June 30, 2000, we had 19,194,582 shares of common stock outstanding held by approximately 118 shareholders.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

    Upon the closing of this offering, our board of directors will have the authority, without action by our shareholders, to designate and issue preferred stock in one or more series in order to provide us with flexibility in connection with possible acquisitions and other corporate purposes. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be superior to the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  .   restricting dividends on the common stock;

  .   diluting the voting power of the common stock;

  .   impairing the liquidation rights of the common stock; and

  . delaying or preventing a change in control of our company without further action by the shareholders.

    We have no present plans to issue any shares of preferred stock.

Warrants

    As of June 30, 2000, we had outstanding warrants to purchase 14,035 shares of series B preferred stock issued to one shareholder at an exercise price of $4.28 per share.

    Our outstanding warrants to purchase preferred stock will convert to warrants to purchase common stock upon the closing of this offering.

Holders of Registration Rights Can Require Us to Register Shares of Our Stock for Resale

    As of June 30, 2000, the holders of 15,262,081 shares of common stock and 14,035 shares of common stock issuable upon the exercise of warrants and the conversion of preferred stock or their permitted transferees are entitled to require us to register their shares under the Securities Act of 1933, as amended. These rights are provided under the terms of our agreement with the holders of registrable securities. Under these registration rights, holders of at least a majority of the then outstanding registrable securities converted from our preferred stock or a majority of the registrable securities held by Kenneth McElvain and Alisa Yaffa may require on two occasions that we register their shares for public resale. We are obligated to register these shares if the requester requests registration and only if the shares to be registered have an anticipated public offering price of at least $2,000,000. In addition, holders of registrable securities may require on two separate occasions per year that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $2,000,000. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with up to three registrations on Form S-3, other than underwriting discounts and commissions.

Anti-Takeover Effects of Some Provisions of California Law and Our Charter Documents

    A number of the provisions of California law and our articles of incorporation and bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. These provisions include cumulative voting for directors as required by the California Corporations Code and our reservation of 10,000,000 shares of blank check preferred. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and, as a consequence, to inhibit fluctuations in the market price of our shares that could result from an actual or rumored takeover attempt. We also expect these provisions to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging such proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

 California law

    Cumulative voting. Under California law, if any shareholder has given notice of an intention to cumulate votes for the election of directors, that shareholder as well as any other shareholder of the corporation is also entitled to cumulate his or her votes at such election. Cumulative voting provides that each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. In the absence of cumulative voting, the holders of a majority of the shares present or represented at a meeting in which directors are to be elected would have the power to elect all the directors to be elected at such meeting, and no person could be elected without the support of holders of a majority of the shares present or represented at such meeting. Cumulative voting enables a minority shareholder or group of shareholders holding a relatively small number of shares to disproportionately influence the outcome of the election of directors by electing a representative or representatives to the board of directors. However, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal, or not consenting in writing to removal, would be sufficient to elect the director under cumulative voting. This limitation on the ability of stockholders to remove members of the board may make a potential change in control of our company a lengthier and more difficult process.

    California corporations whose stock is held by 800 shareholders of record or more and included in the Nasdaq National Market can eliminate cumulative voting with shareholder approval by adopting amendments to their articles of incorporation or bylaws. We currently have no plans to eliminate cumulative voting.

    Size of the board of directors. Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The ability of the board of directors to alter the size of the board without stockholder approval enables it to respond quickly to a potential opportunity to attract the services of a qualified director or to eliminate a vacancy for which a suitable candidate is not available. Our board of directors currently consists of five members; the board may change the number of our directors within a range of four to seven directors without the approval of our shareholders.

 Charter documents

    Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, shareholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Shareholders may also consider a proposal or nomination by a person who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the shareholders. However, our bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is BankBoston, N.A., which is located at 150 Royall Street, Canton, Massachusetts 02021. BankBoston, N.A.'s telephone number is (781) 575-3120.

Nasdaq Stock Market Listing

    Our common stock has been approved for quotation on the Nasdaq National Market under the symbol SYNP.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our stock. Future sales of substantial amounts of our common stock in the public market following this offering or the possibility of such sales occurring could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through an offering of equity securities.

    After this offering, we will have outstanding 23,494,582 shares of common stock, based upon shares outstanding as of June 30, 2000, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after June 30, 2000. All of the 4,300,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 19,194,582 shares of common stock held by existing shareholders are "restricted" shares as that term is defined in Rule 144 under the Securities Act. We issued and sold the restricted shares in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration, such as Rule 144 or 701 under the Securities Act, which are summarized below.

    Our officers, directors, employees and other shareholders, who collectively hold an aggregate of 18,994,582 restricted shares, and the underwriters entered into lock-up agreements in connection with this offering. These lock-up agreements provide that, with limited exceptions, our officers, directors, employees and shareholders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares for a period of 180 days after the effective date of this offering. Robertson Stephens, Inc. may, in its sole discretion and at any time without prior notice, release all or any portion of the shares subject to these lock-up agreements. We have also entered into an agreement with Robertson Stephens, Inc. that we will not offer, sell or otherwise dispose of our common stock until 180 days after the effective date of this offering.

    Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701 will be as follows:

                                                                     Number of
                     Date of Availability for Sale                     Shares
                     -----------------------------                   ----------
   180 days after the effective date of this offering............... 18,544,576
   At various times thereafter upon the expiration of applicable
     holding periods and lapse of certain rights of repurchase......    450,006

    Following the expiration of the lock-up period, shares issued upon exercise of options granted by us prior to the completion of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act unless those shares are held by one of our affiliates, directors or officers.

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 234,946 shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to manner of sale provisions that require arm's length sales through a stockbroker, notice requirements with respect to sales by our officers, directors and greater than five percent shareholders and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

    We intend to file, shortly after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under the stock plans and subject to outstanding options under our 1995 stock option plan and 2000 stock option plan, if any. See "Management--Incentive Plans." Shares of common stock issued upon exercise of options under the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to the contractual restrictions described above. As of June 30, 2000, options to purchase 4,115,377 shares of common stock were outstanding of which approximately 894,659 options were then vested and exercisable. Beginning on the date that is 180 days after the effective date of this offering, approximately 1,518,491 shares issuable upon the exercise of vested stock options will become eligible for sale in the public market, if such options are exercised.

    Beginning on the date that is 180 days after the effective date of this offering, approximately 14,035 shares issuable upon the exercise of vested warrants as of June 30, 2000 will become eligible for sale in the public market, if such warrants are exercised.

    Following this offering, the holders of an aggregate of 15,262,081 shares of outstanding common stock and 14,035 shares of common stock issuable upon the exercise of warrants, as of June 30, 2000, have the right to require us to register their shares for sale upon meeting requirements to which the parties have previously agreed. See "Description of Capital Stock--Holders of Registration Rights Can Require Us to Register Shares of Our Stock for Resale" for additional information regarding registration rights.

               UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following is a general discussion of the principal United States federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a Non-U.S. Holder. As used in this prospectus, the term "Non-U.S. Holder" is a person who holds our common stock other than:

  .   an individual citizen or resident of the United States,

  . a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States,

  . an estate the income of which is subject to United States federal income tax regardless of its source, or

  . a trust, in general, if it is subject to the primary supervision of a United States court and the control of one or more United States persons.

    This discussion does not consider:

  .   state, local or foreign tax consequences,

  . specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position in light of their particular circumstances,

  . the tax consequences for the shareholders or beneficiaries of a Non-U.S. holder,

  . special tax rules that may apply to certain Non-U.S. Holders, including without limitation, partnerships, banks, insurance companies, dealers in securities and traders in securities, or

  . special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."

    The following discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, also known as the Code, applicable Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following discussion assumes that our common stock is held as a capital asset. The following summary is for general information. Accordingly, each Non-U.S. Holder should consult a tax advisor regarding the United States federal, state, local and foreign income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

    We do not anticipate paying cash dividends on our common tock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of our common stock, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, known as "United States trade or business income", are generally subject to United States federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate United States Internal Revenue Service form with the payor. Any United States trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

    Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treat rate. For dividends paid after 2000, a Non-U.S. Holder of our common stock who clams the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements.

    A Non-U.S. Holder of our common stock that is eligible for a reduced rate of United States withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the United States Internal Revenue Services.

Gain on Disposition of Common Stock

    A Non-U.S. Holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of our common stock unless:

  . the gain is United States trade or business income, which gain must also be taken into account for purposes of the branch profits tax described above in the case of a corporate Non-U.S. Holder,

  . the Non-U.S. Holder is an individual who holds our common stock as a capital asset within the meaning of Section 1221 of the Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements,

  . the Non-U.S. Holder is subject to tax pursuant to the provisions of the United States tax law applicable to certain United States expatriates, or

  . we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the period that the Non-U.S. Holder held our common stock.

    Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interest," such as interest in real property located in the United States or the Virgin islands, and certain interests in other United States real property holding corporations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we have never been, are not currently and are not likely to become a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Tax

    Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding Tax

    We must report annually to the United States Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

    Under certain circumstances, United States Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on our common stock. Under currently applicable law, Non-U.S. Holders of our common stock, generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to 2001 to an address outside the United States. For dividends paid after 2000, however, a Non-U.S. Holder of our common stock that fails to certify its

Non-U.S. holder status in accordance with applicable United States Treasury Regulations may be subject to backup withholding at a rate of 31% of dividends.

    The payment of the proceeds of the disposition of our common stock by a holder to or through the United States office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of our common stock to or through a foreign office of a foreign broker will not be subject to backup withholding or information reporting unless the foreign broker will not be subject to backup withholding or information reporting unless the foreign broker is a "United States related person." In the case of the payment of proceeds from the disposition of our common stock by or through a foreign office of a broker that is a United States person or a "United States related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its foreign status or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "United States related person" is:

  . a "controlled foreign corporation" for United States federal income tax purposes,

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United State trade or business,

  . effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by United States persons, or (B) the partnership is engaged in a United States trade or business, or

  .   certain U.S. branches of foreign banks or insurance companies.

    Effective after 2000, backup withholding may apply to the payment of disposition proceeds by or through a foreign office or a broker that is a United States person or a United States related person unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a United States person. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service.

                                  UNDERWRITING

    We are offering the shares of common stock described in this prospectus through a number of underwriters. Robertson Stephens, Inc., Dain Rauscher Incorporated and SG Cowen Securities Corporation are the representatives of the underwriters. We and the selling shareholders have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we agreed to sell to the underwriters, and each underwriter separately agreed to purchase from us, the number of shares of common stock listed next to its name below at the public offering price, less the underwriting discounts and commissions described on the cover page of this prospectus:

                                                                        Number of
   Underwriter                                                           Shares
   -----------                                                          ---------
   Robertson Stephens, Inc. ..........................................
   Dain Rauscher Incorporated.........................................
   SG Cowen Securities Corporation....................................

   International Underwriter
   -------------------------
   Robertson Stephens International, Ltd..............................
   Dain Rauscher Incorporated.........................................
   SG Cowen Securities Corporation....................................
                                                                        ---------
     Total............................................................  4,300,000
                                                                        =========

    The underwriting agreement provides that the underwriters must buy all of these shares from us if they buy any of them. The underwriters will sell these shares to the public when and if the underwriters buy them from us. The underwriters are offering the common stock subject to a number of conditions, including:

  .   the underwriters' receipt and acceptance of the common stock from us;
      and

  .   the underwriters' right to reject orders in whole or in part.

    Robertson Stephens, Inc. expects to deliver the shares of common stock to
purchasers on             , 2000.

    Over-allotment option. We and the selling shareholders have granted the underwriters an option to buy up to 645,000 additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. We have agreed to sell 445,000 additional shares, and the selling shareholders have agreed to sell 200,000 shares if the over-allotment option is exercised in full. The underwriters may exercise this option only to the extent that they sell more than the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, the underwriters will be obligated to purchase the additional shares from us and the selling shareholders in the same proportions as they purchased the shares shown in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold.

    Stock market listing. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol SYNP.

    Determination of offering price. Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

  . the valuation multiples of publicly-traded companies that the representatives believe are comparable to us;

  .   our financial information;

  .   our history and prospects and the outlook for our industry;

  . an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenue;

  . the present state of our development and the progress of our business plan; and

  . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for our shares may not develop. Even if an active market does develop, the public price at which our shares trade in the future may be below the offering price.

    Underwriting discounts and commissions. The underwriting discount is the difference between the price the underwriters pay to us and the price at which the underwriters initially offer the shares to the public. The size of the underwriting discount is determined through an arms-length negotiation between us and the representatives. The following table shows the per share and total underwriting discount we will allow to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters' over-allotment option described above:

                                                                   Total
                                                             -----------------
                                                                No      Full
                                                             Exercise Exercise
                                                       Per      of       of
                                                      Share   Option   Option
                                                     ------- -------- --------
   Public offering price............................ $       $        $
   Underwriting discount and commissions to be paid
     by us.......................................... $       $        $
   Proceeds, before expenses, to us................. $       $        $
   Underwriting discount and commissions to be paid
     by selling shareholders........................ $       $   --   $
   Proceeds, before expenses, to selling
     shareholders................................... $       $   --   $

    The expenses of this offering, not including the underwriting discount, are estimated to be approximately $1.6 million and will be paid by us. Expenses include the SEC filing fee, the NASD filing fee, Nasdaq listing fees, printing expenses, legal and accounting fees, transfer agent and registrar fees and other miscellaneous fees and expenses.

    Lock-up agreements. We and our executive officers, directors and all of our shareholders have agreed, with exceptions, not to sell or transfer any shares of our common stock until the day that is 180 days after the date of final prospectus issued in connection with this offering, the lock-up period, without first obtaining the written consent of Robertson Stephens, Inc. Specifically, we and these other individuals have agreed not to, directly or indirectly:

  . offer to sell, contract to sell, or otherwise sell or dispose of any shares of our common stock;

  . loan, pledge or grant any rights with respect to any shares of our common stock;

  . engage in any hedging or other transaction that might result in a disposition of shares of our common stock by anyone;

  .   execute any short sale, whether or not against the box; or

  . purchase, sell or grant any put or call option or other right with respect to our common stock or with respect to any security other than a broad-based market basket or index that includes, relates to or derives any significant part of its value from our common stock.

    These lock-up agreements apply to shares of our common stock and also to any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. These lock-up agreements apply to all such securities that are owned or later acquired by the persons executing the agreements, except for securities acquired on the open market. In addition, we have agreed with Robertson Stephens, Inc. that, to the extent that we have separate lock-up agreements with some of our shareholders, we will not consent to the shareholders' disposition of any shares subject to those separate lock-up agreements prior to the expiration of the lock-up period. However, Robertson Stephens, Inc. may release any of us and any of the selling shareholders from these agreements at any time during the lock-up period, in its sole discretion and without notice, as to some or all of the shares covered by these agreements. Currently, there are no agreements between the representatives and us, any of our shareholders and any of the selling shareholders to release any of us, including, without limitation, any of the selling shareholders, from the lock-up agreements during the lock-up period.

    Indemnification of the underwriters. We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

    Dealers' compensation. The underwriters initially will offer our shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $
per share. The underwriters may also allow, and any other dealers may reallow,
a concession of not more than $   per share to some other dealers. If all the
shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. A change in the public offering price will not affect the amount of proceeds that we receive.

    Discretionary accounts. The underwriters have advised us that they do not expect to sell more than 5% of the total number of shares in this offering to accounts over which they exercise discretionary authority.

    Directed share program. At our request, the underwriters have reserved for sale, at the initial public offering price, up to 215,000 shares, or 5%, of the shares of our common stock offered by this prospectus for sale to some of our directors, officers and employees and their family members, and other persons with relationships with us. The number of shares of our common stock available for sale to the general public will be reduced to the extent those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering may be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

    Online activities. A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending on the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

    In particular, a copy of this prospectus in electronic format will be made available on the Internet web sites hosted by E*OFFERING Corp. and E*TRADE Securities, Inc. E*TRADE will accept conditional offers to purchase shares from all of its customers that pass and complete an online eligibility profile. In the event that the demand for shares from the customers of E*TRADE exceeds the amounts allocated to E*TRADE, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per user. Other than the prospectus in electronic formation, information on these web sites is not a part of this prospectus and you should not rely on other information on these web sites in making a decision to invest in our shares.

    Stabilization and other transactions. The rules of the SEC generally prohibit the underwriters from trading in our common stock on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our common stock to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

  . Stabilizing transactions consist of bids or purchases made by the lead representative for the purpose of preventing or slowing a decline in the market price of our common stock while this offering is in progress.

  . Short sales and over-allotments occur when the representatives, on behalf of the underwriting syndicate, sell more of our shares than they purchase from us in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us and the selling shareholders in the offering. The underwriters may close out any covered short position either by exercising that option to purchase shares from us or by purchasing shares in the open market. In determining the source of shares to close out a covered short position, the underwriters will consider, among other things, the prevailing market price per share compared to the exercise price per share of their option. "Naked" short sales are any sales by the underwriters in excess of their option. The underwriters must close out any naked short position by purchasing shares in the open market, potentially including purchases made as stabilizing transactions. For this reason, a naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Syndicate covering transactions are bids for or purchases of our common stock on the open market by the representatives on behalf of the underwriters in order to reduce a short position incurred by the representatives on behalf of the underwriters. Similar to other purchase transactions, syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price than might otherwise exist in the open market.

  . A penalty bid is an arrangement permitting the representatives to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by that underwriter was later repurchased by the representatives and therefore was not effectively sold to the public by such underwriter.

    If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

    Passive market making. Following the pricing of this offering, and until the commencement of any stabilizing bid, underwriters and dealers who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions. Passive market making is allowed during the period when the SEC's rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock; but if all independent bids are lowered below the passive market maker's bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percent of the passive market maker's average daily trading volume in our common stock during a specified period and must be discontinued when such limit is reached. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    Some of the underwriters have in the past and may in the future perform financial advisory services for us. In particular, in February 2000 we granted Robertson Stephens, Inc. a two-year right of first refusal to act as our financial advisor in connection with certain merger or acquisition advisory assignments.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters related to intellectual property will be passed on for us by Blakely Sokoloff Taylor & Zafman, Sunnyvale, California. Legal matters specified by the underwriters in connection with this offering will be passed upon for the underwriters by O'Melveny & Myers LLP, San Francisco, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our common stock, reference is made to the registration statement and to the exhibits and schedules filed therewith. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The public may obtain information on the operations of the public reference facilities in Washington, D.C. by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                SYNPLICITY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX

                                                                           Page
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors......................... F-2

Consolidated Financial Statements:

Consolidated Balance Sheets............................................... F-3

Consolidated Statements of Operations..................................... F-4

Consolidated Statement of Shareholders' Equity (Net Capital Deficiency)... F-5

Consolidated Statements of Cash Flows..................................... F-6

Notes to Consolidated Financial Statements................................ F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Synplicity, Inc.

    We have audited the accompanying consolidated balance sheets of Synplicity, Inc. (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Synplicity, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Palo Alto, California
February 25, 2000
except for Note 12,
as to which the date is
July 27, 2000

                                SYNPLICITY, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                        December 31,
                                      -----------------
                                                                     Pro forma
                                                                   shareholders'
                                                         June 30,    equity at
                                       1998      1999      2000    June 30, 2000
                                      -------  --------  --------  -------------
                                                              (unaudited)
Assets:
Current assets:
 Cash and cash equivalents..........  $ 1,193  $  2,633  $  8,248
 Accounts receivable, less
   allowances of $315, $395 and $407
   at December 31, 1998 and 1999 and
   June 30, 2000, respectively......    3,242     3,668     2,627
 Other current assets...............      118       469       703
                                      -------  --------  --------
  Total current assets..............    4,553     6,770    11,578

 Property and equipment, net........    1,649     1,990     2,005
 Other assets.......................      307       359       428
                                      -------  --------  --------
  Total assets......................  $ 6,509  $  9,119  $ 14,011
                                      =======  ========  ========

Liabilities and Shareholders' Equity
  (Net Capital Deficiency):
Current liabilities:
 Notes payable to officers..........  $   250  $     --  $     --
 Accounts payable and accrued
   liabilities......................    1,026     2,655     2,259
 Accrued compensation...............      852       584     1,460
 Deferred revenue...................    3,525     5,439     5,841
 Current portion of long-term debt..      173       455       522
                                      -------  --------  --------
  Total current liabilities.........    5,826     9,133    10,082

 Long-term note payable to
   shareholder......................      125       125       125
 Long-term debt.....................    2,218       595       459
Commitments
Shareholders' equity (net capital
  deficiency):
 Convertible preferred stock, no par
   value, issuable in series:
   1,333,332, 4,064,911 and
   5,222,806 shares authorized at
   December 31, 1998, December 31,
   1999 and June 30, 2000,
   respectively; 888,885, 2,643,269
   and 3,415,198 shares issued and
   outstanding at December 31, 1998
   and 1999, and June 30, 2000,
   respectively; (10,000,000 shares
   authorized; no shares issued and
   outstanding, pro forma)..........    1,974     9,378    14,858    $     --
 Common stock, no par value:
   110,000,000 shares authorized;
   13,766,713, 14,349,607 and
   14,890,499 shares issued and
   outstanding at December 31, 1998,
   December 31, 1999, and June 30,
   2000, respectively (19,194,582
   shares issued and outstanding,
   pro forma).......................      847     1,290     2,330      17,188
Additional paid-in capital..........       54     2,451     3,485       3,485
Notes receivable from shareholders..     (312)     (468)     (468)       (468)
Deferred stock-based compensation...       --    (2,222)   (2,870)     (2,870)
Accumulated deficit.................   (4,223)  (11,163)  (13,990)    (13,990)
                                      -------  --------  --------    --------
  Total shareholders' equity (net
    capital deficiency).............  $(1,660) $   (734) $  3,345    $  3,345
                                      -------  --------  --------    ========
                                      $ 6,509  $  9,119  $ 14,011
                                      =======  ========  ========

                            See accompanying notes.

                                SYNPLICITY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                             Six Months Ended
                                Years Ended December 31,         June 30,
                               ----------------------------- ------------------
                                1997    1998        1999       1999      2000
                               ------  -------  ------------ --------  --------
                                                                (unaudited)
Revenue:
License......................  $4,679  $ 8,373    $13,019    $  5,898  $  9,754
Maintenance..................     775    2,655      5,156       2,184     4,106
                               ------  -------    -------    --------  --------
  Total revenue..............   5,454   11,028     18,175       8,082    13,860
Cost of revenue:
 Cost of license.............      97      148        239         126        82
 Cost of maintenance.........      64      531      1,187         518       691
                               ------  -------    -------    --------  --------
  Total cost of revenue......     161      679      1,426         644       773
                               ------  -------    -------    --------  --------
  Gross profit...............   5,293   10,349     16,749       7,438    13,087

Operating expenses:
Research and development.....   1,054    4,031      8,018       3,459     5,724
Sales and marketing..........   3,970    8,317     12,903       6,259     8,340
General and administrative...     788    1,620      2,586       1,217     1,541
Stock-based
  compensation(/1/)..........      --       --        175           4       386
                               ------  -------    -------    --------  --------
  Total operating expenses...   5,812   13,968     23,682      10,939    15,991
                               ------  -------    -------    --------  --------
  Loss from operations.......    (519)  (3,619)    (6,933)     (3,501)   (2,904)
Interest income..............      58       58        133          53       139
Interest expense.............     (11)     (77)      (140)       (100)      (62)
                               ------  -------    -------    --------  --------
  Net loss...................  $ (472) $(3,638)   $(6,940)   $ (3,548) $ (2,827)
                               ======  =======    =======    ========  ========
Basic and diluted net loss
  per common share...........  $(0.04) $ (0.29)   $ (0.52)   $  (0.27) $  (0.20)
                               ======  =======    =======    ========  ========
Shares used in per share
  calculation................  11,954   12,451     13,227      13,054    13,820
                               ======  =======    =======    ========  ========
Pro forma basic and diluted
  net loss per common share
  (unaudited)................                     $ (0.42)             $  (0.16)
                                                  =======              ========
Shares used in pro forma per
  share calculation
  (unaudited)................                      16,432                17,742


--------
(/1/Amortization)of deferred stock-based compensation relates to the following:


                                                             Six Months Ended
                                                 Year Ended      June 30,
                                                December 31, ------------------
                                                    1999       1999      2000
                                                ------------ --------  --------
                                                                (unaudited)
  Cost of maintenance........                     $     5    $     --  $     10
  Research and development...                         113           3       191
  Sales and marketing........                          55           1       159
  General and
    administrative...........                           2          --        26
                                                  -------    --------  --------
   Total.....................                     $   175    $      4  $    386
                                                  =======    ========  ========

                            See accompanying notes.

                               SYNPLICITY, INC.

    CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                       (in thousands, except share data)

                                                                                                              Total
                        Convertible                                    Notes                              Shareholders'
                      Preferred Stock    Common Stock    Additional  Receivable    Deferred                Equity (Net
                     ----------------- -----------------  Paid-in       From     Stock-based  Accumulated    Capital
                      Shares   Amount    Shares   Amount  Capital   Shareholders Compensation   Deficit    Deficiency)
                     --------- ------- ---------- ------ ---------- ------------ ------------ ----------- -------------
Balance at December
31, 1996............   888,885 $ 1,974 11,999,981 $  150   $   54      $  --       $    --     $   (113)     $ 2,065
 Issuance of common
 stock to employees
 upon exercise of
 stock options......        --      --  1,260,420    346       --         --            --           --          346
 Net loss
 (comprehensive
 loss)..............        --      --         --     --       --         --            --         (472)        (472)
                     --------- ------- ---------- ------   ------      -----       -------     --------      -------
Balance at December
31, 1997............   888,885   1,974 13,260,401    496       54         --            --         (585)       1,939
 Issuance of common
 stock to employees
 upon exercise of
 stock options......        --      --    506,312    351       --       (312)           --           --           39
 Net loss
 (comprehensive
 loss)..............        --      --         --     --       --         --            --       (3,638)      (3,638)
                     --------- ------- ---------- ------   ------      -----       -------     --------      -------
Balance at December
31, 1998............   888,885   1,974 13,766,713    847       54       (312)           --       (4,223)      (1,660)
 Issuance of Series
 B preferred stock,
 net of $96 of
 issuance costs..... 1,754,384   7,404         --     --       --         --            --           --        7,404
 Issuance of common
 stock upon exercise
 of stock options...        --      --    582,894    443       --       (156)           --           --          287
 Deferred
 compensation.......        --      --         --     --    2,397         --        (2,397)          --           --
 Amortization of
 deferred stock-
 based
 compensation.......        --      --         --     --       --         --           175           --          175
 Net loss
 (comprehensive
 loss)..............        --      --         --     --       --         --            --       (6,940)      (6,940)
                     --------- ------- ---------- ------   ------      -----       -------     --------      -------
Balance at December
31, 1999............ 2,643,269   9,378 14,349,607  1,290    2,451       (468)      (2,222)      (11,163)        (734)
 Issuance of Series
 C preferred stock,
 net of $20 of
 issuance costs
 (unaudited)........   771,929   5,480         --     --       --         --            --           --        5,480
 Issuance of common
 stock upon exercise
 of stock options
 (unaudited)........        --      --    540,892  1,040       --         --            --           --        1,040
 Deferred stock-
 based compensation
 (unaudited)........        --      --         --     --    1,034         --        (1,034)          --           --
 Amortization of
 deferred stock-
 based compensation
 (unaudited)........        --      --         --     --       --         --           386           --          386
 Net loss
 (comprehensive
 loss) (unaudited)..        --      --         --     --       --         --            --       (2,827)      (2,827)
                     --------- ------- ---------- ------   ------      -----       -------     --------      -------
Balance at June 30,
2000 (unaudited).... 3,415,198 $14,858 14,890,499 $2,330   $3,485      $(468)      $(2,870)    $(13,990)     $ 3,345
                     ========= ======= ========== ======   ======      =====       =======     ========      =======

                            See accompanying notes.

                                SYNPLICITY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                   Years Ended December     Six Months Ended
                                           31,                  June 30,
                                  ------------------------  ------------------
                                   1997    1998     1999      1999      2000
                                  ------  -------  -------  --------  --------
                                                               (unaudited)
Operating activities
Net loss........................  $ (472) $(3,638) $(6,940) $ (3,548) $ (2,827)
Adjustments to reconcile net
  loss to net cash provided by
  (used in) operating
  activities:
  Depreciation..................     135      441      946       419       527
  Amortization of deferred
    stock-based compensation....      --       --      175         4       386
  Loss on disposal of property
    and equipment...............      --       29       --        --        --
  Changes in operating assets
    and liabilities:
   Accounts receivable..........    (806)  (1,979)    (426)      336     1,041
   Other current assets.........    (115)      17     (350)       28      (234)
   Other assets.................    (105)    (202)     (52)      (83)      (69)
   Accounts payable and accrued
     liabilities................     282      641    1,629       438      (396)
   Accrued compensation.........     345      371     (267)     (318)      876
   Deferred revenue.............     816    2,421    1,913       404       402
                                  ------  -------  -------  --------  --------
     Net cash provided by (used
       in) operating
       activities...............      80   (1,899)  (3,372)   (2,320)     (294)
                                  ------  -------  -------  --------  --------
Investing activities
Purchases of property and
  equipment.....................    (605)  (1,551)  (1,287)     (593)     (542)
Proceeds from sale of property
  and equipment.................      --       50       --        --        --
                                  ------  -------  -------  --------  --------
     Net cash used in investing
       activities...............    (605)  (1,501)  (1,287)     (593)     (542)
                                  ------  -------  -------  --------  --------
Financing activities
Borrowing under revolving line
  of credit.....................      --       --       --        --     2,000
Repayment of revolving line of
  credit........................      --       --       --        --    (2,000)
Payments on long-term debt......      --     (123)  (1,341)   (1,363)     (270)
Proceeds from sale of common
  stock.........................     346       39      286       165     1,040
Proceeds from issuance of
  preferred stock...............      --       --    7,404     7,404     5,480
Proceeds from notes payable to
  officers......................      --      250      400       400        --
Repayment of notes payable to
  officers......................      --       --     (650)     (650)       --
Proceeds from long-term debt....     400    2,113       --        --       201
                                  ------  -------  -------  --------  --------
     Net cash provided by
       financing activities.....     746    2,279    6,099     5,956     6,451
                                  ------  -------  -------  --------  --------
Net increase (decrease) in cash
  and cash equivalents..........     221   (1,121)   1,440     3,043     5,615
Cash and cash equivalents at
  beginning of period...........   2,093    2,314    1,193     1,193     2,633
                                  ------  -------  -------  --------  --------
Cash and cash equivalents at end
  of period.....................  $2,314  $ 1,193  $ 2,633  $  4,236  $  8,248
                                  ======  =======  =======  ========  ========
Supplemental disclosure of cash
  flow information
Cash paid for interest..........  $    9  $     9  $   136  $     81  $     71
                                  ======  =======  =======  ========  ========
Supplemental schedule of noncash
  financing activities
Issuance of common stock in
  exchange for notes receivable
  from shareholders.............  $   --  $   312  $   156  $     --  $     --
                                  ======  =======  =======  ========  ========
Deferred compensation related to
  stock options.................  $   --  $    --  $ 2,397  $     88  $  1,034
                                  ======  =======  =======  ========  ========

                            See accompanying notes.

                                SYNPLICITY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

1. Summary of Significant Accounting Policies

 Organization and Business

    Synplicity, Inc. ("we" or "us") was incorporated on February 1, 1994 in the State of California. We are a leading provider of software products that enable the rapid and effective design and verification of semiconductors.

    We have incurred operating losses to date and incurred a net loss of $6,940,000 for the year ended December 31, 1999 and $2,827,000 for the six months ended June 30, 2000. Our accumulated deficit at June 30, 2000 was $13,990,000. We believe that available cash and the line of credit will provide sufficient funding to enable us to meet our obligations through at least December 31, 2000. If anticipated operating results are not achieved, we intend and believe we have the ability to delay or reduce expenditures so as not to require additional financial resources.

 Principles of Consolidation

    The consolidated financial statements include the accounts of our company and our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Foreign Currency Translation

    The functional currency for foreign subsidiaries is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated at the year-end exchange rate. Property and equipment and non-monetary assets and liabilities denominated in foreign currencies are translated at historical rates. Adjustments resulting from these translations are included in the results of operations and to date have been immaterial. We do not enter into foreign currency forward exchange contracts.

 Use of Estimates

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

 Reclassifications

    Certain amounts reported in the consolidated financial statements as of December 31, 1998 have been reclassified to conform with the presentation we adopted to report our 1999 financial results.

 Concentration of Credit Risk

    We distribute our products through our direct sales force and third-party distributors principally in the United States, Europe and Japan. We generally do not require collateral. We maintain reserves for potential credit losses, and such losses to date have not been material.

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


    Revenues from distributors and customers representing 10% or more of total revenue for the years ended December 31, 1997 and 1998 are as follows (no customer or distributor accounted for 10% or more of total revenues for the year ended December 31, 1999 or the six months ended June 30, 1999 and 2000):

                                                                    Years ended
                                                                   December 31,
                                                                   --------------
                                                                    1997    1998
                                                                   ------  ------
   Distributor/User:
     A...........................................................     15%     11%
     B...........................................................      4%     12%
     C...........................................................     10%      7%

    Export sales to customers outside of North America accounted for $1.2 million, $2.1 million, $3.6 million, $1.5 million and $2.7 million of our total revenue in the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively.

 Cash and Cash Equivalents

    We invest our excess cash with major financial institutions in accounts which bear minimal risk and are available on demand. As of December 31, 1998 and 1999, and June 30, 2000, all investments have maturities of three months or less at the date of purchase, are considered cash and cash equivalents, and approximate fair value.

 Property and Equipment

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three years to seven years.

 Impairment of Long-Lived Assets

    In accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, we review long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through June 30, 2000, there have been no such losses.

 Revenue Recognition

    We sell perpetual licenses to use our software products and sell related maintenance services. For each sale, we defer the recognition of revenue until a purchase order is received from the customer, delivery of the product and license key has occurred, the fee is fixed and determinable, collection of the fee is probable based on completed credit review procedures, and there are no remaining obligations by us. Once all of the above conditions have been met, we recognize license revenue based upon the residual method after all elements other than maintenance have been delivered as prescribed by Statement of Position 98-9 "Modification of SOP No. 97-2 with Respect to Certain Transactions." Revenue on arrangements with extended payment terms, which have met all other required revenue recognition criteria, are recognized as payments become due. Sales to international distributors are recognized by us when the international distributor has resold the product to an end user.

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


    Maintenance is offered to customers which requires us to perform continuing service and support and allows customers to receive unspecified product upgrades. In accordance with paragraph 10 of Statement of Position 97-2, "Software Revenue Recognition," vendor specific objective evidence of fair value of maintenance is determined by reference to the price the customer will be required to pay when maintenance is sold separately (that is, the renewal rate), which is based on the price established by us and the history we have developed of charging our customers for maintenance renewals. In general, maintenance is priced at 20% of the list license price of the product. Under the residual method, the list price of the maintenance is deferred and any discount on the sale is allocated to the delivered elements. The maintenance term is typically one year in duration and maintenance revenue is recognized ratably over the maintenance term.

    We have also provided a feature limited version of one of our products to certain FPGA manufacturer for distribution to their customers. As part of these agreements we have certain maintenance and support obligations to the FPGA manufacturer. However, we have concluded that we do not have vendor specific objective evidence of fair value of maintenance on these type of arrangements as it is not priced or offered separately. As a result, license and maintenance revenue is recognized ratably over the period of each arrangement.

 Product Development Costs

    Product development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on our product development process, technological feasibility is established upon completion of a working model. Costs we incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, all product development costs have been charged to operations as incurred.

 Advertising

    Costs related to advertising are expensed as incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was $238,000, $316,000 and $490,000, respectively, and for the six months ended June 30, 1999 and 2000 was $194,000 and $447,000, respectively.

 Stock-Based Compensation

    As permitted by the FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), we account for employee stock based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations. Under APB 25, when the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Any deferred stock compensation calculated according to APB 25 is amortized over the vesting period of the individual options, generally four years, using the graded vesting method. The graded vesting method provides for vesting of portions for the overall awards at interim dates and results in greater vesting in earlier years than straight-line.

    All stock-based awards to non-employees are accounted for at their fair value, as calculated using the Black-Scholes model, in accordance with FAS 123 and Emerging Issues Task Force Consensus No. 96-18 ("EITF 96-18"). Stock-based awards to non-employees not immediately vested are subject to periodic re-valuation over their vesting terms.

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


 Comprehensive Income (Loss)

    We apply Financial Accounting Standards Board's Statement No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 establishes rules for the reporting and display of comprehensive income (loss) and its components. Our comprehensive loss is the same as net loss as there are no adjustments reported in shareholders' equity (net capital deficiency) which are to be included in the computation.

 Segment Information

    We follow SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, as we operate in only one industry segment.

 Unaudited pro forma information

    In July 2000, the Board of Directors authorized the management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will automatically be converted into common stock. Unaudited pro forma shareholders' equity at June 30, 2000, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

 Unaudited Interim Consolidated Financial Information

    The consolidated financial information at June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited, but has been prepared on the same basis as the annual financial statements and, in the opinion of management includes all adjustments (consisting only of normal recurring adjustments), that we consider necessary for a fair presentation of consolidated financial position at that date and our consolidated results of operations and cash flows for those periods. Operating results for the interim periods are not necessarily indicative of results that may be expected for any future periods.

 Recently Issued Accounting Standards

    In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation" ("FIN 44"), which contains rules designed to clarify the application of APB 25. FIN 44 will be effective on July 1, 2000 and we will adopt it at that time. We believe the anticipated impact of adoption of FIN 44 will not be material to our operating results and financial position.

    In December, 1999, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We will be required to adopt SAB 101 in our fiscal quarter beginning October 1, 2000. We believe that our current revenue recognition policy complies with SAB 101.

    In June 1998, the FASB issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which will be effective for the year ending December 31, 2001. This statement establishes accounting and reporting standards requiring that every

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset of liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS 133 will not have a material effect on the financial statements, since we currently do not invest in derivative instruments and engage in hedging activities.

    In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when these costs should be capitalized. The adoption of this pronouncement did not materially impact our results of operations for the year ended December 31, 1999.

2. Property and Equipment

    Property and equipment consists of the following (in thousands):

                                                     December 31,
                                                    ---------------   June 30,
                                                     1998    1999       2000
                                                    ------  -------  -----------
                                                                     (unaudited)
   Computer hardware............................... $1,298  $ 1,839    $ 1,941
   Computer software...............................    358      586        650
   Furniture and fixtures..........................    513      791      1,034
   Leasehold improvements..........................    103      239        372
                                                    ------  -------    -------
                                                     2,272    3,455      3,997
   Less accumulated depreciation...................   (623)  (1,465)    (1,992)
                                                    ------  -------    -------
                                                    $1,649  $ 1,990    $ 2,005
                                                    ======  =======    =======

3. Operating Lease Commitments

    We lease our corporate facility in Sunnyvale, California and lease a number of sales offices in various states as well as in certain other countries. In October 1999, we entered into a new corporate facility lease expiring in September 2002. Our old corporate facility lease was canceled without penalty or further obligation. Rent expense was $199,000, $451,000, and $875,000, for the years ended December 31, 1997, 1998 and 1999, respectively, and was $324,000 and $751,000 for the six months ended June 30, 1999 and 2000, respectively. The future minimum rental commitments under operating leases as of December 31, 1999 are as follows (in thousands):

        Year ending December 31,
        ------------------------
        2000........................................................... $1,131
        2001...........................................................  1,097
        2002...........................................................    817
                                                                        ------
                                                                        $3,045
                                                                        ======

4. Related Party Notes

    In September 1998, we received two full-recourse notes receivable from one of our officers with a principal amount totaling $312,000. The proceeds were used to purchase shares of our common stock, which have been pledged as collateral for the notes. Principal and interest are due and payable upon the earlier of

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

September 2003, when the corresponding stock is sold or 90 days after the termination of the officer's employment with us. The notes accrue interest at the rate of 5.5% per annum. The notes are accounted for in shareholders' equity (net capital deficiency).

    In November and December 1999, we received two full-recourse notes receivable from one of our officers with a principal amount totaling $156,250. The proceeds were used to purchase shares of our stock which have been pledged as collateral for the notes. Principal and interest are due and payable upon the earlier of five years from the date of the notes, when the corresponding stock is sold, or 90 days after the termination of the officer's employment with us. The notes accrue interest at the rate of 6.2% per annum. The notes are accounted for in shareholder's equity (net capital deficiency).

    In November 1998, we issued two notes payable to two of our officers with an aggregate principal amount of $250,000. The notes accrue interest at the rate of prime plus 0.25% per annum. The notes and accrued interest were repaid in full in March 1999.

    In January 1999, we issued two notes payable to two of our officers with a principal amount totaling $400,000. The notes accrue interest at the rate of 15% per annum, compounded annually. The notes and accrued interest were repaid in full in March 1999.

    In November 1995, we issued a note payable to a shareholder with a principal amount of $125,000. All principal is due and payable on October 31, 2002. Simple interest of 6.11% is due at the end of each calendar year.

5. Long-Term Debt

    Long-term debt consists of the following (in thousands):

                                                     December 31,
                                                     --------------   June 30,
                                                      1998    1999      2000
                                                     ------  ------  -----------
                                                                     (unaudited)
   Revolving line of credit......................... $1,300  $   --     $  --
   Equipment advance................................    824     917       913
   Straight line of credit..........................    267     133        68
                                                     ------  ------     -----
                                                      2,391   1,050       981
   Less current portion.............................   (173)   (455)     (522)
                                                     ------  ------     -----
   Noncurrent portion............................... $2,218  $  595     $ 459
                                                     ======  ======     =====

    In April 1997, we entered into a business loan agreement with a commercial bank which was amended in September 1998. The agreement provides for a $3,000,000 revolving line of credit, a $1,000,000 equipment advance, and a $400,000 term loan. The line of credit and term note are collateralized by substantially all of our assets other than equipment purchased with the equipment advance. Under the terms of the agreement, we are required to maintain certain financial covenants. As of June 30, 2000, we were either in compliance with or had received a waiver for each of the required covenants.

    The revolving line of credit agreement allows us to borrow up to $3,000,000. Borrowings under the line of credit bear interest at the bank's prime rate plus 0.25%. The interest rate was 8.75% and 9.75% at December 31, 1999 and June 30, 2000, respectively. There was no outstanding debt related to this line of credit at December 31, 1999 and June 30, 2000.

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


    The equipment advance allowed us to borrow up to $1,000,000, subject to certain limits based on financial covenants. We borrowed on this line until September 1999. Interest accrued from the date of each equipment advance and was payable monthly until September 1999 at which time all outstanding equipment advances became payable in 36 equal monthly installments of principal, plus accrued interest. Borrowings under the equipment advance bear interest at the bank's prime rate plus 0.25%. We utilized all $1,000,000 of the equipment advance. At December 31, 1999 and June 30, 2000, the interest rate was 8.75% and $917,000 and $913,000, respectively, were outstanding.

    The line of credit agreement allowed us to borrow up to $400,000 to purchase equipment. Borrowings under the line of credit bear interest at the bank's prime rate plus 0.5% and are payable in 36 monthly payments of principal plus interest beginning January 31, 1998. We utilized $400,000 of this line. At December 31, 1999 and June 30, 2000, the interest rate was 9.0% and 10% and $133,000 and $68,000 were outstanding, respectively.

    In November 1999, we entered into an equipment lease financing agreement with a lessor that provides for leasing of up to $1.5 million of equipment, including up to $450,000 of software and tenant improvements. All scheduled leases are payable in 36 equal monthly installments. Borrowings under this agreement bear interest at 8%. Additionally, we granted the lessor fully vested warrants to purchase up to 14,035 shares of Series B preferred stock at $4.28 per share. There was no outstanding debt related to this agreement as of December 31, 1999, while $201,000 of debt had been incurred as of June 30, 2000.

    Future principal payments at December 31 under long-term debt are as follows (in thousands):

        2000............................................................. $  455
        2001.............................................................    335
        2002.............................................................    260
                                                                          ------
                                                                          $1,050
                                                                          ======

6. Net Loss Per Share

    In accordance with FAS 128, basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less the weighted-average number of shares of common stock that are subject to repurchase. Diluted net loss per share includes the impact of options and warrants to purchase common stock, if dilutive. There is no difference between our basic and diluted net loss per share as we incurred a net loss for each period presented. Pro forma basic and diluted net loss per share, as presented in the statements of operations, has been computed as described above and also gives effect, under Securities Exchange Commission guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


    The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share data):

                                                               Six Months Ended
                             Years Ended December 31,              June 30,
                         ----------------------------------  ----------------------
                            1997        1998        1999        1999        2000
                         ----------  ----------  ----------  ----------  ----------
                                                                  (unaudited)
Net loss................ $     (472) $   (3,638) $   (6,940) $  (3,548)  $   (2,827)
                         ==========  ==========  ==========  ==========  ==========
Basic and diluted
  weighted average
  shares:
 Weighted-average shares
   of common stock
   outstanding.......... 12,095,856  13,547,780  14,098,094  14,001,382  14,673,660
 Less: weighted-average
   shares subject to
   repurchase...........   (142,289) (1,096,596)   (871,555)   (947,164)   (853,822)
                         ----------  ----------  ----------  ----------  ----------
 Weighted-average shares
   used in computing
   basic and diluted net
   loss per share....... 11,953,567  12,451,184  13,226,539  13,054,218  13,819,838
                         ==========  ==========  ==========  ==========  ==========
Basic and diluted net
  loss per common
  share................. $    (0.04) $    (0.29) $    (0.52) $    (0.27) $    (0.20)
                         ==========  ==========  ==========  ==========  ==========
Pro forma:
 Shares used above...... 11,953,567  12,451,184  13,226,539  13,054,218  13,819,838
 Pro forma adjustment to
   reflect weighted
   effect of assumed
   conversion of
   convertible preferred
   stock (unaudited)....  1,777,770   1,777,770   3,205,651   2,879,140   3,922,368
                         ----------  ----------  ----------  ----------  ----------
 Shares used in
   computing pro forma
   basic and diluted net
   loss per share
   (unaudited).......... 13,731,337  14,228,954  16,432,190  15,933,358  17,742,206
                         ==========  ==========  ==========  ==========  ==========
Pro forma basic and
  diluted net loss per
  common share
  (unaudited)........... $    (0.03) $    (0.26) $    (0.42) $    (0.22) $    (0.16)
                         ==========  ==========  ==========  ==========  ==========


    During all the periods presented, we had securities outstanding which could potentially dilute basic loss per share in future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding will be automatically converted into common stock. These outstanding securities consist of the following:

                                  As of December 31,         As of June 30,
                             ----------------------------- -------------------
                               1997      1998      1999      1999      2000
                             --------- --------- --------- --------- ---------
                                                               (unaudited)
Convertible preferred
  stock..................... 1,777,770 1,777,770 3,532,154 3,532,154 4,304,083
Outstanding options......... 1,401,314 2,889,987 4,009,242 3,077,374 4,115,377
Warrants....................       --        --     14,035       --     14,035
                             --------- --------- --------- --------- ---------
                             3,179,084 4,667,757 7,555,431 6,609,528 8,433,495
                             ========= ========= ========= ========= =========
Weighted average exercise
  price of options.......... $    0.17 $    1.10 $    2.02 $    1.40 $    2.87
                             ========= ========= ========= ========= =========
Weighted average exercise
  price of warrants......... $     --  $     --  $    4.28 $     --  $    4.28
                             ========= ========= ========= ========= =========

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


7. Shareholders' Equity

 Preferred Stock

    Convertible preferred stock is issuable in series, with rights and preferences designated by series. The shares outstanding were as follows:

                                                                      June 30, 2000
                                 December 31, 1999                     (unaudited)
                         ---------------------------------- ----------------------------------
                                      Shares                             Shares
                           Shares   Issued and  Liquidation   Shares   Issued and  Liquidation
                         Authorized Outstanding Preference  Authorized Outstanding Preference
                         ---------- ----------- ----------- ---------- ----------- -----------
Series A................ 1,333,332     888,885  $1,999,998  1,333,332     888,885  $ 1,999,998
Series B................ 2,731,579   1,754,384   7,500,000  2,731,579   1,754,384    7,500,000
Series C................        --          --          --  1,157,895     771,929    5,500,001
                         ---------   ---------  ----------  ---------   ---------  -----------
                         4,064,911   2,643,269  $9,499,998  5,222,806   3,415,198  $14,999,999
                         =========   =========  ==========  =========   =========  ===========

 Convertible Series A Preferred Stock

    In October 1996, we sold 888,885 shares to private investors at an aggregate price of $1,999,998, subject to certain antidilution privileges. We granted to holders of at least 166,666 shares of Series A preferred stock the right of first refusal to purchase, pro rata, all or any part of new securities which we may propose to sell and issue with certain exceptions. The right of first refusal granted under this agreement expires upon the closing of an initial public offering of our common stock to the general public.

    Each share of Series A preferred stock is convertible into two shares of common stock at the option of the holder. The conversion rate may be subject to adjustment in the event of stock splits or combinations. Conversion is automatic upon the closing of an underwritten public offering of our common stock at a price per share of not less than $2.25 per share and an aggregate offering price of more than $7,500,000 or upon agreement of a two-thirds majority of holders of the then outstanding shares of Series A preferred stock.

    The holder of each share of Series A preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such share of Series A preferred stock could be converted.

    Noncumulative dividends are payable at an annual rate of 8% per share, when and if declared by the board of directors, in preference to any cash dividends on the common stock. No dividends have been declared through June 30, 2000.

    Upon liquidation, each share of the Series A preferred stock is entitled to receive, at our option, (a) a per share amount equal to the initial sales price plus an amount equal to a 40% annual cumulative return on the initial Series A preferred stock purchase price or (b) an amount equal to the initial Series A preferred stock purchase price plus all declared but unpaid dividends thereon. If we elect option (b) above, the holders of Series A preferred stock are also entitled to share our assets remaining after the payment of all preference amounts with the holders of the common stock on an as converted basis.

 Convertible Series B Preferred Stock

    In March 1999, we sold 1,754,384 shares of convertible Series B preferred stock ("Series B preferred stock") to investors at $4.28 per share for an aggregate price of $7,500,000. Each share of Series B preferred stock is convertible into one share of common stock at the option of the holder, and is subject to certain antidilution adjustments. Conversion is automatic upon the closing of an underwritten public offering of our

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

common stock at a price per share of not less than $5.25 and an aggregate offering amount of not less than $15,000,000, or upon agreement of a majority of holders of the then outstanding shares of Series B preferred stock.

    The holder of each share of Series B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such share of Series B preferred stock could be converted.

    The holders of the Series B preferred stock are entitled to 8% noncumulative annual dividends per share, when and if declared by the board of directors, in preference to any cash dividends on the common stock or the Series A preferred stock.

    Upon liquidation, the Series B preferred shareholders are entitled to receive in preference to the holders of common stock, and pari passu to the holders of Series A and C preferred stock, a per share amount equal to the initial Series B preferred price, plus any declared but unpaid dividends. In the event the net proceeds to us upon liquidation are greater than $25,000,000, then Series B preferred shareholders are also entitled to share our remaining assets with the holders of the common stock on an as-converted basis. In the event the net proceeds to us upon liquidation are greater than $75,000,000, then Series B preferred shareholders are entitled to receive in preference to the holders of common stock, and pari passu to the holders of Series A and C preferred stock, a per share amount equal to two times the Series B preferred purchase price.

    We also granted to holders of Series B preferred stock certain rights of first refusal to purchase, pro rata, all or any part of new securities, which we may propose to sell with certain exceptions. In addition, the holders of Series B preferred stock were granted certain information and registration rights.

 Convertible Series C Preferred Stock

    In March 2000, we sold 771,929 shares of convertible Series C preferred stock ("Series C preferred stock") to investors at $7.13 per share for an aggregate price of $5,500,001.

    Each share of Series C preferred stock is convertible into one share of common stock at the option of the holder, and is subject to certain antidilution adjustments. Conversion is automatic upon the closing of an underwritten public offering of our common stock with a price per share of at least $7.13 and an aggregate offering amount of not less than $15,000,000, or upon agreement of a majority of holders of the then outstanding shares of Series C preferred stock.

    The holder of each share of Series C preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such share of Series C preferred stock could be converted.

    Noncumulative dividends are payable at an annual rate of 8% per share, when and if declared by the board of directors, in preference to any cash dividends on the common stock.

    Upon liquidation, holders of the Series C convertible preferred shares are entitled to receive in preference to the holders of common stock, and pari passu to the holders of Series A preferred stock and Series B preferred stock, a per share amount equal to the initial purchase price, plus any declared but unpaid dividends. In the event the net proceeds to us upon liquidation are greater than $25,000,000, then Series C preferred shareholders are entitled to receive in preference to the holders of common stock, and pari passu to the holders of Series A preferred stock and Series B preferred stock, a per share amount equal to the initial purchase price and shall also be entitled to share our remaining assets with the holders of the common stock on an as-converted basis. In the event the net proceeds to us upon liquidation are greater than $132,000,000, then Series C preferred shareholders are entitled to receive in preference to the holders of common stock, and pari passu to the holders of Series A preferred stock, a per share amount equal to two times the initial purchase price.

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


    We also granted to holders of Series C preferred stock certain rights of first refusal to purchase, pro rata, all or any part of new securities which we may propose to sell with certain exceptions. In addition, the holders of Series C preferred stock were granted certain information and registration rights.

 Common Stock

    In November 1995, we sold 666,666 shares of our common stock to a private investor at an aggregate price of $100,000, subject to certain antidilution provisions. We granted to the private investor the right of first refusal to purchase, pro rata, any new securities that we may propose to sell and issue. The right of first refusal granted under this agreement expires upon initial closing of the first firmly underwritten public offering of common stock at a per share price of not less than $1.00 and at an aggregate offering price of not less than $500,000.

    We sold 1,439,479 shares of common stock to employees in connection with Restricted Stock Purchase Agreements. These agreements allow us to repurchase unvested shares in the event that the employee is no longer employed by us. As of December 31, 1999 and June 30, 2000, 750,529 shares and 723,947 shares, respectively, were subject to repurchase.

    We have reserved shares of common stock for issuance as follows:

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Stock Options:
     Options outstanding..............................   4,009,242    4,115,377
     Reserved for future grants.......................   1,715,794    1,068,767
   Convertible preferred stock
     Issued and outstanding...........................   3,532,154    4,304,083
   Warrants outstanding...............................      14,035       14,035
                                                         ---------    ---------
                                                         9,271,225    9,502,262
                                                         =========    =========

 Changed in Authorized Shares

    In April 2000, our Board of Directors and shareholders approved an amendment to our articles of incorporation to authorize us to issue up to 110,000,000 shares of our common stock.

 Stock Options

    We have a 1995 stock option plan (the "Option Plan") under which incentive stock options or nonstatutory options may be granted to our employees, consultants, and directors. Options are granted under the Option Plan at prices not less than the fair value on the date of the grant. The options generally expire in ten years. However, in the case of incentive stock options granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of our stock, the term of the option is five years from the date of grant. We have authorized 7,400,000 shares of common stock for the grant of options under the Option Plan. Incentive stock options generally become exercisable 25% after one year and on a ratable basis over the subsequent 36 months. Nonstatutory stock options become exercisable ratably over 48 months from the vesting date determined by the board of directors.

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


    A summary of option activity under the Option Plan is as follows:

                                                   Options Outstanding
                                             ---------------------------------
                                                                     Weighted-
                                   Shares                 Exercise    Average
                                 Available   Number of    Price Per  Exercise
                                 for Grant     Shares       Share      Price
                                 ----------  ----------  ----------- ---------
Balance at December 31, 1996....    320,009   1,013,325  $0.02-$0.15   $0.11
Additional authorization........  2,400,000          --           --      --
Options granted................. (1,843,962)  1,843,962  $0.15-$0.30   $0.27
Options exercised...............         --  (1,260,420) $0.02-$0.30   $0.27
Options canceled................    195,553    (195,553) $0.15-$0.30   $0.15
                                 ----------  ----------
Balance at December 31, 1997....  1,071,600   1,401,314  $0.02-$0.30   $0.17
Additional authorization........  1,666,666          --           --      --
Options granted................. (2,090,710)  2,090,710  $0.90-$2.55   $1.62
Options exercised...............         --    (506,312) $0.02-$1.80   $0.71
Options canceled................     95,725     (95,725) $0.15-$1.80   $0.95
                                 ----------  ----------
Balance at December 31, 1998....    743,281   2,889,987  $0.02-$2.55   $1.10
Additional authorization........  2,000,000          --           --      --
Options granted................. (1,341,379)  1,341,379  $1.88-$3.75   $2.35
Options exercised...............         --    (582,894) $0.02-$2.55   $0.75
Options canceled................    313,892    (313,892) $0.02-$2.25   $1.04
                                 ----------  ----------
Balance at December 31, 1999....  1,715,794   3,334,580  $0.02-$3.75   $1.67
Options granted (unaudited).....   (900,802)    900,802  $5.10-$6.75   $5.96
Options exercised (unaudited)...         --    (540,892) $0.15-$5.10   $1.92
Options canceled (unaudited)....    227,109    (227,109) $0.15-$6.75   $2.48
                                 ----------  ----------
Balance at June 30, 2000
  (unaudited)...................  1,042,101   3,467,381  $0.15-$6.75   $2.70
                                 ==========  ==========

    In December 1999, the Company granted options to purchase an aggregate of 674,662 shares of common stock at an exercise price of $3.75 per share, that were outside of the Option Plan. As of December 31, 1999 and June 30, 2000, 674,662 and 647,996 of these options were outstanding, respectively.

    The following table summarizes information about all stock options outstanding at June 30, 2000 (unaudited):

                                     Options Outstanding         Options Exercisable
                              --------------------------------- ---------------------
                                           Weighted-
                                            Average   Weighted-             Weighted-
                                           Remaining   Average               Average
                                Number    Contractual Exercise    Number    Exercise
   Range of Exercise Prices   Outstanding    Life       Price   Exercisable   Price
   ------------------------   ----------- ----------- --------- ----------- ---------
                                          (In years)
   $0.15-$0.30.............      418,945     6.68       $0.21     293,298     $0.20
   $0.90-$1.50.............      414,573     7.64       $1.09     208,837     $1.06
   $1.80-$2.10.............      945,307     8.41       $1.91     279,023     $1.89
   $2.25-$2.93.............      874,088     8.98       $2.52     113,390     $2.34
   $3.75-$6.00.............    1,113,645     9.60       $4.49         111     $6.00
   $6.23-$6.75.............      348,819     9.85       $6.55          --        --
                               ---------                          -------
                               4,115,377     8.73       $2.87     894,659     $1.20
                               =========                          =======

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

 Stock-Based Compensation

    During the year ended December 31, 1999 and the six months ended June 30, 2000, we recorded deferred compensation of $2,397,000 and $1,034,000, respectively, representing the difference between the exercise prices and the deemed fair value of our common stock on the dates these stock options were granted. The total deferred compensation of $3,431,000 is being amortized by charges to operations on a graded vesting method over the vesting periods of the respective options, generally four years. We recorded amortization of deferred compensation expense of approximately $175,000 for the year ended December 31, 1999 and approximately $386,000 to June 30, 2000. At June 30, 2000, we had a total of $2,870,000 remaining to be amortized over the corresponding vesting period of each respective option, generally four years.

    The remaining deferred stock compensation at June 30, 2000 will be amortized as follows: $512,000 for the six months ending December 31, 2000, $887,000 for the year ending December 31, 2001, $670,000 for the year ending December 31, 2002, and $498,000 for the year ending December 31, 2003 and the balance thereafter. Subsequent terminations of option holders may reduce future stock-based compensation.

    We have elected to follow APB 25 and related interpretations in accounting for our employee stock-based compensation plans. Because the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is generally recognized. Pro forma information regarding net loss has been determined as if we had accounted for our employee stock options under the fair value method prescribed by SFAS 123. The resulting effect on pro forma net loss disclosed is not likely to be representative of the effects on net loss on a pro forma basis in future years, due to additional grants and years of vesting in subsequent years. The fair value of our stock-based awards to employees was estimated at the date of grant using the minimum value method, which assumes a volatility of zero, and the following weighted-average assumptions:

                                         Years Ended       Six Months Ended
                                         December 31           June 30,
                                      -------------------  ------------------
                                      1997   1998   1999     1999      2000
                                      -----  -----  -----  --------  --------
                                                              (unaudited)
   Expected life (years).............     4      4      4         4         4
   Risk-free interest rate...........     6%     6%     6%        6%        6%
   Weighted average fair value of
    options granted.................. $0.06  $0.35  $0.72  $   0.42  $   1.69
   Dividend yield....................   --     --     --        --        --

    For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period. The Company's pro forma information follows (in thousands, except per share data):

                                      Years Ended December       Six Months
                                              31,              Ended June 30,
                                     ------------------------  ----------------
                                      1997    1998     1999     1999     2000
                                     ------  -------  -------  -------  -------
                                                                 (unaudited)
   Net loss:
     As reported...................  $ (472) $(3,368) $(6,940) $(3,548) $(2,827)
                                     ======  =======  =======  =======  =======
     Pro forma.....................  $ (489) $(3,768) $(7,192) $(3,662) $(3,056)
                                     ======  =======  =======  =======  =======
   Net loss per share:
     As reported...................  $(0.04) $ (0.29) $ (0.52) $ (0.27) $ (0.20)
                                     ======  =======  =======  =======  =======
     Pro forma.....................  $(0.04) $ (0.30) $ (0.54) $ (0.28) $ (0.22)
                                     ======  =======  =======  =======  =======

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


    The fair value of options granted to consultants were determined using the Black-Scholes model with the following weighted average assumptions: risk-free interest rate of 6%, contractual life of 4-10 years, dividend yield of zero and expected volatility of 60%. The resulting compensation expense was immaterial.

 1995 Stock Option Plan

    In April 2000, our Board of Directors approved the termination of the 1995 Stock Option Plan as to future option grants to be effective upon the completion of an initial public offering of our common stock.

 2000 Stock Option Plan

    In April 2000, the Board of Directors adopted the 2000 Stock Option Plan (the "2000 Plan") and reserved 2,666,666 shares for grant under the 2000 Plan. The terms of 2000 Plan are substantially similar to the 1995 Stock Option Plan. The reserved amount will be increased on the first business day of each year, beginning January 1, 2001, equal to the lesser of 2,333,333 shares, 5% of the outstanding shares of common stock on the last day of the prior fiscal year or such amount as may be determined by the Board.

 2000 Employee Stock Purchase Plan

    In April 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 666,666 shares of our common stock were reserved for issuance under the Plan. The Purchase Plan permits eligible employees to purchase common stock at a discount up to a maximum of 12% of compensation through payroll deductions during defined offering periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. The initial trading period will commence on the effective date of our initial public offering and will end in April 2002. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first business day of each year, beginning January 1, 2001, equal to the lesser of 666,666 shares, 2.0% of the outstanding shares of common stock on the last day of the prior fiscal year or such amount as may be determined by the Board.

 2000 Director Option Plan

    In April 2000, we adopted the 2000 Director Option Plan (the "Director Option Plan"). In October 2000, the Director Plan was amended and the common shares reserved for issuance thereunder was increased to 100,000. Each nonemployee director who becomes one of our directors will automatically be granted a nonstatutory stock option to purchase 40,000 shares of common stock on the date on which such person first becomes a director. At the first board meeting following each annual shareholders meeting, beginning with the first board meeting after the first annual shareholders meeting, each nonemployee director then in office for over six months will automatically be granted a nonstatutory option to purchase 10,000 shares of common stock. The exercise price of options under the Director Plan will be equal to the fair market value of the common stock at the date of the grant. The term of the options is 10 years. The Director Plan will terminate in April 2010, unless terminated earlier in accordance with the provisions of the Director Plan. In addition, the Director Option Plan provides for annual increases in the number of shares available for issuance on the first business day of each year, beginning January 1, 2001, equal to the lesser of 100,000 shares, fifteen one hundredths of one percent of the outstanding shares of common stock on the last day of the prior fiscal year or such amount as may be determined by the Board.

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


8. Income Taxes

    We have incurred losses for both income tax and financial statement purposes for all periods reported. Accordingly, no provision for income taxes has been recorded.

    The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income/(loss) before income taxes. The sources and tax effects of the difference are as follows (in thousands):

                                                        1997    1998     1999
                                                        -----  -------  -------
Expected tax at 35%.................................... $(165) $(1,273) $(2,429)
Unbenefited losses.....................................   165    1,273    2,429
                                                        -----  -------  -------
Total provision........................................ $ --   $   --   $   --
                                                        =====  =======  =======

    As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $9,300,000 and $400,000, respectively. The federal and state net operating loss carryforwards will expire beginning in 2018 and 2002, respectively, if not utilized.

    Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets at December 31 are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
Deferred tax assets:
 Net operating loss carryforwards............................. $   900  $ 3,200
 Research credit carryforwards (federal and state)............     300      800
 Capitalized research expenses................................      --      500
 Other........................................................     700      300
                                                               -------  -------
Total deferred tax assets.....................................   1,900    4,800
Valuation allowances..........................................  (1,900)  (4,800)
                                                               -------  -------
Net deferred taxes............................................      --       --
                                                               =======  =======

    The net valuation allowance increased by $240,000 and $1,160,000 during the year ended December 31, 1997 and 1998, respectively.

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


9. Industry and Geographic Segment Information

    The following table presents enterprise-wide sales to external customers and long-lived assets by geographic areas (in thousands):

                                           Years Ended December    Six Months
                                                   31,             Ended June
                                          ---------------------- --------------
                                           1997   1998    1999    1999   2000
                                          ------ ------- ------- ------ -------
Total revenues:
 United States........................... $4,270 $ 8,941 $14,550 $6,620 $11,141
 Europe, Middle East.....................    356     725   1,728    771   1,767
 Asia....................................    828   1,362   1,897    691     952
                                          ------ ------- ------- ------ -------
                                          $5,454 $11,028 $18,175 $8,082 $13,860
                                          ====== ======= ======= ====== =======
Long-lived assets (at period end):
 United States...........................   $706  $1,904  $2,178 $2,097  $2,051
 Europe, Middle East.....................     17      52     166    117     222
 Asia....................................    --      --        5    --      160
                                          ------ ------- ------- ------ -------
                                            $723  $1,956  $2,349 $2,214  $2,433
                                          ====== ======= ======= ====== =======

    Revenues by geographic area are based on the location of customers.

10. Employee Benefit Plan

    Effective July 1997, we amended our 401(k) Plan and began to match employee contributions. Under the Plan, all employees age 21 or over are eligible to participate. Participants may defer up to 12% of their gross salary into the Plan, subject to certain Plan restrictions. We provide matching contributions of 50% of the first 4% contributed by the participants up to a maximum of $1,000 per employee per year, totaling $107,000 and $120,000 for the years ended December 31, 1998, and 1999, respectively, and $114,000 for the six months ended June 30, 2000. Our matching contributions vest over four years.

11. Legal Proceedings

    From time to time, we are subject to legal proceedings and claims in the ordinary course of business. We are not currently aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, results of operations and financial condition.

12. Subsequent Event

    On July 27, 2000, we effected a two-for-three reverse split of our common stock and preferred stock. All share and per share information included in these financial statements has been retroactively adjusted to reflect this reverse stock split.

13. Subsequent Events (unaudited)

 Preferred Stock

    In April 2000, the Board of Directors and Shareholders approved an amendment to our articles of incorporation to authorize us to issue up to 10,000,000 shares of blank check preferred stock, with such

                                SYNPLICITY, INC.

         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

amendment to take effect upon conversion of all currently outstanding shares of preferred stock to common stock upon an initial public offering of shares of our common stock.

 Initial Public Offering

    In July 2000, our board of directors authorized us to file a registration statement with the SEC for an initial public offering of our common stock.

       [EDGAR Description: the Synplicity Logo at the bottom of the page]

                              [LOGO OF SYNPLICITY]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED OCTOBER 10, 2000.

                              [LOGO OF SYNPLICITY]

                                4,300,000 Shares
                                  Common Stock

   Synplicity, Inc. is offering 4,300,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. Our shares have been approved for quotation on the Nasdaq National Market under the symbol SYNP. We anticipate that the initial public offering price will be between $10 and $12 per share.

                                ---------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 8.

                                ---------------

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................   $       $
Underwriting Discounts and Commissions.........................   $       $
Proceeds to Synplicity, Inc....................................   $       $

   The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   We and our majority shareholders have granted the underwriters a 30 day option to purchase up to an additional 645,000 shares of common stock to cover over-allotments.

                                ---------------

Robertson Stephens International

                                   Dain Rauscher Wessels

                                                                        SG Cowen

                  The date of this Prospectus is       , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market System listing fee.

   SEC Registration Fee.............................................. $  15,666
   NASD Filing Fee...................................................     6,434
   Nasdaq National Market Listing Fee................................    95,000
   Printing Costs....................................................   300,000
   Legal Fees and Expenses...........................................   650,000
   Accounting Fees and Expenses......................................   450,000
   Blue Sky Fees and Expenses........................................    10,000
   Transfer Agent and Registrar Fees.................................    10,000
   Miscellaneous.....................................................    62,900
                                                                      ---------
   Total............................................................. 1,600,000
                                                                      =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Amended and Restated Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

    Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. Prior to the effective date of this Offering, the Registrant will enter into indemnification agreements with its directors and executive officers.

    The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions and to purchase directors' and officers' liability insurance.

    In addition to the foregoing, the Underwriting Agreement contains certain provisions by which the Underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, each officer of the Registrant who signs the Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since our incorporation in February 1994, we have sold and issued the following securities:

      1. In March 1994, the Registrant issued and sold 11,338,800 shares of Common Stock to two of our founders, who are also members of our board of directors and our executive officers, Kenneth S. McElvain and Alisa Yaffa, for $50,000 pursuant to Section 4(2) of the Securities Act.

      2. In November 1995, the Registrant issued and sold 666,666 shares of Common Stock to one accredited investor for $100,000 pursuant to Section 4(2) of the Securities Act.

      3. In October 1996, the Registrant issued and sold 888,885 shares of Series A Preferred Stock to three accredited investors, including Prabhu Goel, who became one of our directors thereafter, for $2.0 million pursuant to Section 4(2) of the Securities Act.

      4. In March 1999, the Registrant issued and sold 1,754,384 shares of Series B Preferred Stock to five accredited investors, including Prabhu Goel, one of our directors, and Kevin G. Hall, who became one of our directors thereafter, for $7.5 million pursuant to Section 4(2) of the Securities Act.

      5. In October 1999, the Registrant issued and sold a warrant to purchase 14,035 shares of Series B Preferred Stock to one accredited investor with an exercise price of $4.28 per share pursuant to
  Section 4(2) of the Securities Act.

      6. In March 2000, the Registrant issued and sold 771,929 shares of Series C Preferred Stock to eight accredited investors, including Messrs. Goel and Hall, for $5.5 million pursuant to Section 4(2) of the Securities Act.

      7. Pursuant to Rule 701 promulgated under the Securities Act, from September 1995 to September 15, 2000, the Registrant issued and sold 3,013,314 shares of Common Stock to employees and consultants for aggregate consideration of $2,389,090 upon the exercise of stock options pursuant to the Registrant's 1995 Stock Option Plan.

    The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

  1.1      Form of Underwriting Agreement

  3.1**    Articles of Incorporation of the Registrant, as currently in effect

  3.1.1** Form of Articles of Incorporation of the Registrant to be filed after the closing of this offering made under this Registration
           Statement

  3.2**    Bylaws of the Registrant

  4.1**    Specimen Common Stock Certificate

  4.2**    Amended and Restated Registration Rights Agreement dated March 31,
           2000 by and among the Registrant and certain shareholders of the Registrant

  5.1**    Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation

 10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers

 10.2**    Amended and Restated 1995 Stock Option Plan

 10.2.1**  Form of Option Agreement under the 1995 Stock Option Plan

 10.3**    2000 Stock Option Plan

 10.3.1**  Form of Option Agreement under the 2000 Stock Option Plan

 10.4      2000 Director Option Plan

 10.4.1**  Form of Option Agreement under 2000 Director Option Plan

 10.5**    2000 Employee Stock Purchase Plan

 10.5.1**  Form of Subscription Agreement under the 2000 Employee Stock
           Purchase Plan

 10.6**    Promissory Note dated November 7, 1995 between Registrant and
           Andreas Bechtolsheim

 10.7+**   Authorized International Distributor Agreement dated February 13,
           1996 between Registrant and Pacific Design, Inc.

 10.8**    Employment Agreement dated November 22, 1996 between Registrant and
           Andrew Haines

 10.9+**   Software OEM License Agreement dated December 23, 1997 by and among
           Registrant, Cadence Design Systems, Inc. and Cadence Design Systems
           (Ireland) Limited

 10.9.1** Amendment 1 to Software OEM License Agreement dated August 1, 1998 by and among Registrant, Cadence Design Systems, Inc. and Cadence
           Design Systems (Ireland) Limited

 10.9.2+** Amendment 2 to Software OEM License Agreement dated December 17,
           1999 by and among Registrant, Cadence Design Systems, Inc. and
           Cadence Design Systems (Ireland) Limited

 10.10**   Employment Agreement dated June 19, 1997 between Registrant and
           Bernard Aronson

 10.11**   Employment Agreement dated April 17, 1998 between Registrant and
           Robert J. Erickson

 10.12** Promissory Note and Security Agreement dated September 3, 1998 between Registrant and Robert J. Erickson

 10.13**   Employment Agreement dated October 1, 1998 between Registrant and
           Douglas S. Miller

 10.14+**  Distributor Agreement dated April 1, 1999 between Registrant and
           Insight Enterprises Inc.

 10.15**   Sublease dated August 25, 1999 between Registrant and Proxim, Inc.
           for the 935 Stewart Drive, Sunnyvale, California office

 10.16**   Sublease dated October 18, 1999 between Registrant and HRG, Inc.,
           The Human Resource Group for the 17055 Via del Campo, Office 109,
           San Diego, California office

 10.17**   Lease dated July 15, 1999 between Registrant and Anthony Buxton and
           R. Robert Reading, Trustees of Tactician Realty Trust for the 305
           North Main Street, Andover, Massachusetts office


 10.18** Promissory Note and Security Agreement dated November 29, 1999 between Registrant and Douglas S. Miller

 10.19** Promissory Note and Security Agreement dated December 28, 1999 between Registrant and Douglas S. Miller

 10.20**   Lease dated January 27, 2000 between Registrant and Information
           Technology Park Ltd. for the International Tech Park, Bangalore,
           India office

 10.21**   Lease dated June 1, 2000 between Registrant and Becker Family
           Limited Partnership for the 8217 Shoal Creek Blvd., Austin, Texas office

 10.22+**  Distribution Agreement dated April 1, 1999 between Registrant and
           Wyle Electronics

 10.23**   Amended and Restated Loan and Security Agreement dated September 9,
           1998 between Registrant and Silicon Valley Bank

 10.23.1** Loan Modification Agreement dated December 15, 1999 between
           Registrant and Silicon Valley Bank

 21.1**    Subsidiaries

 23.1      Consent of Ernst & Young LLP, Independent Auditors

 23.2**    Consent of Counsel (included in Exhibit 5.1)

 23.3**    Consent of Blakely Sokoloff Taylor & Zafman

 24.1**    Power of Attorney

 27.1**    Financial Data Schedule
 99.1**    Consent of the Semiconductor Industry Association

 99.2**    Consent of inSearch Research

--------
**Previously filed.

+ Confidential treatment has been granted or requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

    (b) Financial Statement Schedules

    Schedule II -- Valuation and Qualifying Accounts (set forth on page S-1)

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment number 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on October 10, 2000.

                                                  /s/ Bernard Aronson
                                          By: _________________________________
                                                      Bernard Aronson
                                               President and Chief Executive
                                                          Officer

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             Signature                           Title                    Date
             ---------                           -----                    ----

      /s/ Bernard Aronson            President, Chief Executive      October 10, 2000
____________________________________ Officer and Director
          Bernard Aronson            (Principal Executive Officer)

     /s/ Douglas S. Miller           Vice President of Finance       October 10, 2000
____________________________________ and Chief Financial Officer
         Douglas S. Miller           (Principal Accounting
                                     Officer)

       Kenneth S. McElvain*          Director                        October 10, 2000
____________________________________
        Kenneth S. McElvain

           Alisa Yaffa*              Director                        October 10, 2000
____________________________________
            Alisa Yaffa

           Prabhu Goel*              Director                        October 10, 2000
____________________________________
            Prabhu Goel

          Kevin G. Hall*             Director                        October 10, 2000
____________________________________
           Kevin G. Hall

     /s/ Douglas S. Miller
*By: _______________________________
         Douglas S. Miller
          Attorney-in-Fact


                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                                 Additions
                                      Balance at Charged to             Balance
                                      Beginning  Costs and              at End
            Descriptions              of Period   Expenses  Deductions of Period
            ------------              ---------- ---------- ---------- ---------
Allowance for Doubtful Accounts:
  December 31, 1997.................     $ 21       $238       $(35)     $224
  December 31, 1998.................      224        100         (9)      315
  December 31, 1999.................      315         80        --        395
  June 30, 2000.....................     $395       $ 15       $ (3)     $407

                               INDEX TO EXHIBITS

 Exhibit No.                               Exhibit
 -----------                               -------
  1.1        Form of Underwriting Agreement

  3.1** Articles of Incorporation of the Registrant, as currently in effect

  3.1.1** Form of Articles of Incorporation of the Registrant to be filed after the closing of this offering made under this Registration
             Statement

  3.2**      Bylaws of the Registrant

  4.1**      Specimen Common Stock Certificate

  4.2**      Amended and Restated Registration Rights Agreement dated March 31,
             2000 by and among the Registrant and certain shareholders of the Registrant

  5.1**      Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation

 10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers

 10.2**      Amended and Restated 1995 Stock Option Plan

 10.2.1**    Form of Option Agreement under the 1995 Stock Option Plan

 10.3**      2000 Stock Option Plan

 10.3.1**    Form of Option Agreement under the 2000 Stock Option Plan

 10.4        2000 Director Option Plan

 10.4.1**    Form of Option Agreement under 2000 Director Option Plan

 10.5**      2000 Employee Stock Purchase Plan

 10.5.1**    Form of Subscription Agreement under the 2000 Employee Stock
             Purchase Plan

 10.6**      Promissory Note dated November 7, 1995 between Registrant and
             Andreas Bechtolsheim

 10.7+**     Authorized International Distributor Agreement dated February 13,
             1996 between Registrant and Pacific Design, Inc.

 10.8** Employment Agreement dated November 22, 1996 between Registrant and Andrew Haines

 10.9+** Software OEM License Agreement dated December 23, 1997 by and among Registrant, Cadence Design Systems, Inc. and Cadence Design
             Systems (Ireland) Limited

 10.9.1** Amendment 1 to Software OEM License Agreement dated August 1, 1998 by and among Registrant, Cadence Design Systems, Inc. and Cadence
             Design Systems (Ireland) Limited

 10.9.2+**   Amendment 2 to Software OEM License Agreement dated December 17,
             1999 by and among Registrant, Cadence Design Systems, Inc. and
             Cadence Design Systems (Ireland) Limited

 10.10**     Employment Agreement dated June 19, 1997 between Registrant and
             Bernard Aronson

 10.11**     Employment Agreement dated April 17, 1998 between Registrant and
             Robert J. Erickson

 10.12** Promissory Note and Security Agreement dated September 3, 1998 between Registrant and Robert J. Erickson

 10.13**     Employment Agreement dated October 1, 1998 between Registrant and
             Douglas S. Miller

 10.14+**    Distributor Agreement dated April 1, 1999 between Registrant and
             Insight Enterprises Inc.

 10.15**     Sublease dated August 25, 1999 between Registrant and Proxim, Inc.
             for the 935 Stewart Drive, Sunnyvale, California office

 10.16**     Sublease dated October 18, 1999 between Registrant and HRG, Inc.,
             The Human Resource Group for the 17055 Via del Campo, Office 109,
             San Diego, California office

 10.17** Lease dated July 15, 1999 between Registrant and Anthony Buxton and R. Robert Reading, Trustees of Tactician Realty Trust for the
             305 North Main Street, Andover, Massachusetts office


 10.18** Promissory Note and Security Agreement dated November 29, 1999 between Registrant and Douglas S. Miller

 10.19** Promissory Note and Security Agreement dated December 28, 1999 between Registrant and Douglas S. Miller

 10.20**   Lease dated January 27, 2000 between Registrant and Information
           Technology Park Ltd. for the International Tech Park, Bangalore,
           India office

 10.21**   Lease dated June 1, 2000 between Registrant and Becker Family
           Limited Partnership for the 8217 Shoal Creek Blvd., Austin, Texas office

 10.22+** Distribution Agreement dated April 1, 1999 between the Registrant and Wyle Electronics

 10.23**   Amended and Restated Loan and Security Agreement dated September 9,
           1998 between Registrant and Silicon Valley Bank

 10.23.1** Loan Modification Agreement dated December 15, 1999 between
           Registrant and Silicon Valley Bank

 21.1**    Subsidiaries

 23.1      Consent of Ernst & Young LLP, Independent Auditors

 23.2**    Consent of Counsel (included in Exhibit 5.1)

 23.3**    Consent of Blakely Sokoloff Taylor & Zafman

 24.1**    Power of Attorney

 27.1**    Financial Data Schedule
 99.1**    Consent of the Semiconductor Industry Association

 99.2**    Consent of inSearch Research

--------

**Previously filed.

+ Confidential treatment has been granted or requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.